Filed Pursuant to Rule 424(b)(2)
Registration No. 333-133573

Prospectus Supplement

November 2, 2006

(To Prospectus dated April 27, 2006)

$250,000,000

PartnerRe Finance II Inc.

6.440% Fixed-to-Floating Rate Junior Subordinated Capital Efficient Notes (“CENts”) due 2066

The CENts Will Be Fully and Unconditionally Guaranteed on a Subordinated Basis by PartnerRe Ltd.

This is an offering by PartnerRe Finance II Inc., or the issuer, of $250,000,000 of its 6.440% Fixed-to-Floating Rate Junior Subordinated Capital Efficient Notes due 2066, which we refer to as the “CENts.” Interest on the CENts will accrue from the issue date until December 1, 2016 at a fixed rate equal to 6.440% per year. Such fixed interest rate on the CENts will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2007, subject to the right of the issuer to defer interest payments as described in this prospectus supplement. From December 1, 2016 until maturity, interest on the CENts will be payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing on March 1, 2017, at an annual rate of 3-month LIBOR plus a margin equal to 2.325%, subject to the right of the issuer to defer interest payments as described in this prospectus supplement. The CENts will be fully and unconditionally guaranteed on a subordinated basis by PartnerRe Ltd., or the guarantor, the ultimate parent corporation of the issuer.

The issuer may redeem the CENts (i) prior to December 1, 2016, in whole but not in part, upon the occurrence of a rating agency event or within 90 days following a tax event (each as defined in this prospectus supplement), for cash in an amount equal to the greater of the par redemption amount and the make-whole redemption amount (each as defined in this prospectus supplement) or (ii) on or after December 1, 2016, in whole or in part, for cash in an amount equal to the par redemption amount.

The CENts will be the issuer’s junior subordinated unsecured obligations and will rank junior to any other senior indebtedness that the issuer or any of its subsidiaries incurs in the future. The guarantee of the CENts will be an unsecured subordinated obligation of the guarantor and will rank junior to all senior indebtedness of the guarantor from time to time outstanding.

As further described in this prospectus supplement, following the earlier of the fifth anniversary of the commencement of an ongoing interest deferral period or a payment of current interest on the CENts after the commencement of a deferral period, the guarantor will be required to make commercially reasonable efforts to sell qualifying securities (as described in this prospectus supplement) and the issuer will be required to pay interest on the CENts only from the net proceeds of those sales; we call this the “alternative payment mechanism.” An event of default will occur if non-payment of interest continues for ten consecutive years without all accrued and unpaid interest (including compounded interest) having been paid in full, such non-payment continues for 30 days and the guarantor fails to make the guarantee payments with respect thereto. In the event of the issuer’s or the guarantor’s bankruptcy, insolvency or reorganization prior to the maturity or redemption of any CENts, whether voluntary or not, a holder of CENts will have no claim for accrued interest that is unpaid (including compounded interest thereon) and that has not been settled through the application of the alternative payment mechanism to the extent the amount of such interest exceeds an amount corresponding to two years of accumulated and unpaid interest (including compounded interest thereon) on such holder’s CENts. The CENts will not be subject to redemption at the option of the holder or to any sinking fund payments. The CENts are not listed, and the issuer does not plan to apply to list the CENts on any securities exchange or to include them in any automated quotation system.

Investing in the CENts involves risks. See “ Risk Factors” beginning on page S-13 of this prospectus supplement.

	Per CENt	Total
Price to Public (1)	$999.49	$249,872,500
Underwriting Commissions	$10.00	$2,500,000
Proceeds to Issuer (before expenses)	$989.49	$247,372,500

(1)	Plus accrued interest, if any, from November 7, 2006, if settlement occurs after that date.

The Securities and Exchange Commission, state securities regulators, the Minister of Finance and the Registrar of Companies in Bermuda and the Bermuda Monetary Authority have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the CENts only in book-entry form through the facilities of The Depository Trust Company (“DTC”) and its direct participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about November 7, 2006.

Joint Bookrunners

JPMorgan	Lehman Brothers

Sole Structuring Advisor

Deutsche Bank Securities

UBS Investment Bank

Wachovia Securities

Bank of America Securities LLC

Credit Suisse

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on information contained in this prospectus supplement, the accompanying base prospectus and any free writing prospectus filed by the guarantor with the Securities and Exchange Commission or information to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. The information in this prospectus supplement and the accompanying base prospectus may be accurate only as of the date of this prospectus supplement.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of CENts and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The second part, the accompanying base prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information contained in this prospectus supplement.

References in this prospectus supplement and the accompanying base prospectus to “PartnerRe,” “we,” “us,” “our” or the “Company,” refer to PartnerRe Ltd., the ultimate parent company of PartnerRe Finance, and, unless the context otherwise requires or unless otherwise stated, its subsidiaries. References in this prospectus supplement to “PartnerRe Finance” or the “issuer” refer to PartnerRe Finance II Inc., the issuer of the CENts and an indirect wholly owned subsidiary of PartnerRe Ltd. References in this prospectus supplement and the accompanying base prospectus to “PartnerRe Ltd.” or the “guarantor” refer to PartnerRe Ltd. (excluding its subsidiaries).

PartnerRe Finance is offering to sell the CENts, and is seeking offers to buy the CENts, only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying base prospectus and the offering of the CENts in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying base prospectus must inform themselves about and observe any restrictions relating to the offering of the CENts and the distribution of this prospectus supplement and the accompanying base prospectus outside the United States. This prospectus supplement and the accompanying base prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

FORWARD-LOOKING STATEMENTS – CAUTIONARY LANGUAGE

Certain statements contained in this prospectus supplement or the accompanying base prospectus may be considered forward-looking statements as defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the United States Securities Exchange Act of 1934. Forward-looking statements are made based upon our assumptions and expectations concerning the potential effect of future events on our financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Our forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments. The following review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere:

(1)	the occurrence of catastrophic events or other reinsured events with a frequency or severity exceeding our expectations;

(2)	a decrease in the level of demand for reinsurance and/or increase in the supply of reinsurance capacity;

(3)	increased competitive pressures, including the consolidation and increased globalization of reinsurance providers;

(4)	actual losses and loss expenses exceeding our estimated loss reserves, which are necessarily based on actuarial and statistical projections of ultimate losses;

(5)	uncertainty related to estimated losses and unanticipated losses from catastrophic events;

(6)	acts of terrorism, acts of war and man-made or other unanticipated perils;

(7)	changes in the cost, availability and performance of retrocessional reinsurance, including the ability to collect reinsurance recoverables;

(8)	concentration risk in dealing with a limited number of brokers;

(9)	credit risk relating to our brokers, cedants and other counterparties;

(10)	developments in and risks associated with global financial markets that could affect our investment portfolio;

(11)	changing rates of inflation and other economic conditions;

(12)	availability of borrowings and letters of credit under our credit facilities;

(13)	impact of fluctuations in foreign currency exchange rates;

(14)	actions by rating agencies that might impact our ability to continue to write existing business or write new business;

(15)	changes in accounting policies, their application or interpretation;

(16)	changes in the legal or regulatory environments in which we operate, including the passage of federal or state legislation subjecting our non-U.S. operations to supervision or regulation, including additional tax regulation, in the United States or other jurisdictions in which we operate;

(17)	potential industry impact of investigations into market practices in the U.S. property and casualty industry;

(18)	legal decisions and rulings and new theories of liability;

(19)	amount of dividends received from our subsidiaries; and

(20)	our ability to access the capital markets.

The words “believe,” “anticipate,” “estimate,” “project,” “plan,” “expect,” “intend,” “hope,” “will likely result” or “will continue,” or words of similar import, generally involve forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

This summary contains basic information about PartnerRe and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in the CENts. You should read this entire prospectus supplement carefully, including the section entitled “Risk Factors,” our financial statements and the notes thereto incorporated by reference into this prospectus supplement, and the accompanying base prospectus, before making an investment decision.

THE COMPANY

PartnerRe Ltd.

PartnerRe Ltd. is incorporated under the laws of Bermuda, with its principal executive offices located at 90 Pitts Bay Road, Pembroke HM 08, Bermuda. Its telephone number is (441) 292-0888.

PartnerRe is a leading global reinsurer, providing multi-line reinsurance to insurance companies. Risks reinsured include, but are not limited to, property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, other lines, and life/annuity and health. PartnerRe also offers alternative risk products that include weather and credit protection to financial, industrial and service companies.

PartnerRe Finance II Inc.

PartnerRe Finance II Inc., also referred to as PartnerRe Finance or the issuer, is a Delaware corporation, with its principal executive offices located at c/o PartnerRe U.S. Corporation, One Greenwich Plaza, Greenwich, Connecticut 06830-6352. The telephone number for PartnerRe Finance is (203) 485-4200. PartnerRe Finance is an indirect, wholly owned subsidiary of PartnerRe that was created solely for the purpose of issuing, from time to time, senior and subordinated debt securities.

Recent Developments

On October 23, 2006, PartnerRe reported operating results for the third quarter of 2006. This included net income of $235.8 million, or $3.93 per share on a fully diluted basis, for the third quarter of 2006. This net income includes net after-tax realized gains on investments of $22.2 million or $0.38 per share. The net loss for the third quarter of 2005, including net after-tax realized gains on investments of $47.8 million or $0.88 per share, was $288.7 million or $5.48 per share, reflecting the record catastrophe activity in that period. Operating earnings for the third quarter of 2006 were $205.1 million or $3.55 per share on a fully diluted basis. This compares to an operating loss of $345.2 million, or $6.36 per share, for the third quarter of 2005. Operating earnings or losses exclude net after-tax realized investment gains and losses and are calculated after payment of preferred dividends. All references to per share amounts are on a fully diluted basis.

Summary unaudited consolidated financial data for the period is set out below.

	Nine Months Ended September 30,
	2005	2006
	(in thousands except per share data and ratios)
Net Premiums Written	$2,949,533	$2,968,285
Net Premiums Earned	$2,692,158	$2,665,387
Non-life Combined Ratio	114.6%	86.2%
Net (Loss) Income	$(17,424)	$506,614
Net (Loss) Income per share (a)	$(0.79)	$8.33
Net Operating (Loss) Earnings (a)	$(163,319)	$454,729
Net Operating (Loss) Earnings per share (a)	$(2.99)	$7.88

(a)	Net (loss) income per share is defined as net (loss) income available to common shareholders divided by the weighted average number of fully diluted shares outstanding for the period. Net (loss) income available to common shareholders is defined as net (loss) income less preferred dividends. Net operating (loss) earnings is net (loss) income available to common shareholders less after-tax net realized gains/losses on investments. Net operating (loss) earnings per share is defined as net operating (loss) earnings divided by the weighted average number of fully diluted shares outstanding for the period. Per share results are on a fully diluted basis. As the effect of dilutive securities would have been antidilutive in the nine months of 2005, the fully diluted per share figures for these periods were compiled using the basic weighted average number of common shares outstanding.

Net premiums written for the third quarter of 2006 were $807.8 million, a 5% increase from the third quarter of 2005, which included $40.3 million of catastrophe reinstatement premiums related to Hurricane Katrina. Total revenues for the quarter increased 4% as compared to the third quarter of 2005 to $1.12 billion, including $973.6 million of net premiums earned, net investment income of $115.1 million, and net realized investment gains of $23.0 million. Total revenues increased 8% after adjusting for reinstatement premiums earned in the third quarter of 2005.

For the first nine months of 2006, net premiums written were $3.0 billion, representing a marginal increase from the same period in 2005. Net income was $506.6 million or $8.33 per share. Net income for the period includes net after-tax realized gains on investments of $26.0 million or $0.45 per share. Operating earnings were $454.7 million, or $7.88 per share. The net loss for the first nine months of 2005 was $17.4 million or $0.79 per share including net after-tax realized gains of $120.0 million, or $2.20 per share. The operating loss for the same period in 2005 was $163.3 million or $2.99 per share. Total revenues for the first nine months of 2006 were $3.04 billion, including $2.7 billion of net premiums earned, net investment income of $323.4 million, and net realized investment gains of $19.2 million. Total revenues for the same period in 2005 were $3.13 billion.

Separately, PartnerRe announced that its Board of Directors declared a regular quarterly dividend of $0.40 per common share. The dividend will be payable on December 1, 2006, to common shareholders of record on November 21, 2006, with the stock trading ex-dividend commencing November 17, 2006.

Results by Segment

The Non-Life segment reported net premiums written of $694 million for the third quarter of 2006, up 5% as compared to the total net premium written for the third quarter of 2005, and up 11% after adjusting for reinstatement premiums. The combined ratio was 81.4% for the third quarter of 2006, compared to 156.3% for the same period in 2005. The Non-Life technical result was a gain of $211 million for the third quarter of 2006, compared to a loss of $407 million in 2005. The third quarter of 2005 included $615 million of pre-tax losses net of reinstatement premiums, or 78 points on the combined ratio related to Hurricanes Katrina and Rita, and the Central European floods. For the first nine months of 2006, Non-Life net premiums written were $2.6 billion, essentially flat with the same period in 2005. The nine month technical result was a gain of $466 million, compared to a loss of $201 million for the same period in 2005. The combined ratio for the nine month period was 86.2% compared to 114.6% in 2005. European winterstorm Erwin, the Central European floods, and Hurricanes Katrina and Rita contributed pre-tax losses of $676 million net of reinstatement premiums, or 29 points to the nine month 2005 combined ratio, while there have been no major catastrophes in the same period in 2006.

The U.S. Property and Casualty business, which represents approximately 24% of total net premiums written for the quarter, reported net premiums written of $194 million, up 3% over the prior year’s third quarter. Net premiums earned increased 9% to $219 million during the quarter when compared to the same period in 2005. The technical ratio for this sub-segment was 94.5%, compared to 155.5% in the third quarter of 2005. For the first nine months of 2006, net premiums written were $659 million, up 2% from the first nine months of 2005. The nine-month technical ratio was 99.3%, compared to 115.0% in 2005. The technical result for the first nine months of 2006 was $4 million compared to a loss of $94 million in 2005.

The Global (Non-U.S.) Property and Casualty business, which represents approximately 19% of total net premiums written for the quarter, reported net premiums written of $154 million for the third quarter of 2006, an increase of 12% as compared to $137 million for the same period in 2005. Net premiums earned during the quarter were $202 million, up 6% from $191 million in the same period last year. The technical ratio for this sub-segment was 95.5% compared to 88.1% for the same period in 2005. For the nine months, net premiums written were down 11% to $645 million. The nine-month technical ratio for 2006 was 92.4%, compared to 91.0% in 2005. The technical result for the first nine months of 2006 was $43 million compared to $58 million in 2005 due to lower favorable reserve releases this year as well as a higher a priori loss ratio in 2006 reflecting compressed margins as pricing is not keeping up with loss cost trends.

The Worldwide Specialty business, which represents approximately 43% of total net premiums written for the quarter, reported net premiums written of $346 million for the third quarter, up 3% over the prior year quarter. Net premiums earned increased 6% to $430 million during the quarter. This sub-segment’s technical ratio was 55.8%, compared to 178.4% for the third quarter of 2005. For the nine month period, net premiums written were up 4% to $1.3 billion. The nine-month technical ratio was 62.3%, compared to 115.2% in 2005. The technical result for the first nine months of 2006 was a gain of $419 million compared to a loss of $165 million in 2005.

The Life segment, which markets coverages primarily in Europe, Canada and Latin America, and represents approximately 13% of total net premiums written for the quarter, reported net premiums written of $110 million for the quarter, up 6% over the prior year quarter. The allocated underwriting result for the quarter was a gain of $3 million, flat with the comparable period in 2005. For the nine-month period, net premiums written increased 8% to $351 million, with an allocated underwriting gain of $6 million, compared to $9 million for the comparable period in 2005.

The ART (Alternative Risk Transfer) segment comprises structured risk transfer, principal finance, weather related products, and the results of the Company’s investment in Channel Re. The pre-tax contribution to net income, including the Company’s interest in the earnings of Channel Re, was $9 million for the third quarter of 2006 compared to $4 million for the third quarter of 2005. For the first nine months of 2006, the pre-tax contribution to net income was $31 million compared to $17 million for the same period in 2005. The 2006 period benefited from the early termination of a number of longer-term contracts which led to accelerated profit recognition from those contracts, which accounts for a large part of the growth in segment income.

Balance Sheet Items

At September 30, 2006, total assets were $14.8 billion as compared to $13.7 billion at December 31, 2005. Total investments and cash were $10.3 billion. Total investments and cash increased 15% compared to September 30, 2005. Gross Non-Life reserves were $6.8 billion, reflecting growth of 5% since September 30,

2005. During the third quarter, the Company’s estimate of Non-Life reserves for prior accident years developed favorably by $73 million. The overall third quarter prior year reserve development in the Non-Life segment includes net favorable development in all sub-segments with $3 million in the U.S. P&C sub-segment, $15 million in the Global (Non-U.S.) P&C sub-segment, and $55 million in the Worldwide Specialty sub-segment. In the third quarter of 2005, Non-Life reserves for prior years developed favorably by $90 million.

At September 30, 2006, total capitalization was $4.4 billion, and total shareholders’ equity was $3.5 billion. This compares to total capitalization of $3.9 billion, and total shareholders’ equity of $3.1 billion at December 31, 2005. Book value per common share at September 30, 2006 was $52.32 on a fully diluted basis, compared to $44.57 per share at December 31, 2005.

Below is a reconciliation of certain GAAP and non-GAAP measures.

	Nine Months Ended September 30,
	2005	2006
	(in thousands except per share data and ratios)
Annualized return on beginning common shareholders’ equity calculated with net (loss) income available to common shareholders	(2.0)%	24.9%
Less:
Net realized investment gains, net of tax	5.7	1.3

Annualized operating return on beginning common shareholders’ equity	(7.7)%	23.6%

Net (loss) income	$(17,424)	$506,614
Less:
Net realized investment gains, net of tax	120,001	25,991
Dividends to preferred shareholders	25,894	25,894

Operating (loss) earnings available to common shareholders	$(163,319)	$454,729

Per diluted share:
Net (loss) income	$(0.79)	$8.33
Less:
Net realized investment gains, net of tax	2.20	0.45

Diluted operated (loss) earnings	$(2.99)	$7.88

	As of December 31,	As of September 30,
	2005	2006
	(in thousands except per share data)
Shareholders’ equity	$3,092,787	$3,545,157
Less:
6.75% Series C cumulative preferred shares, aggregate liquidation	290,000	290,000
6.5% Series D cumulative preferred shares, aggregate liquidation	230,000	230,000

Common shareholders’ equity	$2,572,787	$3,025,157
Less:
Net unrealized gains (losses) on fixed income securities, net of tax	4,382	(6,402)

Book value excluding net unrealized gains or losses on fixed income securities	$2,568,405	$3,031,559

Divided by:
Number of common and common share equivalents outstanding	57,724.1	57,819.3
Equals:
Diluted book value per common and common share equivalents outstanding excluding net unrealized gains or losses on fixed income securities	$44.49	$52.43

PartnerRe uses operating earnings, diluted operating earnings per share and operating return on beginning common shareholders’ equity to measure performance, as these measures focus on the underlying fundamentals of our operations without the influence of realized gains and losses from the sale of investments, which are driven by the timing of the disposition of investments and not by PartnerRe’s operating performance. For planning purposes, PartnerRe does not anticipate realized investment gains or losses. PartnerRe also uses technical ratio and technical result as measures of underwriting performance. These metrics exclude other operating expenses.

THE OFFERING

Issuer	PartnerRe Finance II Inc.

Guarantor	PartnerRe Ltd.

Securities

6.440% Fixed-to-Floating Junior Subordinated Capital Efficient Notes due 2066 (“CENts”).

The CENts will be junior subordinated debentures that will be issued under a subordinated indenture among PartnerRe Finance II Inc., as issuer, PartnerRe Ltd., as guarantor, and The Bank of New York, as subordinated indenture trustee. The CENts will be issued in denominations of $1,000 principal amount and integral multiples of $1,000 in excess thereof.

Aggregate Principal Amount	$250,000,000

Maturity Date	December 1, 2066.

Interest

Subject to certain requirements during any deferral period, as described below:

•     interest on the CENts will accrue from the issue date up to but not including December 1, 2016 at a fixed rate equal to 6.440% per year, payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2007; and

•     from December 1, 2016 up to but not including the maturity date or earlier redemption, interest on the CENts will accrue at an annual rate of 3-month LIBOR plus a margin equal to 2.325%, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing on March 1, 2017.

Deferral of Interest	So long as no event of default with respect to the CENts, as described below, has occurred and is continuing, the issuer may elect to defer one or more interest payments on the CENts at any time and from time to time for up to ten years. Deferred interest will continue to accrue and compound semi-annually or quarterly, as applicable, to the extent permitted by applicable law, at the rate of interest applicable to the CENts. Following the earlier of (i) the fifth anniversary of the commencement of an ongoing deferral period or (ii) a payment of current interest on the CENts after the commencement of a deferral period, the alternative payment mechanism described below in this summary under “—Alternative Payment Mechanism” will apply, with the consequence, among others, that the guarantor must (except upon an event of default with respect to the CENts) make commercially reasonable efforts to sell qualifying securities (as described in this prospectus supplement). If such sale is successful, the issuer must provide for the payment of deferred interest out of the net proceeds from the sale of such qualifying securities on the next succeeding interest payment date following such five-year period or on such current interest payment date, but the issuer cannot pay such deferred interest from sources other than the net proceeds from the sale of such qualifying securities. Prior to the tenth anniversary of the commencement of an ongoing deferral period, the guarantor’s failure to sell qualifying securities, and the resulting failure to make payments on the CENts, will constitute a breach of contract but not an event of default allowing acceleration of the CENts. During any deferral period the restrictions on payment by the issuer and the guarantor of dividends and other distributions on certain securities, described below in this summary under “—Payment Restrictions,” will apply.

Upon the termination of any deferral period and the payment of all amounts then due, the issuer may commence a new deferral period, subject to the above requirements. There is no limit to the number of such new deferral periods that the issuer may begin. However, the issuer may not defer interest past the maturity date or the redemption of the CENts. See “Description of the CENts—Deferral of Interest.”

If the issuer defers interest for a period of ten consecutive years from the commencement of a deferral period, the issuer will be required to pay all accrued and unpaid interest (including compounded interest) at the conclusion of the ten-year period, and to the extent it does not do so, the guarantor will be required to make guarantee payments in accordance with the subordinated guarantee with respect thereto. If the issuer fails to pay in full all accrued and unpaid interest (including compounded interest) at the conclusion of the ten-year period, such failure continues for 30 days and the guarantor fails to make guarantee payments with respect thereto, an event of default will occur.

Payment Restrictions	On any date on which (i) accrued interest (including compounded interest, if any) through the most recent interest payment date has not been paid in full or (ii) an event of default under the CENts or the subordinated guarantee has occurred and is continuing, the guarantor will not, and will not permit any subsidiary to, declare or pay any dividends or any distributions on, or make any payments of interest, principal or premium, or any guarantee payments on, or redeem, purchase, acquire or make a liquidation payment on, any of the guarantor’s or its subsidiaries’ capital stock, common shares, debt securities that rank equal or junior to the CENts or the subordinated guarantee or guarantees that rank equal or junior to the CENts or the subordinated guarantee, other than pro rata payments on debt securities that rank equally with the CENts and the subordinated guarantee, certain inter-company payments and certain exceptions detailed in “Description of the CENts—Certain Restrictions during Deferral Periods.” In addition, in the event that any deferral period lasts longer than one year, the restrictions on the guarantor’s and its subsidiaries’ ability to redeem or repurchase securities that rank equally with or junior to the CENts or the subordinated guarantee will continue until the first anniversary of the date on which all deferred interest on the CENts has been paid.

Alternative Payment Mechanism	As described above, following the commencement of a deferral period, the issuer may pay accrued but unpaid interest, together with any compounded interest, only through the alternative payment mechanism, until the issuer has paid in full all unpaid interest (including compounded interest). The guarantor’s obligation to make commercially reasonable efforts to sell qualifying securities to satisfy the alternative payment mechanism is subject to market disruption events and other limitations (as described under “Description of the CENts—Alternative Payment Mechanism”), and does not apply if an event of default with respect to the CENts has occurred and is continuing. The net proceeds received by the guarantor from the issuance of qualifying securities (i) during the 180 days prior to any interest payment date on which the alternative payment mechanism applies and (ii) designated by the guarantor at or before the time of such issuance as available to pay interest on the CENts, will be delivered to the subordinated indenture trustee to satisfy the relevant interest payment, and will at such time be deemed to satisfy the issuer’s obligations to pay interest on the CENts pursuant to the alternative payment mechanism.

Subordination

The payment of principal of and interest on the CENts, to the extent provided in the subordinated indenture, will be subordinated to the prior payment in full of all present and future senior and subordinated indebtedness of the issuer, as described in “Description of the CENts—Subordination.”

The subordinated guarantee will be an unsecured subordinated obligation of the guarantor and will rank junior to all senior indebtedness of the guarantor from time to time outstanding. The subordinated guarantee will be subordinated to the guarantees provided by the guarantor in connection with the issuance of trust preferred securities in 2001 and will rank pari passu with trade accounts payable and certain liabilities for taxes and senior to the guarantor’s common shares and preference shares. The subordinated indenture places no limitation on the amount of additional senior indebtedness that the issuer or the guarantor may incur. The guarantor expects from time to time to incur additional indebtedness constituting senior indebtedness.

Because PartnerRe Ltd., the guarantor, is a holding company, the guarantor’s rights and the rights of its creditors, including the holders of CENts who would be creditors of the guarantor by virtue of the subordinated guarantee, and shareholders to participate in any distribution of the assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to prior claims of the subsidiary’s creditors and policyholders, except in some cases to the extent that the guarantor may be a creditor of the subsidiary. The right of the guarantor’s creditors, including the holders of CENts under the subordinated guarantee, to participate in the distribution of the stock or shares owned by the guarantor in some of its subsidiaries, including its insurance subsidiaries, may also be subject to approval by insurance regulatory authorities having jurisdiction over the subsidiaries.

Limitation on Claims in the Event of Bankruptcy, Insolvency or Reorganization

In the event of the issuer’s or the guarantor’s bankruptcy, insolvency or reorganization prior to the maturity or redemption of any CENts, whether voluntary or not, a holder of CENts will have no claim for, and thus no right to receive, accrued interest that is unpaid (including compounded interest thereon) and has not been settled through the application of the alternative payment mechanism, to the extent the amount of such interest exceeds an amount corresponding to two years of accumulated and unpaid interest (including compounded interest thereon) on such holder’s CENts (the “bankruptcy claim cap”).

Redemption	The issuer may redeem the CENts (i) prior to December 1, 2016, in whole but not in part, upon the occurrence of a rating agency event or within 90 days following a tax event (each as defined in this prospectus supplement), for cash in an amount equal to the greater of the par redemption amount and the make-whole redemption amount (each as defined in this prospectus supplement) or (ii) on or after December 1, 2016, in whole or in part, for cash in an amount equal to the par redemption amount. See “Description of the CENts—Redemption.”

Replacement Capital Intent	The issuer and the guarantor intend, to the extent that the CENts provide the guarantor with rating agency equity credit at the time of any redemption, repurchase or defeasance, to redeem, repurchase or defease (or to cause such action with respect to) the principal amount of the CENts with amounts that include net proceeds received by the issuer or the guarantor from the sale or issuance, during the 180-day period prior to the notice date for such action, to third-party purchasers, of securities that would provide at least as much equity credit as the CENts at that time, and which have features similar to the CENts in terms of maturity, subordination, deferral and settlement of distributions. The determination of the equity credit of the CENts may result in the issuance of an amount of new securities that may be less than the principal amount of the CENts, depending upon, among other things, the nature of the new securities issued and the equity credit attributed by a rating agency to the CENts and the new securities.

Events of Default	The subordinated indenture will provide the following events of default with respect to the CENts: • default in the payment of the principal of, and premium, if any, on the CENts when due;

•     any non-payment of interest that continues for ten consecutive years without all accrued and unpaid interest (including compounded interest) having been paid in full, such non-payment continues for 30 days and the guarantor fails to make guarantee payments with respect thereto; or

•      an event of bankruptcy, insolvency or reorganization relating to the issuer or the guarantor, whether voluntary or not.

•      The subordinated indenture does not include as an event of default, failure to comply with covenants, including the alternative payment mechanism.

Use of Proceeds	It is anticipated that a portion of the proceeds will be used for the redemption of all of the $200 million liquidation amount of the 7.90% trust preferred securities issued in 2001 by PartnerRe Capital Trust I. Any remaining proceeds will be used for general corporate purposes.

Material U.S. Federal Income Tax Consequences

Our counsel, Davis Polk & Wardwell, will render its opinion that, while the matter is not free from doubt, the CENts will be characterized as indebtedness for U.S. federal income tax purposes. By investing in the CENts, each beneficial owner of a CENt agrees to this characterization.

Under such characterization, interest payments on the CENts will be taxable to U.S. holders (as defined below) as ordinary interest income at the time that such payments are accrued or received (in accordance with such holders’ method of tax accounting). If PartnerRe Finance defers interest on the CENts, such holders will be required to accrue income for U.S. federal income tax purposes in an amount equal to the accumulated interest on the CENts, in the form of original issue discount, even though cash distributions are deferred and even though such holders may be cash basis taxpayers. See “Material U.S. Federal Income Tax Consequences.”

Trustee and Principal Paying Agent	The Bank of New York

Governing Law	New York

RISK FACTORS

You should carefully consider the risks described below before investing in the CENts. The risks and uncertainties described below are not the only ones relevant to an investment in the CENts. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations could be materially affected. In that case, the value of the CENts could decline substantially. For additional risks relevant to an investment in the CENts, see “Risk Factors” in PartnerRe’s annual report on Form 10-K/A for the year ended December 31, 2005.

Risks Related to the Ownership of the CENts

The issuer may elect to defer interest payments on the CENts and will face restrictions on its ability to resume payments after a deferral period.

So long as no event of default with respect to the CENts has occurred and is continuing, the issuer may elect to defer one or more interest payments on the CENts at any time and from time to time for up to ten years. Following the earlier of (i) the fifth anniversary of the commencement of an ongoing deferral period or (ii) a payment of current interest on the CENts after the commencement of a deferral period, the alternative payment mechanism will apply, with the consequences, among others, that the issuer may pay deferred interest only out of the net proceeds of qualifying securities issued pursuant to the alternative payment mechanism. Upon termination of any deferral period and the payment of all amounts then due, the issuer may commence a new deferral period, subject to certain requirements. There is no limit to the number of such new deferral periods that the issuer may begin.

The guarantor’s ability to raise proceeds in connection with the alternative payment mechanism will depend on, among other things, market conditions at the time, the acceptability to prospective investors of the terms of the qualifying securities issued, PartnerRe’s financial performance and a variety of other factors beyond our control, including our ability to obtain any required consents or approvals, such as any corporate, stockholder, governmental or regulatory authorization that may be required. Accordingly, there could be circumstances where the issuer would wish to or be required to pay interest on the CENts and sufficient cash is available for that purpose, but cannot do so because the guarantor has not been able to obtain proceeds from sales of qualifying securities sufficient for that purpose.

In any event, a failure to pay interest, whether due to an inability to exercise the alternative payment mechanism or otherwise, will not be an event of default giving rise to an ability to accelerate the CENts until ten years have passed since the commencement of an ongoing deferral period.

Holders of the CENts have limited rights to accelerate payments of the amounts due under the CENts.

The holder of the CENts may accelerate payment of the CENts only upon the occurrence of an event of default, which will be limited to:

•	default in the payment of the principal of, and premium, if any, on the CENts when due;

•	any non-payment of interest that continues for ten consecutive years without all accrued and unpaid interest (including compounded interest) having been paid in full, such non-payment continues for 30 days and the guarantor fails to make guarantee payments with respect thereto; or

•	an event of bankruptcy, insolvency or reorganization relating to the issuer or the guarantor, whether voluntary or not.

A failure to comply with or breach of the other covenants in the subordinated indenture with respect to the CENts (an “other covenant default”), including the covenant to sell qualifying securities through the alternative payment mechanism to meet certain interest payment obligations, will not result in the acceleration of payment of the CENts. Although an other covenant default will not constitute an event of default, it will constitute a breach under the subordinated indenture and could give rise to a claim against the issuer relating to the specific breach; however, the remedy of holders of the CENts may be limited to direct monetary damages (if any).

The after-market price of the CENts may be discounted significantly if the issuer defers interest payments or is unable to pay interest.

If the issuer defers interest payments on the CENts or is unable to pay interest as a result of the requirement to implement the alternative payment mechanism, you may be unable to sell your CENts at a price that reflects the value of the deferred amounts. To the extent a trading market develops for the CENts, that market may not continue during such a deferral period, or during periods in which investors perceive that there is a likelihood of a deferral, and you may be unable to sell your CENts at those times, either at a price that reflects the value of required payments under the CENts or at all.

An active after-market for the CENts may not develop.

The CENts constitute a new issue of securities with no established trading market. We cannot assure you that an active after-market for the CENts will develop or be sustained or that holders of the CENts will be able to sell their CENts at favorable prices or at all. Although the underwriters have indicated to us that they intend to make a market in the CENts, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, we cannot give any assurance as to the liquidity of, or trading markets for, the CENts. The CENts are not listed, and we do not plan to apply to list the CENts on any securities exchange or to include them in any automated quotation system.

Interest payments on the CENts may be deferred and, in such case, U.S. holders of the CENts will be required to recognize income for U.S. federal income tax purposes in advance of the receipt of cash attributable to such income.

If PartnerRe Finance defers payments of interest, the sum of the remaining interest payments on the CENts would thereafter be treated as original issue discount, which would accrue, and be includible in a U.S. holder’s (as defined below) taxable income, on an economic accrual basis (regardless of the U.S. holder’s method of accounting for U.S. federal income tax purposes) over the remaining term of the CENts (including any deferral period), without regard to the timing of interest payments under the CENts. Consequently, during any period of interest deferral, and any period thereafter, U.S. holders will be required to include that accrued interest in gross income for U.S. federal income tax purposes without regard to a receipt of any cash distributions. See “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Interest Income and Original Issue Discount.”

The issuer may redeem the CENts prior to the maturity date and you may not be able to reinvest in a comparable security.

The issuer may redeem the CENts as described under “Description of the CENts—Redemption.” In the event the issuer chooses to redeem your CENts, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the CENts.

The CENts and the subordinated guarantee are effectively subordinated to almost all of the issuer’s and the guarantor’s other indebtedness and obligations.

The issuer’s obligations under the CENts are subordinate and junior in right of payment to all of its senior indebtedness, except any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the CENts. This means that the issuer cannot make any payments on the CENts if it defaults on a payment of senior indebtedness and does not cure the default within the applicable grace period, if the holders of the senior indebtedness have the right to accelerate the maturity of the senior indebtedness and request that the issuer cease payments on the CENts, or if the terms of the issuer’s senior indebtedness otherwise restrict it from making payments to junior creditors.

The guarantor’s obligations under the subordinated guarantee are subordinate and junior in right of payment to all of its senior indebtedness, except any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the subordinated guarantee. The subordinated guarantee will be subordinated to the guarantees provided by the guarantor in connection with the issuance of trust preferred securities in 2001. This means that the guarantor cannot make any payments on the subordinated guarantee if it defaults on a payment of senior indebtedness and does not cure the default within the applicable grace period, if the holders of senior indebtedness have the right to accelerate the maturity of the senior indebtedness and request that the guarantor cease payments on the subordinated guarantee or if the terms of the guarantor’s senior indebtedness otherwise restrict it from making payments to junior creditors.

Due to the subordination provisions described in “Description of the CENts—Subordination” and “Description of the CENts—The Subordinated Guarantee,” in the event of the issuer’s or the guarantor’s insolvency, funds which the issuer or the guarantor would otherwise use to pay the holders of the CENts will be used to pay the holders of their respective senior indebtedness and senior guarantees to the extent necessary to pay the senior indebtedness and senior guarantees in full. As a result of those payments, the issuer’s and the guarantor’s general creditors may recover less, ratably, than the holders of the issuer’s or the guarantor’s senior indebtedness and senior guarantees and these general creditors may recover more, ratably, than the holders of the CENts. In addition, the holders of the issuer’s and the guarantor’s senior indebtedness and senior guarantees may, under certain circumstances, restrict or prohibit the issuer or the guarantor from making payments on the CENts.

Because the guarantor is a holding company, its rights and the rights of its creditors, including the holders of CENts, to participate in any distribution of assets of any subsidiary upon that subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors and policyholders, except in some cases to the extent that the guarantor is a creditor of the subsidiary. The rights of creditors of the guarantor, including the holders of CENts, to participate in the distribution of stock owned by the guarantor in its subsidiaries, including the guarantor’s insurance subsidiaries, may also be subject to the approval of insurance regulatory authorities having jurisdiction over the subsidiaries.

On an unconsolidated basis, the guarantor’s indebtedness as of June 30, 2006, was approximately $892 million, all of which would be senior in priority to the subordinated guarantee. As of June 30, 2006, the guarantor’s subsidiaries had approximately $11 billion of outstanding liabilities (including policyholder liabilities) that effectively rank senior to the subordinated guarantee.

There are no terms in the subordinated indenture, the CENts or the subordinated guarantee that limit the issuer’s or the guarantor’s ability to incur additional indebtedness, and we expect from time to time to incur additional indebtedness constituting senior indebtedness.

Upon the occurrence of a bankruptcy, insolvency or reorganization with respect to the issuer or the guarantor, claims for payment may be limited.

In the event of the issuer’s or the guarantor’s bankruptcy, insolvency or reorganization prior to the maturity or redemption of any CENts, whether voluntary or not, a holder of CENts will have no claim for accrued interest that is unpaid (including compounded interest) and has not been settled through the application of the alternative payment mechanism to the extent the amount of such interest exceeds an amount corresponding to two years of accumulated and unpaid interest (including compounded interest thereon) on such holder’s CENts. See “Description of the CENts—Limitations on Claims in the Event of Bankruptcy, Insolvency or Reorganization.”

Moreover, the claims of a holder of CENts in a bankruptcy, insolvency or similar proceeding are subject to the broad equitable powers of the court. For example, although we do not believe such an argument should prevail, a party-in-interest in such a proceeding might argue that such holders should be treated as equity holders rather than creditors, and the court could rule in favor of such party. This could further limit or reduce any amounts that a holder of CENts could receive in a bankruptcy, insolvency, reorganization or similar proceeding.

The interest rate of the CENts will fluctuate when the fixed rate period ends, and may decline below the fixed rate from time to time.

At the conclusion of the fixed rate period for the CENts on December 1, 2016, the CENts will begin to accrue interest at a floating rate. The floating rate may be volatile over time and could be substantially less than the fixed rate, which could reduce the value of the CENts in any available after-market, apart from the reduction in current interest income.

Alternative tax characterizations of the CENts are possible and could subject non-U.S. holders to U.S. withholding taxes.

The transactions described in this prospectus supplement are complex. Alternative characterizations could subject non-U.S. holders (as defined below) to U.S. withholding taxes. See “Material U.S. Federal Income Tax Consequences.”

If any payments on the CENts would be subject to U.S. withholding tax, the issuer would not make payments of additional amounts to non-U.S. holders; therefore, a net payment of principal, interest or any other amount to such holders would be less than the amount provided for in the subordinated indenture to be then due and payable. In addition, the issuer would, at its option, be entitled to redeem the CENts prior to December 1, 2016 for cash at an amount equal to the greater of the par redemption amount and the make-whole redemption amount. See “Description of the CENts—Interest—No Payment of Additional Amounts,” and “Description of the CENts—Redemption.”

PartnerRe may incur additional indebtedness.

Neither the CENts nor the subordinated guarantee limits the ability of PartnerRe or its subsidiaries to incur additional indebtedness, liabilities and obligations, including indebtedness, liabilities and obligations that would rank senior to or equal with the CENts and the subordinated guarantee. Any additional indebtedness so incurred could reduce the amount of cash the issuer or the guarantor would have available to pay its obligations under the CENts or the subordinated guarantee.

The issuer is not obligated to redeem the CENts prior to their maturity date.

The issuer has the right, but not an obligation, to redeem the CENts under circumstances and on terms specified in this prospectus supplement. The ability to raise proceeds from qualifying securities prior to a proposed redemption or repurchase by the issuer or purchase by the guarantor will depend on, among other things, market conditions at that time as well as the acceptability to prospective investors of the terms of those qualifying securities. Accordingly, there could be circumstances where the issuer would wish to redeem or repurchase some or all of the CENts, or the guarantor would wish to purchase some or all of the CENts, including as a result of a tax event or a rating agency event, and sufficient cash is available for that purpose, but the issuer and the guarantor are restricted from doing so because of the inability to obtain proceeds from the sale of qualifying securities.

USE OF PROCEEDS

We estimate that, after deducting expenses and underwriting discounts and commissions, PartnerRe Finance’s net proceeds from this offering will be approximately $246.9 million. We anticipate that PartnerRe Finance will lend all of the net proceeds from this offering to its direct parent which, in turn, intends to use a portion of the proceeds to repay its debt to PartnerRe Finance I Inc. and cause such proceeds to be used for the redemption of all of the $200 million liquidation amount of the 7.90% trust preferred securities issued in 2001 by PartnerRe Capital Trust I as soon as practicable after they become redeemable on November 21, 2006. This disclosure does not constitute a notice of redemption with respect to the preferred securities. Any remaining proceeds will be used for general corporate purposes.

CAPITALIZATION

The following table sets forth PartnerRe’s consolidated capitalization as of June 30, 2006. The “Actual” column reflects PartnerRe’s capitalization as of June 30, 2006 on a historical basis, without any adjustments to reflect subsequent or anticipated events. The “As Adjusted” column is adjusted to give effect to this offering and the application of proceeds from this offering to redeem all the preferred securities issued in 2001 by PartnerRe Capital Trust I as described in this prospectus supplement. See “Use of Proceeds.” The following data is qualified in its entirety by, and should be read in conjunction with, our consolidated financial statements and notes thereto incorporated in this prospectus supplement and the accompanying base prospectus by reference.

	As of June 30, 2006
	Actual	As Adjusted
	(unaudited, in millions)
Long-term debt(1)	$620	$870
7.90% Trust Preferred Securities(2)	200	—
Shareholders’ equity:
Common shares (par value $1.00; 56,799,778 shares issued and outstanding)	57	57
Preferred Shares:
Series C Cumulative Redeemable Preferred Shares (11,600,000 shares authorized, issued and outstanding; aggregate liquidation preference: $290,000,000)	12	12
Series D Cumulative Redeemable Preferred Shares (9,200,000 shares authorized, issued and outstanding; aggregate liquidation preference: $230,000,000)	9	9
Additional paid-in capital	1,392	1,392
Other shareholders’ equity	1,740	1,740

Total shareholders’ equity	$3,210	$3,210

Total capitalization	$4,030	$4,080

(1)	PartnerRe Finance II Inc., the issuer of the CENts, does not meet the consolidation requirements of FIN 46(R). Accordingly, the guarantor will show the related intercompany debt of $254.6 million on its consolidated balance sheets.
(2)	Neither PartnerRe Capital Trust I (“Trust I”), which issued the trust preferred securities in 2001, nor PartnerRe Finance I Inc., which owns Trust I, meets the consolidation requirements of FIN 46(R). Accordingly, the guarantor shows the related intercompany debt of $206.2 million on its consolidated balance sheets. We intend to redeem the currently outstanding trust preferred securities as soon as practicable after they become redeemable on November 21, 2006.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of computing the following ratios, earnings consist of net income before income tax expense plus fixed charges to the extent that these charges are included in the determination of earnings and exclude undistributed earnings of equity investments. Fixed charges consist of interest costs plus one-third of minimum rental payments under operating leases (estimated by our management to be the interest factor of these rentals).

	Six Months Ended June 30, 2006	Fiscal Year Ended December 31,
		2005		2004	2003	2002	2001
Ratio of Earnings to Fixed Charges	9.84x	0.23x	(1)	9.62x	12.47x	6.60x	NM	(2)

(1)	Additional earnings of $37.9 million would be necessary to result in a one-to-one ratio of the Ratio of Earnings to Fixed Charges.
(2)	NM: not meaningful. The ratio for the 2001 period above is not meaningful due to the net loss which PartnerRe reported for 2001, which included losses related to the terrorist attacks of September 11, 2001. Additional earnings of $227.5 million would be necessary to result in a one-to-one coverage ratio of the Ratio of Earnings to Fixed Charges.

PartnerRe Finance did not have any operations during the periods set forth above.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth summary historical consolidated financial and other data of PartnerRe. The year-end financial data has been derived from our audited financial statements, which have been audited by Deloitte & Touche. The financial data for the interim periods has been derived from our unaudited financial statements and include, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial data. The results for the interim periods do not necessarily indicate the results to be expected for the full fiscal year. You should read the following information in conjunction with our financial statements and the related notes and the other financial and statistical information that are included or incorporated by reference in this prospectus supplement and the accompanying base prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
	(in millions, except per share data and ratios)
Operating data:
Gross premiums written	$3,625	$3,888	$3,665	$2,213	$2,190
Net premiums written	3,590	3,853	3,616	2,179	2,160
Net premiums earned	3,503	3,734	3,599	1,776	1,692
Net investment income	262	298	365	177	208
Net realized investment gains (losses)	87	117	207	93	(3)
Other income	21	17	35	12	20

Total revenues	3,873	4,166	4,206	2,058	1,917

Losses and loss expenses and life policy benefits	2,366	2,476	3,087	1,160	1,040
Total expenses	3,381	3,673	4,244	1,738	1,623

Income (loss) before distributions related to trust preferred and mandatorily redeemable preferred securities, taxes and interest in earnings of equity investments	492	493	(38)	320	294
Distributions related to trust preferred and mandatorily redeemable preferred securities	22	—	—	—	—
Income tax expense	2	7	23	54	28
Interest in earnings of equity investments	—	6	10	5	5

Net income (loss)	$468	$492	$(51)	$271	$271

Basic net income (loss) per common share	$8.23	$8.80	$(1.56)	$4.63	$4.47
Diluted net income (loss) per common share	$8.13	$8.71	$(1.56)	$4.56	$4.40
Weighted average number of common and common share equivalents outstanding	53.9	54.0	55.0	55.8	57.6
Number of common shares outstanding	53.7	54.9	56.7	54.6	56.8

Non-Life ratios:
Loss ratio	65.6%	65.4%	86.9%	63.9%	59.6%
Expense ratio	27.7%	28.9%	29.0%	29.4%	29.5%

Combined ratio	93.3%	94.3%	115.9%	93.3%	89.1%

Balance sheet data (at end of period):
Total investments and cash	$6,797	$8,398	$9,579	$8,696	$9,892
Total assets	10,903	12,680	13,744	12,969	14,551
Unpaid losses and loss expenses and policy benefits for life and annuity contracts	5,917	7,044	7,962	6,984	8,082
Long-term debt	220	220	620	220	620
Debt related to trust preferred securities	206	206	206	206	206
Mandatorily redeemable preferred securities	200	—	—	—	—
Total shareholders’ equity	2,594	3,352	3,093	3,482	3,210
Diluted book value per common and common share equivalents outstanding	$42.48	$50.99	$44.57	$53.32	$46.62

DESCRIPTION OF THE CENTS

PartnerRe Finance II Inc. will issue the CENts under a junior subordinated indenture as supplemented by a first supplemental junior subordinated indenture, each to be dated as of the date of the issuance of the CENts, and each among PartnerRe Finance II Inc., as issuer, PartnerRe Ltd., as guarantor, and The Bank of New York, as subordinated indenture trustee. We refer to the junior subordinated indenture and the first supplemental junior subordinated indenture collectively as the “subordinated indenture.”

PartnerRe Finance II Inc. will lend all of the net proceeds from the issuance of the CENts to its direct parent. PartnerRe Finance II Inc.’s activities will be limited to issuing the CENts and lending the proceeds from the issuance to its direct parent, and any other activities necessary or incidental to these activities.

The following description of certain terms of the CENts and the subordinated guarantee and certain provisions of the subordinated indenture supplements the description under “Description of the Debt Securities,” “Certain Provisions of the Junior Subordinated Debt Securities Issued to the Capital Trusts” and “Description of the Debt Securities Guarantees” in the accompanying base prospectus and, to the extent it is inconsistent with that description, replaces the description in the accompanying base prospectus. This description is only a summary of the material terms and does not purport to be complete. We urge you to read the subordinated indenture in its entirety because it, and not this description, will define your rights as a beneficial holder of the CENts. We will file forms of the subordinated indenture and the CENts as exhibits to a Current Report on Form 8-K, which will be incorporated by reference in the prospectus. Unless otherwise specified, in this section, “guarantor” and “PartnerRe” refer to PartnerRe Ltd. and not to any of its subsidiaries.

General

The issuer will initially issue $250,000,000 aggregate principal amount of the CENts. The issuer may, from time to time, without the consent of the existing holders of the CENts, create and issue further CENts having the same terms and conditions as the CENts being offered hereby in all respects, except for issue date, issue price and, if applicable, the first payment of interest thereon. Additional CENts issued in this manner will be consolidated with, and will form a single series with, the previously outstanding CENts, unless such additional CENts will not be treated as fungible with the previously issued and outstanding CENts for U.S. federal income tax purposes.

The CENts will be issued in denominations of $1,000 principal amount and integral multiples of $1,000 in excess thereof. All percentages resulting from any interest rate calculation will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point. The term “interest payment period” refers to the semi-annual or quarterly period, as applicable, from and including an interest payment date to but not including the next succeeding interest payment date.

The CENts will not be subject to a sinking fund provision. The entire principal amount of the CENts will mature and become due and payable, together with any accrued and unpaid interest thereon, including compounded interest (as defined under “—Deferral of Interest”), if any, on December 1, 2066.

Interest

Fixed Rate Period

Subject to certain requirements during any deferral period, as described below, interest on the CENts will accrue from the date of initial issuance up to but not including December 1, 2016 or earlier redemption at a fixed annual rate equal to 6.440%, and will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2007.

Interest payments during the fixed rate period will include accrued interest from and including the last date in respect of which interest has been paid or duly provided for to, but not including, the next succeeding interest payment date or the redemption date, as the case may be. The amount of interest payable for any full interest payment period during the fixed rate period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full interest payment period for which interest is computed will be computed on the basis of 30-day months and, for periods of less than a 30-day month, the actual number of days elapsed per 30-day month. In the event that any date on which interest for a fixed rate period is payable on the CENts is not a business day, payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay). Interest not paid on any payment date during the fixed rate period will accrue and compound semi-annually at a rate per year equal to the rate of interest on the CENts until paid.

Floating Rate Period

Subject to certain requirements during any deferral period, as described below, from December 1, 2016 up to but not including the maturity date or earlier redemption, interest on the CENts will accrue at an annual rate of 3-month LIBOR plus a margin equal to 2.325%, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing on March 1, 2017.

Interest payments during the floating rate period will include accrued interest from and including the last date in respect of which interest has been paid or duly provided for to, but not including, the next succeeding interest payment date or the maturity date, as the case may be. If a scheduled interest payment date is not a business day, then such interest payment date will be postponed to the next succeeding day that is a business day, unless such business day is in the next succeeding calendar month, in which case such interest payment date will be the immediately preceding business day. Interest will accrue to the date that interest is actually paid on the basis of a 360-day year and the actual number of days elapsed in each quarterly interest payment period.

The calculation agent will calculate the floating rate and the amount of interest payable on each quarterly interest payment date relating to the floating rate period. Promptly upon such determination, the calculation agent will notify the issuer and, if the trustee is not then serving as the calculation agent, the trustee, of the floating rate for the new quarterly interest payment period. The floating rate determined by the calculation agent, absent manifest error, will be binding and conclusive on the issuer and the holders of the CENts and the trustee. The subordinated indenture trustee will initially act as the calculation agent.

“3-month LIBOR,” with respect to an interest payment during the floating rate period, means the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period that appears on Bloomberg Page BBAM1 as of 11:00 a.m. (London time) on the second London banking day immediately preceding the first day of such interest payment period (the “LIBOR determination date”). The term “Bloomberg Page BBAM1” means the display designated as Page BBAM1 on the Bloomberg Service or any successor page or service for the purposes of displaying the London interbank offered rates for U.S dollar deposits.

If 3-month LIBOR cannot be determined as described above, the issuer will select four major banks in the London interbank market. The issuer will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the LIBOR determination date for such interest payment period. These quotations will be for deposits in U.S. dollars for a three-month period. Offered quotations must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time.

If two or more quotations are provided, 3-month LIBOR for the interest payment period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the issuer will select three offered rates quoted by three major banks in New York City on the LIBOR determination date for that interest payment period. The rates quoted will be for loans in U.S. dollars for a three-month period. Rates quoted must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If fewer than three New York City banks selected by the issuer are quoting rates, 3-month LIBOR for the applicable interest payment period will be the same as for the immediately preceding interest payment period or, if the immediately preceding interest payment period is a fixed rate interest payment period, the same as for the most recent quarter for which 3-month LIBOR can be determined.

“Business day” means any day that is not a Saturday, a Sunday, a legal holiday or a day on which banking institutions or trust companies located in New York City are authorized or obligated by law to close.

“London banking day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

No Payment of Additional Amounts

If any payments by the issuer on the CENts are subject to any withholding tax under the law of the jurisdiction in which the issuer is organized, the issuer will not, contrary to the description in the accompanying base prospectus, pay to the holder of any CENts such additional amounts.

Record Dates

Interest is payable on each interest payment date to the person in whose name the CENt is registered at the close of business on the day next preceding the interest payment date. If the CENts do not continue to remain in book-entry only form or are not in the form of a global certificate, the issuer will have the right to select record dates, which will be at least one business day before an interest payment date.

Deferral of Interest

So long as no event of default with respect to the CENts, as described below, has occurred and is continuing, the issuer may elect to defer one or more interest payments on the CENts at any time and from time to time for up to ten years. Deferred interest will continue to accrue and compound semi-annually or quarterly, as applicable, to the extent permitted by applicable law, at the rate of interest applicable to the CENts. On the earlier of (i) the fifth anniversary of the commencement of an ongoing deferral period or (ii) a payment of current interest on the CENts after the commencement of a deferral period, the alternative payment mechanism will apply, with the consequence, among others, that the guarantor must (except upon an event of default with respect to the CENts) make commercially reasonable efforts to sell qualifying securities, as described below. If such sale is successful, the issuer must provide for the payment of deferred interest out of the net proceeds from the sale of such qualifying securities on the next succeeding interest payment date following such five-year period or on such current interest payment date, but cannot pay such deferred interest from sources other than the net proceeds from the sale of such qualifying securities. The issuer’s use of other sources to fund deferred interest payments after a deferral period would be a breach of its obligations under the subordinated indenture but would not be an event of default under the subordinated indenture. Prior to the tenth anniversary of the commencement of an ongoing deferral period, the guarantor’s failure to sell qualifying securities, and the resulting failure to make payments on the CENts, will constitute a breach of contract but not an event of default allowing acceleration of the CENts. During any deferral period, the restrictions on payment of dividends and other distributions on certain securities described below under “—Certain Restrictions during Deferral Periods” will apply. A deferral period will be deemed to commence on the first interest payment date on which interest is deferred.

If the issuer defers interest for a period of ten consecutive years from the commencement of a deferral period, the issuer will be required to pay all accrued and unpaid interest (including compounded interest) at the conclusion of the ten-year period, and to the extent it does not do so, the guarantor will be required to make guarantee payments in accordance with the subordinated guarantee with respect thereto. If the issuer fails to pay in full all accrued and unpaid interest (including compounded interest) at the conclusion of the ten-year period, such failure continues for 30 days and the guarantor fails to make guarantee payments with respect thereto, an event of default will occur.

The issuer must provide a notice of its election to defer interest no more than 60 days and no fewer than 1 business day prior to the relevant interest payment date. A notice of deferral, once given, will be irrevocable and the deferral of payments on the related interest payment date will be considered a deferral. The issuer’s failure to pay interest on an interest payment date will constitute the commencement of a deferral period, unless the issuer pays such interest within five business days of the interest payment date, whether or not the issuer provides a notice of deferral. Unpaid interest on the CENts will continue to accrue and compound during the pendency of any deferral period at the then applicable interest rate. When a deferral period ends and the issuer has paid all accrued and unpaid interest on the CENts, together with compounded interest thereon, the issuer may begin a new deferral period, subject to the terms described above. There is no limit on the number of deferral periods that the issuer may begin. However, the issuer may not defer interest past the maturity date or the redemption of the CENts.

Certain Restrictions during Deferral Periods

On any date on which (i) accrued interest (including compounded interest, if any) through the most recent interest payment date has not been paid in full or (ii) an event of default under the CENts or the subordinated guarantee has occurred and is continuing, the guarantor will not, and will not permit any subsidiary to, make any equity or subordinated distributions, subject to the exceptions described below. For these purposes an “equity or subordinated distribution” is:

•	a declaration or payment of any dividends or any distributions on, or redemption, purchase, acquisition or liquidation payment on any of the capital stock of PartnerRe Ltd. or any of its subsidiaries by PartnerRe Ltd. or any of its subsidiaries;

•	any payment of principal, or interest or premium, if any, on, or repayment, repurchase or redemption of debt securities of PartnerRe Finance that rank equal or junior to the CENts (unless such payment is made ratably and in proportion to the respective amount of (1) the accrued and unpaid amount on such securities and (2) accrued amounts (including compounded interest, if any) on the CENts);

•	any payment of principal, or interest or premium, if any, or repayment, repurchase or redemption of debt securities of PartnerRe Ltd. that rank equal or junior to the subordinated guarantee (unless such payment is made ratably and in proportion to the respective amount of (1) the accrued and unpaid amount on such securities and (2) accrued amounts (including compounded interest, if any) on the CENts); or

•	any guarantee payments on any guarantee made by PartnerRe Ltd. of any debt securities of its subsidiaries if such guarantee ranks equal or junior in interest to the subordinated guarantee (unless such payment is made ratably and in proportion to the respective amount of (1) the accrued and unpaid amount on such securities and (2) accrued amounts (including compounded interest, if any) on the CENts).

Notwithstanding the foregoing and regardless of whether any event of default or deferral period shall have occurred or be continuing, the guarantor and its subsidiaries shall not be restricted from making or effecting the following dividends, distributions, redemptions, purchases, declarations, payments, exchanges and conversions:

•	dividends or distributions to common shareholders in common shares or options or other rights to acquire the common shares of PartnerRe Ltd.;

•	redemptions or purchases of any rights outstanding under a shareholder rights plan of PartnerRe Ltd., or the declaration of a dividend of such rights or the issuance of shares under such plan in the future;

•	purchases of common shares pursuant to contractual arrangements existing on the date of this prospectus supplement or related to the issuance of common shares under any of PartnerRe Ltd.’s benefit plans for its directors, officers or employees;

•	the purchase of fractional shares resulting from a reclassification of the capital stock of PartnerRe Ltd.;

•	the exchange or conversion of any class or series of the capital stock of PartnerRe Ltd. (or any of its subsidiaries) for another class or series of the capital stock of PartnerRe Ltd. (or any of its subsidiaries) or of any class or series of its (or any of its subsidiaries) indebtedness pursuant to the terms of the capital stock or indebtedness as originally issued;

•	the purchase of fractional interests in shares of the capital stock of PartnerRe Ltd. (or any of its subsidiaries) pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

•	any inter-company payments, other than dividend payments by the issuer or its direct parent.

If PartnerRe Ltd. or any of its subsidiaries pays dividends during a deferral period in contravention of these provisions, such payment will constitute a breach of contract on the part of PartnerRe Ltd. under the subordinated guarantee. If the issuer pays dividends during a deferral period in contravention of these provisions, such payment will constitute a breach of contract on the part of the issuer under the subordinated indenture. However, such payment, without more, will not constitute an event of default that would permit acceleration of the CENts.

In addition, in the event that any deferral period lasts longer than one year, the restrictions on the guarantor’s and its subsidiaries’ ability to redeem or repurchase securities that rank equal or junior to the CENts or the subordinated guarantee will continue until the first anniversary of the date on which all deferred interest on the CENts has been paid.

Alternative Payment Mechanism

Following the commencement of a deferral period, the issuer may pay accrued but unpaid deferred interest, together with any compounded interest, only through the alternative payment mechanism, until the issuer has paid in full all unpaid interest (including compounded interest). The guarantor’s obligation, under the subordinated guarantee, to make commercially reasonable efforts to sell qualifying securities, either in a public offering or by private placement, to satisfy the alternative payment mechanism is subject to market disruption events and other limitations (as set out below), and does not apply if an event of default with respect to the CENts has occurred and is continuing. The issuer’s delivery of the net proceeds from the issuance of qualifying securities to the subordinated indenture trustee to satisfy the relevant interest payment will be deemed to satisfy the issuer’s obligations to pay interest on the CENts pursuant to the alternative payment mechanism.

Any interest payment made pursuant to the alternative payment mechanism will be applied against any then existing accrued and unpaid interest, including compounded interest, in chronological order beginning with the earliest unpaid interest payment date. In the event that the issuer defers the interest payment on the CENts and on other securities that rank equally with the CENts or the subordinated guarantee and that contain similar requirements to pay interest pursuant to an alternative payment mechanism, the issuer will apply any net proceeds so raised on a pro rata basis towards its obligations to pay interest on the CENts and such equally ranking securities.

The guarantor’s failure to comply with its obligations under the alternative payment mechanism will be a breach of the subordinated guarantee, but will not constitute an event of default or give rise to a right of acceleration of the CENts. The guarantor will be deemed to have made commercially reasonable efforts to satisfy the alternative payment mechanism during a market disruption event, as defined below, regardless of whether the guarantor makes any offers or sales of qualifying securities during such market disruption event. For the avoidance of doubt, the guarantor will not be considered to have made commercially reasonable efforts to effect a sale of qualifying securities if the guarantor determines not to pursue or complete such sale solely due to pricing, coupon, dividend rate or dilution considerations.

“Qualifying securities” are the guarantor’s common shares issued up to the maximum common share number and the guarantor’s qualifying preference shares issued up to the preference share issuance cap. The guarantor will not be required to issue common shares in excess of the common share issuance cap. Such securities will, in all events, be:

(i)	issued during the 180 days prior to any interest payment date on which the alternative payment mechanism applies, and

(ii)	designated by the guarantor at or before the time of such issuance as available to pay interest on the CENts.

The “maximum common share number” will initially equal three million common shares of the guarantor’s capital stock, adjusted as necessary for any share split, reverse share split, reclassification, exchange or similar transaction. The guarantor may, at its sole discretion, increase the maximum common share number if it determines that such increase is necessary to allow the payment of deferred interest pursuant to the alternative payment mechanism.

Pursuant to the “common share issuance cap,” the guarantor will not be required to issue common shares to satisfy the alternative payment mechanism with respect to deferred interest attributable to the first five years of any deferral period (including related compounded interest) if the net proceeds of any common shares so issued, together with the net proceeds of all prior issuances of common shares so issued during the same deferral period, exceed 2% of the product of:

(i)	the average closing price of the guarantor’s common shares on the ten consecutive trading days ending on the second trading day immediately preceding the proposed date of sale of common shares, multiplied by

(ii)	the total number of issued and outstanding common shares as of the date of our then most recent publicly available consolidated financial statements.

Once the guarantor reaches the common share issuance cap for a deferral period, it will not be required to issue more common shares under the alternative payment mechanism with respect to interest attributable to the first five years of such deferral period (including related compounded interest) even if the common share issuance cap would have increased due to a subsequent increase in the market price or number of outstanding common shares. The common share issuance cap will cease to apply after the ninth anniversary of the commencement of any deferral period. In addition, if the common share issuance cap is reached during a deferral period and the issuer subsequently repays all deferred interest, the common share issuance cap will cease to apply at the termination of such deferral period and will not apply again unless and until the issuer starts a new deferral period. In any event, the maximum common share number limitation will apply across all deferral periods.

“Qualifying preference shares” means the guarantor’s non-cumulative perpetual preference shares that (i) contain only “permitted remedies” and (ii)(a) are subject to “intent-based replacement disclosure” and have a “mandatory trigger provision” or (b) are subject to a “replacement capital covenant,” as such terms are defined below.

“Permitted remedies” means (a) rights in favor of the holders of securities to elect one or more directors of the guarantor and (b) complete or partial prohibitions on the guarantor’s payment of distributions on or repurchasing common stock or other securities that rank equally with or junior as to distributions to such securities for so long as distributions on such securities, including unpaid distributions, remain unpaid.

“Intent-based replacement disclosure” means that the securities’ issuer has publicly stated its intention, either in the prospectus or other offering document under which the relevant securities were initially offered for sale or in filings with the SEC made under the Exchange Act prior to or contemporaneously with the issuance of such securities, that the issuer will redeem or repurchase such securities only with the proceeds of specified replacement securities that (i) have terms and provisions that would provide at least as much equity credit as the securities then being redeemed or repurchased, at the time of redemption or repurchase and would be similar to such securities in terms of maturity, subordination, deferral and settlement of distributions, and (ii) are raised within 180 days prior to the applicable redemption or repurchase date.

“Mandatory trigger provision” means a term of the qualifying preference shares that prevents the security issuer from paying dividends on such shares (and such unpaid dividends shall not accumulate) if the guarantor fails to satisfy one or more specified financial tests designed to capture a deterioration in the securities’ issuer’s financial condition.

“Replacement capital covenant” means that the securities’ issuer agrees, in connection with the issuance of the qualifying preference shares, for the benefit of persons that buy, hold or sell a specified series of its long-term indebtedness ranking senior to the qualifying preference shares that the securities’ issuer will not repay, redeem or repurchase the qualifying preference shares on or before December 1, 2066, unless the principal amount repaid or the applicable redemption or repurchase price does not exceed a maximum amount determined by reference to the aggregate amount of net cash proceeds received from sales of securities with the same or greater equity benefits, all as specified in an agreement on which outside counsel has provided an affirmative opinion as to enforceability.

The “preference share issuance cap” is 25% of the aggregate principal amount of the CENts initially issued and applies to the net proceeds of all qualifying preference shares issued to satisfy the alternative payment mechanism in connection with the current and all prior deferral periods.

A “market disruption event” means the occurrence or existence of any of the following events or sets of circumstances:

•	the issuer or the guarantor would be required to obtain the consent or approval of its shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue such common or qualifying preference shares and such consent or approval has not yet been obtained notwithstanding the issuer’s or the guarantor’s commercially reasonable efforts to obtain such consent or approval;

•	the issuer or the guarantor is prohibited, by official orders from any judicial, regulatory or administrative authority, from issuing common or qualifying preference shares except during a specified time period, if any, approved by such authority;

•	the issuer or the guarantor is prohibited, by official orders from any judicial, regulatory or administrative authority, from paying the proceeds of such common or qualifying preference shares issuance to the holders of the CENts;

•	general trading in securities on the New York Stock Exchange or any other principal exchange upon which the qualifying securities are traded or are proposed to be listed, or trading in the qualifying securities (or any options or futures contracts related to such securities) on any exchange or in the over-the-counter market shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market by the Securities and Exchange Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction;

•	a banking moratorium shall have been declared by federal or state authorities of the United States, such that market trading in the guarantor’s common shares and/or qualifying preference shares has been materially disrupted;

•	a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States, such that market trading in the guarantor’s common shares and/or qualifying preference shares has been materially disrupted; or

•

an event occurs and is continuing as a result of which the offering document for such offer and sale of securities would, in the guarantor’s judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (1) the disclosure of that event at such time, in the guarantor’s judgment, would have a material adverse effect on PartnerRe’s business or (2) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede PartnerRe’s ability to consummate such transaction, provided that no single suspension period contemplated by this provision may exceed 90 consecutive days and multiple suspension periods contemplated by this provision may not exceed an aggregate of 180 days in any 360-day period.

Limitation on Claims in the Event of Bankruptcy, Insolvency or Reorganization

The subordinated indenture provides that a holder of CENts, by such holder’s acceptance of the CENts, agrees that in the event of the issuer’s or the guarantor’s bankruptcy, insolvency or reorganization prior to the maturity or redemption of any CENts, whether voluntary or not, such holder of CENts will have no claim for, and thus no right to receive, accrued interest that is unpaid (including compounded interest thereon) and has not been settled through the application of the alternative payment mechanism to the extent the amount of such interest exceeds an amount corresponding to two years of accumulated and unpaid interest (including compounded interest thereon) on such holder’s CENts (the “bankruptcy claim cap”).

Consolidation, Merger, Conveyance, Sale of Assets and Other Transfers

The provisions of the subordinated indenture relating to the issuer’s and the guarantor’s possible consolidation, merger, conveyance, sale of assets and other transfers will apply to the CENts. You should refer to the description of these provisions under “Description of the Debt Securities—Consolidation, Amalgamation, Merger and Sale of Assets” in the accompanying base prospectus.

Subordination

The subordination provisions of the subordinated indenture as described under “Description of the Debt Securities—Subordination of the Junior Subordinated Debt Securities” in the accompanying base prospectus will apply to the CENts.

Redemption

The issuer may, at the issuer’s option, redeem the CENts:

•	prior to December 1, 2016, in whole but not in part, upon the occurrence of a rating agency event or within 90 days following a tax event, at a cash redemption price equal to the greater of (i) the par redemption amount and (ii) the make-whole redemption amount; or

•	on or after December 1, 2016, in whole or in part, at a cash redemption price equal to the par redemption amount.

As used in this section:

“Tax event” means, with respect to the CENts, the receipt by the issuer of an opinion of counsel, rendered by a law firm with experience in such matters, to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision interpreting or applying such laws or regulations (including any change in interpretation or application of law or regulation by any taxing authority), or (c) a threatened challenge asserted in connection with an audit of the guarantor or any of its subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the CENts, which amendment or change is effective or which pronouncement or decision is announced or which challenge occurs on or after the date of issuance of the CENts, there is more than an insubstantial increase in the risk that (i) interest accruing or payable by the issuer on the CENts is not or, at any time subsequent to the issuer’s receipt of such opinion, will not be, wholly deductible for U.S. federal income tax purposes or (ii) a recharacterization of the CENts gives rise or, at any time subsequent to the issuer’s receipt of such opinion, will give rise, to any withholding taxes imposed on the issuer or its direct or indirect parent.

“Rating agency event” means the determination by the issuer or the guarantor of a change by any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Securities Exchange Act of 1934, as amended, that currently publishes a rating for the guarantor or any of its subsidiaries (a “rating agency”) in the equity credit criteria for securities such as the CENts resulting in a lower equity credit to the guarantor or any of its subsidiaries than the equity credit assigned by such rating agency to the CENts on their issue date.

“Par redemption amount” means a cash redemption price of 100% of the principal amount of the CENts to be redeemed, plus accrued and unpaid interest, together with any compounded interest, on such CENts to the date of redemption.

“Make-whole redemption amount” means the sum of the present value of (i) the aggregate principal amount outstanding of the CENts discounted from the interest payment date falling on December 1, 2016 to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 50 basis points, and (ii) the scheduled semi-annual interest payments from the date fixed for redemption through and including the interest payment date on December 1, 2016, discounted from such interest payment date to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 50 basis points, plus any accrued and unpaid interest, together with any compounded interest to the date of redemption, as calculated by the calculation agent.

“Treasury rate” means the yield, under the heading that represents the average for the week immediately prior to the redemption date, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the end of the relevant interest payment period, yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month). If such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, “treasury rate” means the rate per year equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date. The treasury rate will be calculated on the third business day preceding the redemption date.

“H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Federal Reserve System Board of Governors, available through the Board of Governors of the Federal Reserve System’s web site at http://www.federalreserve.gov/releases/H15/ or any successor site or publication. We make no representation or warranty as to the accuracy or completeness of the information displayed on such web site, and such information is not incorporated by reference herein and should not be considered a part of this prospectus supplement.

“Comparable treasury issue” means the U.S. Treasury security selected by the quotation agent as having a term comparable to the period from the redemption date to December 1, 2016 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a term comparable to such period.

“Comparable treasury price” means, with respect to a redemption date (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the quotation agent obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.

“Quotation agent” means one of the reference treasury dealers appointed by the issuer.

“Reference treasury dealer” means (1) J.P. Morgan Securities Inc. and Lehman Brothers Inc. and (2) any additional primary U.S. government securities dealers in New York City (each, a “primary treasury dealer”) selected by the issuer, and their successors; provided, however, that if any of them ceases to be a primary treasury dealer, the issuer will substitute another primary treasury dealer.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

The issuer will mail, or cause the subordinated indenture trustee to mail, notice of every redemption of CENts by first class mail, postage prepaid, and addressed to the holders of record of the CENts to be redeemed at their respective last addresses appearing on the issuer’s books. Such mailing will be at least 15 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing of such notice, to any holder of CENts designated for redemption will not affect the redemption of any other CENts. Each notice will state (i) the redemption date; (ii) the redemption price; (iii) that the CENts are being redeemed pursuant to the subordinated indenture or the terms of the CENts together with the facts permitting such redemption; (iv) if less than all outstanding CENts are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular CENts to be redeemed; (v) the place or places where the CENts are to be redeemed; and (vi) that interest on the CENts to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing or any provision of the subordinated indenture, if the CENts are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of CENts at such time and in any manner permitted by such facility. The redemption price shall be paid prior to 12:00 noon, New York City time, on the date of such redemption or at such earlier time as the issuer determines and specifies in the notice of redemption. The issuer shall deposit with the trustee or with a paying agent an amount of money sufficient to pay the redemption price of such CENts or any portion thereof which are to be redeemed on that date.

Any CENts to be redeemed pursuant to the aforementioned notice will, on the date fixed for redemption, become due and payable at the redemption price. From and after such date such CENts will cease to bear interest. Upon surrender of any such CENts for redemption in accordance with said notice, such CENts will be paid by the issuer at the redemption price, subject to certain conditions. If any CENts called for redemption are not so paid upon surrender thereof for redemption, the redemption price will, until paid, bear interest from the redemption date at the rate prescribed therefor in the CENts. Any CENts redeemed only in part will be surrendered in accordance with the provisions of the subordinated indenture. In exchange for the unredeemed portion of such surrendered CENts, new CENts in an aggregate principal amount equal to the unredeemed portion will be issued.

Replacement Capital Intent

The issuer and the guarantor intend, to the extent that the CENts provide the guarantor with rating agency equity credit at the time of any redemption, repurchase or defeasance, to redeem, repurchase or defease (or to cause such action with respect to) the principal amount of the CENts with amounts that include net proceeds received by the issuer or the guarantor from the sale or issuance, during the 180-day period prior to the notice date for such action, to third-party purchasers, of securities that would provide at least as much equity credit as the CENts at that time, and which have features similar to the CENts in terms of maturity, subordination, deferral and settlement of distributions. The determination of the equity credit of the CENts may result in the issuance of an amount of new securities that may be less than the principal amount of the CENts, depending upon, among other things, the nature of the new securities issued and the equity credit attributed by a rating agency to the CENts and the new securities.

Subordinated Indenture Events of Default

An event of default with respect to the CENts means:

•	default in the payment of the principal of, and premium, if any, on the CENts when due;

•	any non-payment of interest that continues for ten consecutive years without all accrued and unpaid interest (including compounded interest) having been paid in full, such non-payment continues for 30 days and the guarantor fails to make guarantee payments with respect thereto; or

•	an event of bankruptcy, insolvency or reorganization relating to the issuer or the guarantor, whether voluntary or not.

These subordinated indenture events of default with respect to the CENts, which replace the events of default described in “Description of the Debt Securities—Events of Default” in the accompanying base prospectus, do not include failure to comply with or breach of other covenants in the subordinated indenture with respect to the CENts (an “other covenant breach”), including the covenant to sell qualifying securities through the alternative payment mechanism to meet certain interest payment obligations. Accordingly, an other covenant breach will not result in the acceleration of payment of the CENts. Although an other covenant breach will not constitute an event of default, it will otherwise constitute a breach of contract under the subordinated indenture and could give rise to a claim against the issuer relating to the specific breach; however, the remedy of holders of the CENts may be limited to direct monetary damages (if any). An other covenant breach will only give rise to possible remedies if it continues for 90 days after delivery of specified notice.

If an event of default (other than an event of default relating to the bankruptcy, insolvency or reorganization of the issuer or guarantor) occurs with respect to the CENts and continues, either the trustee or the holders of at least 25% in principal amount of the outstanding CENts may, by written notice as provided in the subordinated indenture, declare the principal amount of all outstanding CENts and accrued interest to be due and payable immediately. An event of default relating to the bankruptcy, insolvency or reorganization of the issuer or guarantor will cause the principal amount, premium (if any) and accrued interest to become immediately due and payable without any declaration or other act by the trustee or any holder. However, the payment of principal, premium, if any, and interest on the CENts and the subordinated guarantee will remain subordinated to the extent provided in the subordinated indenture. In addition, at any time after such a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the CENts may rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or premium, if any, or interest on the CENts, have been cured or waived as provided in the subordinated indenture. See “—Modification, Waiver, Meetings and Voting—Waiver of Default” in this prospectus supplement.

Satisfaction, Discharge and Defeasance

The defeasance, satisfaction and discharge provisions of the subordinated indenture will apply to the CENts. You should refer to the description of these provisions under “Description of the Debt Securities—Discharge, Defeasance and Covenant Defeasance” in the accompanying base prospectus.

Defeasance of Certain Covenants

The subordinated indenture provides that the issuer may elect to defease certain covenants with respect to any debt securities, including the CENts. Such defeasance will take effect when the issuer deposits, in trust for the benefit of the holders of such CENts, money or U.S. government obligations, or both, which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay and discharge the entire amount of principal and interest on such CENts in accordance with their terms. Such defeasance may occur only if, among other things, the issuer has delivered to the subordinated indenture trustee an opinion of counsel stating that holders of the CENts will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the issuer exercises this option with respect to any CENts and such CENts are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust will be sufficient to pay amounts due on such CENts at their maturity but may not be sufficient to pay amounts due on the CENts upon any acceleration resulting from such event of default. In such case, the issuer and the guarantor will remain liable for such payments.

Modification, Waiver, Meetings and Voting

Modification of Subordinated Indenture

The modification provisions of the subordinated indenture will apply to the CENts. You should refer to the description of these provisions under “Description of the Debt Securities—Modification and Waiver” in the accompanying base prospectus.

Waiver of Default

The holders of not less than a majority in aggregate principal amount of the CENts then outstanding may, on behalf of the holders of all CENts, waive any past default under the subordinated indenture except a default in the payment of principal, premium (if any) or any interest on the CENts or a default in respect of a covenant or provision of the subordinated indenture which cannot be modified or amended without the consent of each holder of the CENts then outstanding.

Meetings and Voting

A meeting with respect to the CENts may be called at any time by the subordinated indenture trustee, and will be called upon request, by the issuer, pursuant to a resolution of its board of directors or the holders of at least 20% in aggregate principal amount of the CENts then outstanding. Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the subordinated indenture to be given or taken by holders of the CENts may be embodied in one or more instruments of substantially similar tenor signed by such holders in person or by an agent or proxy duly appointed in writing; and, except as otherwise expressly provided in the subordinated indenture, such action will become effective when such instrument or instruments are delivered to the subordinated indenture trustee and, where expressly required, to the issuer. Whenever holders of a specified percentage in aggregate principal amount of the CENts may take any act, such act may be evidenced by:

•	instruments executed by such holders of the CENts;

•	the record of holders voting in favor thereof at any meeting of such holders of the CENts; or

•	a combination of such instruments and any such record of such a meeting of holders of the CENts.

The Subordinated Guarantee

The guarantor’s obligations under the subordinated guarantee are subordinate and junior in right of payment to all of its senior indebtedness, except any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the subordinated guarantee. The subordinated guarantee will be subordinated to the guarantees provided by the guarantor in connection with the issuance of trust preferred securities in 2001. This means that the guarantor cannot make any payments on the subordinated guarantee if it defaults on a payment of senior indebtedness and does not cure the default within the applicable grace period, if the holders of senior indebtedness have the right to accelerate the maturity of the senior indebtedness and request that the guarantor cease payments on the subordinated guarantee or if the terms of the guarantor’s senior indebtedness otherwise restrict it from making payments to junior creditors. The subordinated guarantee will rank pari passu with trade accounts payable and certain liabilities for taxes and senior to the guarantor’s common shares and preference shares.

On an unconsolidated basis, the guarantor’s indebtedness as of June 30, 2006 was approximately $892 million, all of which would be senior in priority to the subordinated guarantee. As of June 30, 2006, the guarantor’s subsidiaries had approximately $11 billion of outstanding liabilities (including policyholder liabilities) that effectively rank senior to the subordinated guarantee.

In the event of the guarantor’s insolvency, funds that the guarantor would otherwise use to pay the holders of the CENts will be used to pay the holders of senior indebtedness to the extent necessary to pay the senior indebtedness in full. In addition, the holders of the guarantor’s senior indebtedness may, under certain circumstances, restrict or prohibit the guarantor from making payments on the subordinated guarantee.

There are no terms in the subordinated indenture, the CENts or the subordinated guarantee that limit the guarantor’s ability to incur additional indebtedness, and the guarantor expects from time to time to incur additional indebtedness constituting senior indebtedness.

Because PartnerRe Ltd., the guarantor, is a holding company, the guarantor’s rights and the rights of its creditors, including the holders of CENts who would be creditors of the guarantor by virtue of the subordinated guarantee, and its shareholders to participate in any distribution of the assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise, would be subject to prior claims of the subsidiary’s creditors and policyholders, except in some cases to the extent that the guarantor may be a creditor of the subsidiary. The right of the guarantor’s creditors, including the holders of CENts, to participate in the distribution of the stock owned by the guarantor in some of its subsidiaries, including its insurance subsidiaries, may also be subject to approval by insurance regulatory authorities having jurisdiction over the subsidiaries.

If any payments by the guarantor under the subordinated guarantee are subject to any withholding tax under the law of the jurisdiction in which the guarantor is organized, the guarantor will not, contrary to the description in the accompanying base prospectus, pay to the holder of any CENts such additional amounts.

Governing Law

The subordinated indenture (including the subordinated guarantee) and the CENts will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry System

Upon issuance, the CENts will be represented by one or more fully registered global certificates, each of which we refer to as a global security. Each such global security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Initial settlement for the CENts will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the CENts. Unless and until it is exchanged in whole or in part for CENts in definitive form, no global security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

Security entitlements in the CENts will be represented through book-entry accounts of financial institutions acting on behalf of holders of such entitlements (i.e., end investors) as direct and indirect participants in DTC. Investors may elect to hold security entitlements in the CENts held by DTC through Clearstream, Luxembourg or Euroclear Bank S.A./N.V., as operator of the Euroclear System, (the “Euroclear operator”), if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream, Luxembourg and the Euroclear operator will hold security entitlements on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear operator’s names on the books of their respective depositaries, which in turn will hold such security entitlements in customers’ securities accounts in the depositaries’ names on the books of DTC.

So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the CENts represented by such global security for all purposes under the subordinated indenture. Except as provided below, the securities entitlement holders of the CENts represented by a CENt will not be entitled to have the CENts represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of the CENts in definitive form and will not be considered the owners or holders thereof under the subordinated indenture.

Accordingly, each securities entitlement holder in a global security must rely on the procedures of DTC and, if such person is not a participant of DTC (a “participant”), on the procedures of the participant through which such person holds its interest, to exercise any rights of a holder under the subordinated indenture. We understand that, under existing industry practices, in the event that the issuer requests any action of holders of the CENts or that an owner of a security entitlements that a holder is entitled to give or take under the subordinated indenture, DTC would authorize the participants holding the relevant security entitlements to give or take such action, and such participants would authorize entitlement holders owning through such participants to give or take such action or would otherwise act upon the instructions of entitlement holders. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, as defined below, and by participants and indirect participants to entitlement holders will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The following is based on information furnished by DTC:

DTC will act as securities depositary for the CENts. Offered securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). One or more fully registered global securities will be issued for the CENts in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC (“direct participants”) include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the NASD. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). The rules applicable to DTC and its participants are on file with the SEC.

Purchases of the CENts under DTC’s system must be made by or through direct participants, which will receive a credit for the CENts on DTC’s records. The ownership interest of each security entitlement holder is in turn to be recorded on the records of direct participants and indirect participants. Entitlement holders will not receive written confirmation from DTC of their purchase, but entitlement holders are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such entitlement holders entered into the transaction. Transfers of security entitlement interests in the CENts are to be accomplished by entries made on the books of participants acting on behalf of entitlement holders. Entitlement holders will not receive certificates representing their ownership interests in the CENts, except in the limited circumstances that may be provided in the subordinated indenture.

To facilitate subsequent transfers, all CENts deposited with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of the CENts with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual security entitlement holder of the CENts. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the entitlement holders. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to entitlement holders will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the CENts. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

Payments on the CENts will be made in immediately available funds to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to entitlement holders will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or the issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Any payment due to DTC on behalf of entitlement holders is the responsibility of the issuer or the applicable agent, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the entitlement holders shall be the responsibility of direct participants and indirect participants.

DTC may discontinue providing its services as securities depositary with respect to the CENts at any time by giving reasonable notice to the issuer or the applicable agent. Under such circumstances, in the event that a successor securities depositary is not obtained, offered security certificates are required to be printed and delivered. The issuer may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, offered security certificates will be printed and delivered.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream, Luxembourg participants”) and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg participants through electronic book-entry changes in accounts of Clearstream, Luxembourg participants, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Clearstream, Luxembourg provides to Clearstream, Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute.

Clearstream, Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant, either directly or indirectly.

Distributions with respect to the CENts held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

Euroclear advises that it was created in 1968 to hold securities for its participants (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by the Euroclear operator.

Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or agents for the CENts. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to the CENts held through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the CENts will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. If and to the extent this prospectus supplement, with respect to any of the CENts, indicates that investors may elect to hold interests in the CENts through Clearstream, Luxembourg or Euroclear, secondary market trading between Clearstream, Luxembourg participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the CENts.

Cross-market transfers between persons holding CENts directly or indirectly through DTC, on the one hand, and holding CENts directly or indirectly through Clearstream, Luxembourg or Euroclear participants, on the other hand, will be effected in DTC in accordance with DTC rules on behalf of Clearstream, Luxembourg or Euroclear, as the case may be, by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). Clearstream, Luxembourg or Euroclear, as the case may be, will, if the transaction meets its settlement requirements, deliver to its U.S. depositary instructions to take action to effect final settlement on its behalf by delivering or receiving the CENts in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg participants and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of the CENts received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions in the CENts settled during such processing will be reported to the relevant Clearstream, Luxembourg or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of the CENts by or through a Clearstream, Luxembourg participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear case account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the CENts among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

About the Trustee

The Bank of New York is the subordinated indenture trustee and will be the principal paying agent, calculation agent and registrar for the CENts. We have entered, and from time to time may continue to enter, into banking or other relationships with The Bank of New York or its affiliates.

The trustee may resign or be removed with respect to one or more series of debt securities under the subordinated indenture, and a successor trustee may be appointed to act with respect to such series.

Miscellaneous

The issuer will have the right at all times to assign any of its respective rights or obligations under the subordinated indenture to a direct or indirect wholly owned subsidiary of the issuer; provided that, in the event of any such assignment, the issuer will remain liable for all of its respective obligations. Subject to the foregoing, the subordinated indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The subordinated indenture provides that it may not otherwise be assigned by the parties thereto.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Davis Polk & Wardwell the following are the material U.S. federal income tax consequences of ownership and disposition of the CENts. This discussion applies only to CENts held as capital assets by those initial holders who purchase CENts at the issue price, which will equal the first price to the public at which a substantial amount of the CENts is sold for money.

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or foreign currencies;

•	persons holding CENts as a part of a hedge or other integrated transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; and

•	persons subject to the alternative minimum tax.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not address the effect of any state, local or foreign tax laws or any U.S. federal estate or gift tax considerations. Persons considering the purchase of CENts are urged to consult their tax advisers with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Characterization of the CENts

Under current law and based on certain facts and assumptions, and assuming full compliance with the terms of the subordinated indenture (and other relevant documents), while the matter is not free from doubt, the CENts will be characterized for U.S. federal income tax purposes as indebtedness. Such characterization is not binding on the Internal Revenue Service (the “IRS”) or any court, however, and as a result we cannot assure you that the IRS or a court will agree with such tax characterization. Any differing treatment arising from a recharacterization could affect the amount, timing, and character of income, gain or loss in respect of an investment in the CENts. Holders should consult their own tax advisers regarding the tax consequences of the CENts not being treated as indebtedness of PartnerRe Finance for U.S. federal income tax purposes. PartnerRe and PartnerRe Finance agree, and by acquiring the CENts each beneficial owner of a CENt will agree, to treat the CENts as indebtedness for all U.S. federal income tax purposes, and the remainder of this discussion assumes such treatment.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. holder” means a beneficial owner of a CENt that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. holder” also includes certain former citizens and residents of the United States.

Interest Income and Original Issue Discount

Under the terms of the CENts, PartnerRe Finance has the ability to defer payments of interest from time to time for up to ten years, subject to certain exceptions. Treasury Regulations provide that debt instruments like the CENts will not be considered issued with original issue discount (“OID”) by reason of their issuer’s ability to defer payments of interest if the likelihood of such deferral is “remote.”

PartnerRe Finance has concluded, and this discussion assumes, that, as of the date of this prospectus supplement, the likelihood of deferring payments of interest under the terms of the CENts is “remote” within the meaning of the Treasury Regulations referred to above. Therefore, the CENts will not be treated as issued with OID by reason of PartnerRe Finance’s deferral option. Rather, stated interest on the CENts will generally be taxable to a U.S. holder as ordinary income when paid or accrued in accordance with that holder’s method of accounting for U.S. federal income tax purposes.

In the event PartnerRe Finance exercises its option to defer payments of interest, the CENts would be treated as retired and reissued for OID purposes and the sum of the remaining interest payments (and any de minimis OID) on the CENts would thereafter be treated as OID, which would accrue, and be includible in a U.S. holder’s taxable income, on an economic accrual basis (regardless of the U.S. holder’s method of accounting for U.S. federal income tax purposes) over the remaining term of the CENts (including any deferral period), without regard to the timing of interest payments under the CENts. Subsequent distributions of interest on the CENts generally would not, by themselves, be taxable. The amount of OID that would accrue in any period would generally equal the amount of interest that accrued on the CENts in that period at the stated interest rate (assuming no deferral of interest). Consequently, during any period of interest deferral, and any period thereafter, U.S. holders will include OID in gross income without regard to the receipt of cash, and a U.S. holder that disposes of a CENt prior to the record date for payment of distributions on the CENts following that period will be subject to income tax on OID accrued through the date of disposition (and not previously included in income), but will not receive cash from PartnerRe Finance with respect to the OID.

If the possibility of PartnerRe Finance’s exercising its option to defer payments of interest were not treated as remote, the CENts would be treated as initially issued with OID in an amount equal to the aggregate stated interest (plus any de minimis OID). That OID would generally be includible in a U.S. holder’s taxable income over the term of the junior subordinated debt securities on an economic accrual basis, as described above.

Characterization of Income

Because the income received or accrued on the CENts will not be characterized as dividends for U.S. federal income tax purposes, (i) corporate holders of the CENts will not be entitled to a dividends-received deduction for any income received or accrued on the CENts and (ii) non-corporate individual holders will not be entitled to any preferential tax rate for any income received on the CENts.

Sale, Exchange, Redemption or Retirement of CENts

Upon the sale, exchange, redemption or retirement of a CENt, a U.S. holder will recognize gain or loss equal to the difference between its adjusted basis in the CENts and the amount realized on the sale, exchange, redemption or retirement of the CENts. Assuming PartnerRe Finance does not defer interest payments on the CENts, a U.S. holder’s adjusted basis in the CENts generally will be its initial purchase price for the CENts. If PartnerRe Finance defers interest payments on the CENts, a U.S. holder’s adjusted basis in the CENts generally will be its initial purchase price, increased by any OID previously included in the holder’s gross income to the date of disposition, and decreased by payments received on the CENts after the effective date of PartnerRe Finance’s first exercise of its deferral option. Any gain or loss on the sale, exchange, redemption or retirement of the CENts generally will be capital gain or loss, and generally will be a long-term capital gain or loss if the CENts have been held by the selling holder for more than one year prior to the date of disposition.

A U.S. holder that disposes of its CENts between record dates for payments of distributions will, if PartnerRe Finance has not exercised its option to defer payments of interest, be required to include accrued but unpaid interest through the date of disposition in its taxable income as ordinary income for U.S. federal income tax purposes and to deduct that amount from the proceeds received for the CENts. To the extent the price received on disposition of the CENts is less than the holder’s adjusted tax basis, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on the CENts and the proceeds from a sale or other disposition of the CENts. A U.S. holder will be subject to backup withholding tax on these payments if the U.S. holder fails to provide its taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided the required information is furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “non-U.S. holder” means a beneficial owner of a CENt that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisers regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of CENts.

Subject to the discussion below concerning backup withholding:

•	interest and OID income on the CENts will not be subject to U.S. federal withholding tax, provided that the holder does not own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock of PartnerRe Finance entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to PartnerRe Finance through stock ownership; and

•	a non-U.S. holder of a CENt will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other disposition of such CENt, unless the gain is effectively connected with the conduct by the holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise.

In the event that the CENts are recharacterized as equity (see “—Characterization of the CENts”), however, a 30% withholding tax (or lower applicable treaty rate) could apply to distributions on the CENts. Non-U.S. holders are urged to consult their own tax advisers regarding the U.S. federal income tax consequences of such a recharacterization.

Certification Requirement

Payments on the CENts will not be exempt from withholding tax unless the beneficial owner of that CENt certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person.

If a non-U.S. holder of a CENt is engaged in a trade or business in the United States, and if interest (including OID) on the CENt is effectively connected with the conduct of this trade or business, the non-U.S. holder, although exempt from U.S. federal withholding tax, will generally be taxed in the same manner as a U.S. holder (see “Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise, except that the holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisers with respect to other U.S. tax consequences of the ownership and disposition of CENts, including the possible imposition of a 30% branch profits tax.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on the CENts. Unless a non-U.S. holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the CENts and the non-U.S. holder may be subject to U.S. backup withholding tax on payments on the CENts or on the proceeds from a sale or other disposition of the CENts. The certification procedures required to claim the exemption from withholding tax on interest and OID described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the CENts. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Internal Revenue Code applies (also “Plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code (together, “Parties in Interest”) with respect to such Plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Internal Revenue Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and non-U.S. plans, as described in Section 4(b)(4) of ERISA, are not subject to the requirements of ERISA, or Section 4975 of the Internal Revenue Code, but governmental and foreign plans may be subject to other legal restrictions.

Under a regulation (the “Plan Assets Regulation”) issued by the U.S. Department of Labor, the assets of the issuer would be deemed to be “plan assets” of a Plan for purposes of ERISA and Section 4975 of the Internal Revenue Code if a Plan makes an “equity” investment in the issuer and no exception were applicable under the Plan Assets Regulation. An “equity interest” is defined under the Plan Assets Regulation as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Based on the limited legal authority in this area, it is uncertain but nonetheless possible that the capital securities will be treated as equity interests in the issuer.

If the assets of the issuer were deemed to be “plan assets,” the persons providing services to the assets of the issuer may become Parties in Interest with respect to an investing Plan and may be governed by the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code with respect to transactions involving those assets.

In this regard, if the person or persons with discretionary responsibilities over the CENts or the guarantee were affiliated with PartnerRe, any such discretionary actions taken regarding those assets could be deemed to constitute a prohibited transaction under ERISA or the Internal Revenue Code (e.g., the use of such fiduciary authority or responsibility in circumstances under which those persons have interests that may conflict with the interests of the investing Plans and affect the exercise of their best judgment as fiduciaries).

Under an exception contained in the Plan Assets Regulation, the assets of the issuer would not be deemed to be “plan assets” of investing Plans if the CENts are “publicly-offered securities”—that is, they are:

•	widely held, i.e., owned by more than 100 investors independent of the issuer and of each other;

•	freely transferable; and

•	sold to a Plan as part of an offering pursuant to an effective registration statement under the Securities Act of 1933 (the “Securities Act”) and then timely registered under Section 12(b) or 12(g) of the Exchange Act.

PartnerRe Finance expects that the CENts will meet the criteria of “publicly-offered securities” above, although no assurance can be given in this regard. The underwriters expect that the CENts will be held by at least

100 independent investors at the conclusion of the offering and that the CENts will be freely transferable. The CENts will be sold as part of an offering under an effective registration statement under the Securities Act, and then will be timely registered under the Exchange Act.

Even if the assets of the issuer are not deemed to be “plan assets” of Plans investing in the issuer, investments by Plans in the CENts could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Internal Revenue Code with respect to an investing Plan.

For example, if PartnerRe were a Party in Interest with respect to an investing Plan, either directly or by reason of the activities of one or more of its affiliates, sale of the CENts to the Plan and/or extensions of credit between PartnerRe and the issuer, as represented by e.g., the subordinated guarantee, would likely be prohibited by Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Internal Revenue Code, unless exemptive relief were available under an applicable administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the CENts by Plans. Those class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

The CENts may not be purchased or held by or on behalf of any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless the purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

Any purchaser or holder of the CENts or any interest in the CENts will be deemed to have represented by its purchase and holding that it either:

•	is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan; or

•	is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 with respect to such purchase or holding.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the preferred securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the potential consequences if the assets of the issuer were deemed to be “plan assets” and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

Purchasers of the CENts have the exclusive responsibility for ensuring that their purchase and holding of the CENts does not violate the prohibited transaction rules of ERISA or Section 4975 of the Code. The sale of any CENts to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING

The guarantor and the issuer have entered into an underwriting agreement with J.P. Morgan Securities Inc. and Lehman Brothers Inc., as representatives of the underwriters, pursuant to which, and subject to its terms and conditions, the issuer has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from the issuer the respective principal amount of CENts set forth opposite their names in the following table.

Underwriters	Principal Amount of CENts
J.P. Morgan Securities Inc.	$125,000,000
Lehman Brothers Inc.	$87,500,000
Deutsche Bank Securities Inc.	$10,000,000
UBS Securities LLC	$10,000,000
Wachovia Capital Markets, LLC	$7,500,000
Banc of America Securities LLC	$5,000,000
Credit Suisse Securities (USA) LLC	$5,000,000

Total	$250,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the CENts are conditioned upon the delivery of legal opinions by their counsel and other conditions. The underwriters are obligated to purchase all the CENts, if any CENts are purchased.

The underwriters have advised PartnerRe that they intend to offer the CENts initially at the offering price shown on the cover page of this prospectus supplement and may offer to certain dealers at the offering prices less a selling concession not to exceed $4.00 per $1,000 principal amount of CENts. The underwriters may allow, and dealers may reallow, a concession on sales to other dealers not to exceed $2.50 per $1,000 principal amount of CENts. After the initial offering of the CENts, the underwriters may change the public offering price and the concession to selected dealers.

PartnerRe and PartnerRe Finance have agreed that, without the prior written consent of J.P. Morgan Securities Inc. and Lehman Brothers Inc., on behalf of the underwriters, PartnerRe and PartnerRe Finance will not, during the period beginning on the date of the underwriting agreement and continuing to and including the closing under the underwriting agreement, offer, sell, contract to sell or otherwise dispose of, any securities that are substantially similar to the CENts.

PartnerRe estimates that the expenses of this offering that are payable by PartnerRe Finance or one of its affiliates, including printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $500,000.

Use of Proceeds

We anticipate that a portion of the net proceeds from this offering will be used for the redemption of all of the $200 million liquidation amount of the 7.90% trust preferred securities issued in 2001 by PartnerRe Capital Trust I as soon as practicable after they become redeemable on November 21, 2006. Any remaining proceeds will be used for general corporate purposes. Because it is possible that the underwriters or their affiliated or associated persons could receive more than 10% of the proceeds of the offering, not including underwriting compensation, as repayment of the trust preferred securities, the offering is being made pursuant to the provisions of Section 2710(h) of the NASD Conduct Rules.

New Issue of CENts

The CENts are a new issue of securities with no established trading market. We do not intend to apply for listing of the CENts on any national securities exchange or for quotation of the CENts on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the CENts as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the CENts, and they may discontinue this market-making at any time in their sole discretion. Accordingly, we cannot assure investors that there will be adequate liquidity or an adequate trading market for the CENts.

Price Stabilization and Short Positions

The underwriters may engage in over-allotment and stabilizing transactions or purchases and passive market-making for the purpose of pegging, fixing or maintaining the price of the CENts in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Over-allotment involves sales by the underwriters of CENts in excess of the number of CENts the underwriters are obligated to purchase, which creates a short position. Since the underwriters in this offering do not have an over-allotment option to purchase additional securities, their short position will be a naked short position. A naked short position can only be closed out by buying CENts in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the CENts in the open market after pricing that could adversely affect investors who purchase in the offering;

•	Stabilizing transactions permit bids to purchase the CENts so long as the stabilizing bids do not exceed a specified maximum. These stabilizing transactions may have the effect of raising or maintaining the market price of the CENts or preventing or retarding a decline in the market price of the CENts. As a result, the price of the CENts may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the CENts. In addition, neither we nor the underwriters make representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distributions

This prospectus supplement in electronic format may be made available on Internet sites or through other online services maintained by one or more of the underwriters or by their affiliates. In these cases, prospective investors may view offering terms online and, depending upon the underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of CENts for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than this prospectus supplement in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by any underwriter is not a part of this prospectus supplement, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Certain underwriters may make the CENts available for distribution on the Internet through a proprietary web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between such underwriters and their customers and is not a party to any transactions. MarketAxess Corporation will not function as an underwriter or agent of the issuer, nor will MarketAxess Corporation act as a broker for any customer of such underwriters. MarketAxess Corporation, a registered broker-dealer, will receive compensation from such underwriters based on transactions such underwriters conduct through the system.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make for these liabilities.

United Kingdom Legal Matters

Each underwriter has represented and warranted that:

(1)	It has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the CENts in circumstances in which Section 21(1) of the FSMA does not apply to us;

(2)	It has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the CENts in, from or otherwise involving the United Kingdom.

European Economic Area Legal Matters

In relation to each member state of the European Economic Area (each, a “relevant member state”), each underwriter has represented and agreed that it has not made and will not make an offer of the CENts to the public in that relevant member state that would require the publication or approval of a prospectus in relation to the CENts in that relevant member state or, where appropriate, another relevant member state; subject to such restriction, they may make an offer of CENts to the public in that relevant member state at any time:

(1)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(2)	to any legal entity that has two or more of (a) an average of at least 250 employees during the last financial year; (b) a total balance sheet of more than €43,000,000 and (c) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(3)	in any other circumstances that do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of CENts to the public” in relation to any CENts in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the CENts to be offered so as to enable an investor to decide to purchase or subscribe for the CENts, as the same may be varied in that relevant member state by any measure implementing the Prospectus Directive in that relevant member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

Other Relationships

From time to time, the underwriters and their respective affiliates have directly and indirectly provided investment and/or commercial banking services to us for which they have received customary compensation and expense reimbursement. The underwriters and their respective affiliates may in the future provide similar services to us.

VALIDITY OF THE CENTS

Certain legal matters with respect to United States and New York law with respect to the validity of the offered securities will be passed upon for us by Davis Polk & Wardwell, New York, New York. Certain legal matters with respect to Bermuda law will be passed upon for PartnerRe by corporate counsel for PartnerRe Ltd. Certain legal matters may be passed on for the underwriters by Willkie Farr & Gallagher, LLP, New York, New York.

EXPERTS

The financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference from our annual report on Form 10-K/A for the year ended December 31, 2005 have been audited by Deloitte & Touche, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedules and include explanatory paragraphs relating to our change in method of accounting for Mandatorily Redeemable Preferred Securities and Trust Preferred Securities and the restatement described in Note 20, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2006 and 2005 and June 30, 2006 and 2005 which is incorporated herein by reference, Deloitte & Touche, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

Government Filings. We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document that we file at the SEC’s public reference rooms at 100 F Street, NE, Washington, D.C., 20549. Please call the SEC at l-800-SEC-0330 for further information on the public reference rooms. Our SEC filings subsequent to June 2001 are also available to you free of charge at the SEC’s web site at http://www.sec.gov.

Stock Market. PartnerRe’s common shares are traded on the New York Stock Exchange. Material filed by PartnerRe Ltd. can be inspected at the New York Stock Exchange, 20 Broad Street, 17th Floor, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

1. Our Annual Report on Form 10-K/A for the year ended December 31, 2005.

2. Our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30 and March 31, 2006.

3. Our Current Reports on Form 8-K filed on March 3 and September 8, 2006 (to the extent that the information has been filed and not furnished therein).

You may request free copies of these filings by writing or telephoning us at the following address:

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Attention: Legal and Corporate Compliance

Telephone: (441) 292-0888

Fax: (441) 292-3060

PROSPECTUS

PartnerRe Ltd.

Common Shares, Preferred Shares, Debt Securities, Depositary Shares, Warrants to Purchase Common Shares, Warrants to Purchase Preferred Shares, Warrants to Purchase Debt Securities, Share Purchase Contracts, Share Purchase Units and Units

PartnerRe Finance II Inc.

Debt Securities

Fully and Unconditionally Guaranteed

by

PartnerRe Ltd.

PartnerRe Capital Trust II

PartnerRe Capital Trust III

Preferred Securities

Fully and Unconditionally Guaranteed to the Extent Provided in this Prospectus by

PartnerRe Ltd.

We, PartnerRe Finance II, PartnerRe Capital Trust II and/or PartnerRe Capital Trust III may offer and sell from time to time:

•	common shares;

•	preferred shares;

•	depositary shares representing preferred shares or common shares;

•	warrants to purchase common shares, preferred shares or debt securities;

•	senior or subordinated debt securities;

•	senior, subordinated or junior subordinated debt securities of PartnerRe Finance II which we will guarantee;

•	preferred securities of Capital Trust II and/or Capital Trust III which we will guarantee; and

•	share purchase contracts, share purchase units and units.

This prospectus may not be used to confirm sales of any securities unless accompanied by a prospectus supplement.

These securities may be sold to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents, the offering prices and any applicable commission or discount will be stated in an accompanying prospectus supplement.

Our common shares are traded on the New York Stock Exchange under the symbol “PRE.”

Investing in our securities involves certain risks. See “ Risk Factors” on page 3 and in our annual report on Form 10-K for the year ended December 31, 2005 filed on March 2, 2006.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 27, 2006.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY SUPPLEMENT AND IN ANY FREE WRITING PROSPECTUS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AND ANY INFORMATION ABOUT THE TERMS OF OFFERED SECURITIES WE OR THE UNDERWRITERS CONVEY TO YOU. NEITHER WE, PARTNERRE FINANCE II INC., PARTNERRE CAPITAL TRUST II NOR PARTNERRE CAPITAL TRUST III HAS AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. IF ANYONE PROVIDED YOU WITH ADDITIONAL OR DIFFERENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE, PARTNERRE FINANCE II INC., PARTNERRE CAPITAL TRUST II AND PARTNERRE CAPITAL TRUST III ARE OFFERING THESE SECURITIES ONLY IN STATES WHERE THE OFFER IS PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT AND ANY FREE WRITING PROSPECTUS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AND THE DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THEIR RESPECTIVE DATES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

Except as expressly provided in an underwriting agreement, no offered securities may be offered or sold in Bermuda (although offers may be made to persons in Bermuda from outside Bermuda) and offers may only be accepted from persons resident in Bermuda, for Bermuda exchange control purposes, where such offers have been delivered outside of Bermuda. Persons resident in Bermuda, for Bermuda exchange control purposes, may require the prior approval of the Bermuda Monetary Authority in order to acquire any offered securities.

In this prospectus, references to “dollar” and “$” are to United States currency, and the terms “United States” and “U.S.” mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we, PartnerRe Finance and the Capital Trusts have filed with the Commission using a “shelf” registration process, relating to the common shares, preferred shares, depositary shares, debt securities, debt securities guarantees, warrants, share purchase contracts, share purchase units, preferred securities and preferred securities guarantees described in this prospectus. This means:

•	we, PartnerRe Finance and the Capital Trusts, as the case may be, will provide a prospectus supplement each time these securities are offered pursuant to this prospectus; and

•	the prospectus supplement will provide specific information about the terms of that offering and also may add to or update information contained in this prospectus.

This prospectus provides you with a general description of the securities we, PartnerRe Finance or a Capital Trust may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the Commission. For additional information regarding us, PartnerRe Finance, the Capital Trusts and the offered securities, please refer to the registration statement. To the extent that information in any prospectus supplement is inconsistent with information contained in this prospectus, the information in such prospectus supplement shall govern. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

All references to “we,” “us,” “our” or “PartnerRe” refer to PartnerRe Ltd.

PARTNERRE LTD.

Overview

We are a leading global reinsurer, providing multi-line reinsurance to insurance companies. Risks reinsured include but are not limited to, property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering/energy, marine, special risks, other lines, and life/annuity and health. We also offer alternative risk products that include weather and credit protection to financial, industrial and service companies.

We are a Bermuda company with principal executive offices located at 96 Pitts Bay Road, Pembroke HM 08, Bermuda. Our telephone number is (441) 292-0888.

For further information regarding PartnerRe, including financial information, you should refer to our recent filings with the Commission.

PARTNERRE FINANCE II INC.

PartnerRe Finance II Inc. (“PartnerRe Finance”) is a Delaware corporation, with its principal executive offices located at c/o PartnerRe U.S. Corporation, One Greenwich Plaza, Greenwich, Connecticut 06830-6352. PartnerRe Finance’s telephone number is (203) 485-4200. PartnerRe Finance is an indirect, wholly-owned subsidiary of PartnerRe that was created solely for the purpose of issuing from time to time senior and subordinated debt securities and issuing junior subordinated debt securities to a capital trust.

THE CAPITAL TRUSTS

PartnerRe Capital Trust II, and PartnerRe Capital Trust III are statutory business trusts each created under Delaware law pursuant to a trust agreement executed by PartnerRe Finance, as depositor of each Capital Trust, and the Capital Trustees for such Capital Trust and the filing of a certificate of trust with the Delaware Secretary of State on December 11, 2001. Each trust agreement will be amended and restated in its entirety substantially in the form incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Each restated trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended.

Each Capital Trust exists for the exclusive purposes of:

•	issuing and selling preferred securities and common securities that represent undivided beneficial interests in the assets of such Capital Trust;

•	using the proceeds from the sale of its preferred securities and common securities to acquire junior subordinated debt securities issued by PartnerRe Finance and guaranteed by us; and

•	engaging in only those other activities necessary or incidental to the issuance and sale of its preferred securities and common securities.

The common securities of each Capital Trust, all of which will be directly or indirectly owned by PartnerRe Finance, will rank equally, and payments will be made on the common securities pro rata, with the preferred securities of such Capital Trust, except that, if an event of default under the applicable restated trust agreement has occurred and is continuing, the rights of the holders of the common securities of such Capital Trust to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities of such Capital Trust. Unless otherwise disclosed in the applicable prospectus supplement, PartnerRe Finance will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to at least 3% of the total capital of each Capital Trust. Each of the Capital Trusts is a legally separate entity and the assets of one are not available to satisfy the obligations of the other.

Unless otherwise disclosed in the related prospectus supplement, each Capital Trust will have a term of approximately 55 years, but may dissolve earlier as provided in the applicable restated trust agreement. Unless otherwise disclosed in the applicable prospectus supplement, each Capital Trust’s business and affairs will be conducted by the trustees, which we refer to as the Capital Trustees, appointed by PartnerRe Finance, as the direct or indirect holder of all of the common securities of such Capital Trust. The holder of the common securities of each Capital Trust will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Capital Trustees of such Capital Trust. The duties and obligations of the Capital Trustees of each Capital Trust will be governed by the restated trust agreement of such Capital Trust.

Unless otherwise disclosed in the related prospectus supplement, two of the Capital Trustees, which we refer to as the Administrative Trustees, of each Capital Trust will be persons who are employees or officers of or affiliated with PartnerRe Finance. One Capital Trustee of each Capital Trust will be a financial institution, which we refer to as the Property Trustee, that is not affiliated with PartnerRe Finance. Each Property Trustee will have a minimum amount of combined capital and surplus of not less than $50,000,000, and shall act as property trustee and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act, pursuant to the terms set forth in the applicable prospectus supplement. In addition, one Capital Trustee of each Capital Trust, which may be the Property Trustee, if it otherwise meets the requirements of applicable law, will have its principal place of business or reside in the State of Delaware, which we refer to as the Delaware Trustee. We or one of our affiliates will pay all fees and expenses related to each Capital Trust and the offering of preferred securities and common securities by such Capital Trust.

The office of the Delaware Trustee for each Capital Trust in the State of Delaware is located at c/o Chase Manhattan Bank USA, National Association, 500 Stanton Christiana Road, OPS4–3rd Floor, Newark, Delaware 19713. The principal executive offices for each Capital Trust is located at c/o PartnerRe U.S. Corporation, One Greenwich Plaza, Greenwich, CT 06830-6352. The telephone number for both Capital Trusts is (203) 485-4200.

RISK FACTORS

Before you invest in securities issued by PartnerRe Ltd., PartnerRe Finance or the Capital Trusts, you should carefully consider the risks involved. Accordingly, you should carefully consider:

•	the information contained in or incorporated by reference into this prospectus;

•	information contained in or incorporated by reference into any prospectus supplement relating to specific offerings of securities;

•	the risks described in our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 2, 2006, which we incorporate by reference into this prospectus; and

•	other risks and other information that may be contained in, or incorporated by reference from, other filings we make with the Commission.

FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus may be considered forward-looking statements as defined in section 27A of the United States Securities Act of 1933 and section 21E of the United States Securities Exchange Act of 1934. Forward-looking statements are made based upon our assumptions and expectations concerning the potential effect of future events on our financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Our forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments. The following review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere:

(1) the occurrence of catastrophic events or other reinsured events with a frequency or severity exceeding our expectations;

(2) a decrease in the level of demand for reinsurance and/or an increase in the supply of reinsurance capacity;

(3) increased competitive pressures, including the consolidation and increased globalization of reinsurance providers;

(4) actual losses and loss expenses exceeding our estimated loss reserves, which are necessarily based on actuarial and statistical projections of ultimate losses;

(5) uncertainty related to estimated losses and unanticipated losses from catastrophe events;

(6) acts of terrorism, acts of war and man-made or other unanticipated perils;

(7) changes in the cost, availability and performance of retrocessional reinsurance, including the ability to collect reinsurance recoverables;

(8) concentration risk in dealing with a limited number of brokers;

(9) credit risk relating to our brokers, cedants and other counterparties;

(10) developments in and risks associated with global financial markets that could affect our investment portfolio;

(11) changing rates of inflation and other economic conditions;

(12) availability of borrowings and letters of credit under our credit facilities;

(13) impact of fluctuations in foreign currency exchange rates;

(14) actions by rating agencies that might impact our ability to continue to write existing business or write new business;

(15) changes in accounting policies, their application or interpretation;

(16) changes in the legal or regulatory environments in which we operate, including the passage of federal or state legislation subjecting our non-U.S. operations to supervision or regulation, including additional tax regulation, in the United States or other jurisdictions in which we operate.

(17) potential industry impact of investigations into market practices in the U.S. property and casualty industry;

(18) legal decisions and rulings and new theories of liability; and

(19) amount of dividends received from our subsidiaries.

The foregoing review of important factors should not be construed as exhaustive.

The words “believe,” “anticipate,” “estimate,” “project,” “plan,” “expect,” “intend,” “hope,” “will likely result” or “will continue”, or words of similar impact, generally involve forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

The net proceeds from the sale of preferred securities by each Capital Trust will be used to purchase junior subordinated debt securities of PartnerRe Finance. Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by PartnerRe or PartnerRe Finance will be used for working capital, capital expenditures, acquisitions or other general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND

PREFERRED SHARE DIVIDENDS OF PARTNERRE

For purposes of computing the following ratios, earnings consist of net income before income tax expense plus fixed charges to the extent that such charges are included in the determination of earnings. Fixed charges consist of interest costs plus one-third of minimum rental payments under operating leases (estimated by management to be the interest factor of such rentals).

	Fiscal Year Ended December 31,
	2005		2004		2003		2002		2001
Ratio of Earnings to Fixed Charges	0.43	x	9.73	x	12.47	x	6.60	x	NM	(1)
Ratio of Earnings to Combined Fixed Charges and Preference Share Dividends	0.25	x	7.08	x	6.01	x	3.16	x	NM	(1)

(1)	NM: not meaningful. The ratios for 2001 above are not meaningful due to the net loss which PartnerRe reported for 2001, which included losses related to the terrorist attack of September 11, 2001. Further information regarding the impact of this attack on PartnerRe’s financial results can be found incorporated by reference herein. In 2005, additional earnings of $28.1 million and $62.7 million, and in 2001 additional earnings of $227.5 million and $249.8 million, would be necessary to result in a one to one coverage ratio of the Ratio of Earnings to Fixed Charges and the Ratio of Earnings to Combined Fixed Charges and Preference Share Dividends respectively.

Neither PartnerRe Finance nor the Capital Trusts had any operations during the periods set forth above.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

We may from time to time offer under this prospectus, separately or together:

•	common shares;

•	preferred shares;

•	depositary shares, each representing a fraction of a common share or of a preferred share;

•	unsecured senior or subordinated debt securities;

•	warrants to purchase common shares;

•	warrants to purchase preferred shares;

•	warrants to purchase debt securities;

•	share purchase contracts to purchase common shares;

•	share purchase units, each representing ownership of a share purchase contract and, as security for the holder’s obligation to purchase common shares under the share purchase contract, any of (1) our debt obligations, (2) debt obligations of third parties, including U.S. Treasury securities, or (3) preferred securities of any of the Capital Trusts; and

•	units which may consist of any combination of the securities listed above.

PartnerRe Finance may from time to time offer unsecured senior, subordinated or junior subordinated debt securities, which will be fully and unconditionally guaranteed by us to the extent described in this prospectus.

Each of Capital Trust II and Capital Trust III may offer preferred securities representing undivided beneficial interests in their respective assets, which will be fully and unconditionally guaranteed by us to the extent described in this prospectus.

DESCRIPTION OF OUR CAPITAL SHARES

The following is a summary of certain provisions of:

•	our Memorandum of Association and Bye-Laws, which set forth certain terms of our capital stock,

•	the certificate of designation for our 6.75% Series C Cumulative Redeemable Preferred Shares, which we refer to in this prospectus as the Series C Preferred Shares, and

•	the certificate of designation for our 6.50% Series D Cumulative Redeemable Preferred Shares, which we refer to in the prospectus as the Series D Preferred Shares.

This summary is not complete. You should read our Memorandum of Association and Bye-Laws and the certificate of designation of each series of our preferred shares for complete information regarding the provisions of these governing documents including the definitions of some of the terms used below. Copies of our Memorandum of Association and Bye-Laws and the certificates of designation are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. Whenever we refer to particular sections or defined terms of our Memorandum of Association, Bye-Laws or the certificates of designation, those sections or defined terms are incorporated by reference into this prospectus, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

General

Our authorized share capital consists of 200,000,000 common shares, par value $1.00 per share, 11,600,000 Series C Preferred Shares, 9,200,000 Series D Preferred Shares and 64,800,000 undesignated shares par value

$1.00 per share. As of April 25, 2006 approximately 56,743,965 common shares were issued and outstanding, 11,600,000 Series C Preferred Shares were issued and outstanding and 9,200,000 Series D Preferred Shares were issued and outstanding.

Common Shares

Our common shares are listed on the New York Stock Exchange under the symbol “PRE.” The common shares currently issued and outstanding are fully paid and nonassessable within the meaning of applicable Bermuda law. There are no provisions of Bermuda law, our Memorandum of Association or our Bye-Laws which impose any limitation on the rights of shareholders to hold or vote common shares by reason of their not being residents of Bermuda.

Under our Bye-Laws, the holders of common shares have no redemption, conversion or sinking fund rights. Subject to the restrictions set forth under “—Transfer of Shares”, below, holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares and do not have any cumulative voting rights. If we are liquidated, dissolved, or wound-up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding preferred shares.

Other than as required by Bermuda law or in respect of alteration of class rights and reporting requirements and certain procedural matters, all actions by our shareholders are decided by a simple majority of votes cast.

The holders of common shares will receive such dividends, if any, as may be declared by our board of directors out of funds legally available for such purposes.

A more detailed description of our common shares is set forth in our registration statements filed under the Exchange Act on Form 8-A on October 4, 1993 (file no. 001-14536) and October 24, 1996, including any amendment or report for the purpose of updating such description.

Series C Preferred Shares

The Series C Preferred Shares are listed on the New York Stock Exchange under the symbol “PRE PrC.” The Series C Preferred Shares currently issued and outstanding are fully paid and nonassessable within the meaning of applicable Bermuda law.

The holders of the Series C Preferred Shares have no preemptive rights with respect to any of our common shares or any of our other securities convertible into or carrying rights or options to purchase any such shares. The Series C Preferred Shares are not subject to any sinking fund or other obligation on our part to redeem or retire the Series C Preferred Shares. Unless we redeem them, the Series C Preferred Shares will have a perpetual term with no maturity. We have not issued shares that are senior to the Series C Preferred Shares with respect to payment of dividends and distribution of assets in liquidation. Our Series C Preferred Shares rank equally with our Series D Preferred Shares, with respect to dividends and distribution of assets in liquidation.

Dividends. Holders of the Series C Preferred Shares are entitled to receive, when, as and if declared by our board of directors out of funds legally available for the payment of dividends, cumulative preferential cash dividends in an amount per share equal to 6.75% of the liquidation preference per annum (equivalent to $1.6875 per share). Such dividends are payable quarterly, when, as and if declared by the board of directors.

If any of the Series C Preferred Shares are outstanding, unless full cumulative dividends on the Series C Preferred Shares have been paid, we generally may not:

•	declare or pay any dividends upon any other capital shares ranking pari passu with the Series C Preferred Shares, as to dividends and the distribution of assets upon any liquidation, dissolution or winding up of PartnerRe, unless either all dividends are declared upon the Series C Preferred Shares, or all dividends declared upon the Series C Preferred Shares and the shares ranking equally with the Series C Preferred Shares are declared pro rata;

•	declare or pay any dividends upon the common shares or any other capital shares ranking junior to the Series C Preferred Shares, as to dividends or the distribution of assets upon any liquidation, dissolution or winding up of PartnerRe; or

•	redeem any common shares or other shares ranking junior to the Series C Preferred Shares.

Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, the holders of the Series C Preferred Shares will be entitled to receive from our assets legally available for distribution to shareholders, $25.00 per share, plus all dividends accrued and unpaid to the date fixed for distribution. This distribution must be made before we make any distribution to holders of our common shares and any other shares ranking junior to the Series C Preferred Shares.

Redemption. The Series C Preferred Shares are not redeemable prior to May 8, 2008. On or after such date, we, at our option upon not less than 30 nor more than 90 days written notice, may redeem the Series C Preferred Shares, in whole at any time or in part from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends, if any, thereon to the date fixed for redemption, without interest.

Voting. Generally, the Series C Preferred Shares shall have no voting rights. However, the holders of Series C Preferred Shares, together with the holders of any other shares ranking equally with the Series C Preferred Shares, voting as a single class, shall have the right to elect two directors to our board of directors whenever dividends payable on the Series C Preferred Shares or any other shares ranking equally with the Series C Preferred Shares are in arrears in an amount equivalent to dividends for six full dividend periods.

Whenever we have paid all arrearages in dividends on the Series C Preferred Shares and any shares that rank equal to the Series C Preferred Shares then outstanding and we have paid or declared and set apart for payment, dividends for the current quarterly dividend period, then the right of holders of the Series C Preferred Shares and any shares that rank equal to the Series C Preferred Shares to be represented by directors shall cease. As of April 25, 2006, there were no dividends in arrears on the Series C Preferred Shares.

In addition, without the written consent of the holders of at least 75% of the outstanding Series C Preferred Shares, we may not:

•	amend or repeal any of the provisions of our Memorandum of Association, Bye-Laws or the certificate of designation relating to the Series C Preferred Shares that would vary the rights, preferences or voting powers of the holders of the Series C Preferred Shares;

•	authorize any amalgamation, consolidation, merger or statutory share exchange that affects the Series C Preferred Shares, unless each Series C Preferred Share remains outstanding with no variation in its rights, preferences or voting powers or is converted into or exchanged for preferred shares of the surviving entity having rights, preferences and voting powers identical to that of a Series C Preferred Share; or

•	authorize any creation or increase in the authorized amount of, any shares of any class or series or any security convertible into shares of any class or series ranking prior to the Series C Preferred Shares in payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Company.

We may create and issue additional classes or series of shares that rank equal or junior to the Series C Preferred Shares without the consent of any holder of the Series C Preferred Shares.

A more detailed description of our Series C Preferred Shares is set forth in our registration statement filed under the Exchange Act on Form 8-A on May 2, 2003 (file no. 001-14536), including any amendment or report for the purpose of updating such description.

Series D Preferred Shares

The Series D Preferred Shares are listed on the New York Stock Exchange under the symbol “PRE PrD”. The Series D Preferred Shares currently issued and outstanding are fully paid and nonassessable within the meaning of applicable Bermuda law.

The holders of Series D Preferred Shares have no preemptive rights with respect to any of our common shares or any of our other securities convertible into or carrying rights or options to purchase any such shares. The Series D Preferred Shares are not subject to any sinking fund or other obligation on our part to redeem or retire the Series D Preferred Shares. Unless we redeem them, the Series D Preferred Shares will have a perpetual term with no maturity. We have not issued shares that are senior to the Series D Preferred Shares with respect to payment of dividends and distribution of assets in liquidation. Our Series D Preferred Shares rank equally with our Series C Preferred Shares with respect to payment of dividends and distribution of assets in liquidation.

Dividends. Holders of Series D Preferred Shares are entitled to receive, when, as and if declared by our board of directors out of funds legally available for the payment of dividends, cumulative preferential cash dividends in an amount per share equal to 6.50% of the liquidation preference per annum (equivalent to $1.625 per share). Such dividends are paid quarterly when, as and if declared by the board of directors.

If any of the Series D Preferred Shares are outstanding, unless full cumulative dividends on the Series D Preferred Shares have been paid, we generally may not:

•	declare or pay any dividends upon any other capital shares ranking pari passu with the Series D Preferred Shares, as to dividends and the distribution of assets upon any liquidation, dissolution or winding up of PartnerRe, unless either all dividends are declared upon the Series D Preferred Shares, or all dividends declared upon the Series D Preferred Shares and the shares ranking equally with the Series D Preferred Shares are declared pro rata;

•	declare or pay any dividends upon the common shares or any other capital shares ranking junior to the Series D Preferred Shares, as to dividends or the distribution of assets upon any liquidation, dissolution or winding up of PartnerRe; or redeem any common shares or other shares ranking junior to the Series D Preferred Shares.

Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Series D Preferred Shares will be entitled to receive from our assets legally available for distribution to shareholders, $25.00 per share, plus all dividends accrued and unpaid to the date fixed for distribution. This distribution must be made before we make any distribution to holders of our common shares and any other shares ranking junior to the Series D Preferred Shares.

Redemption. The Series D Preferred Shares are not redeemable prior to November 15, 2009. On or after such date, we at our option upon not less than 30 nor more than 90 days written notice, may redeem the Series D Preferred Shares, in whole at any time or in part from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends, if any, thereon to the date fixed for redemption, without interest.

Voting. Generally, the Series D Preferred Shares shall have no voting rights. However, the holders of Series D Preferred Shares, together with the holders of any other shares ranking equally with the Series D Preferred Shares, voting as a single class, shall have the right to elect two directors to our board of directors whenever dividends payable on the Series D Preferred Shares or any other shares ranking equally with the Series D Preferred Shares are in arrears in an amount equivalent to dividends for six full dividend periods.

Whenever we have paid all arrearages in dividends on the Series D Preferred Shares and any shares that rank equal to the Series D Preferred Shares then outstanding and we have paid or declared and set apart for payment, dividends for the current quarterly dividend period, then the right of holders of the Series D Preferred Shares and any shares that rank equal to the Series D Preferred Shares to be represented by directors shall cease. As of April 25, 2006, there were no dividends in arrears on the Series D Preferred Shares.

In addition, without the written consent of the holders of at least 75% of the outstanding Series D Preferred Shares, we may not:

•	amend or repeal any of the provisions of our Memorandum of Association, Bye-Laws or the certificate of designation relating to the Series D Preferred Shares that would vary the rights, preferences or voting powers of the holders of the Series D Preferred Shares;

•	authorize any amalgamation, consolidation, merger or statutory share exchange that affects the Series D Preferred Shares, unless each Series D Preferred Share remains outstanding with no variation in its rights, preferences or voting powers or is converted into or exchanged for preferred shares of the surviving entity having rights, preferences and voting powers identical to that of a Series D Preferred Share; or

•	authorize any creation or increase in the authorized amount of, any shares of any class or series or any security convertible into shares of any class or series ranking prior to the Series D Preferred Shares in payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Company.

We may create and issue additional classes or series of shares that rank equal with or junior to the Series D Preferred Shares without the consent of any holder of the Series D Preferred Shares.

A more detailed description of our Series D Preferred Shares is set forth in our registration statement filed under the Exchange Act on Form 8-A on November 12, 2004 (file no. 001-14536), including any amendment or report for the purpose of updating such description.

Other Preferred Shares

From time to time, pursuant to the authority granted by our Bye-Laws, our board of directors may create and issue one or more series of preferred shares. The particular rights and preferences of the preferred shares offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to the offered preferred shares, will be described in the prospectus supplement.

A prospectus supplement will specify the terms of a particular class or series of preferred shares as follows:

•	the number of shares to be issued and sold and any distinctive designation;

•	the dividend rights of the preferred shares, whether dividends will be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on preferred shares and any limitations, restrictions or conditions on the payment of such dividends;

•	the voting powers, if any, of the preferred shares, equal to or greater than one vote per share, which may include the right to vote, as a class or with other classes of capital stock, to elect one or more of our directors;

•	the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption dates), if any, upon which all or any part of the preferred shares may be redeemed, at whose option such a redemption may occur, and any material limitations, restrictions or conditions on such redemption;

•	the terms, if any, upon which the preferred shares will be convertible into or exchangeable for our shares of any other class, classes or series;

•	the relative amounts, and the relative rights or priority, if any, of payment in respect of preferred shares, which the holders of the preferred shares will be entitled to receive upon our liquidation, dissolution or winding up;

•	the terms, if any, of any purchase, retirement or sinking fund to be provided for the preferred shares;

•	the restrictions, limitations and conditions, if any, upon the issuance of our indebtedness so long as any preferred shares are outstanding; and

•	any other relative rights, preferences, limitations and powers not inconsistent with applicable law, the Memorandum of Association or the Bye-Laws.

Subject to the specification of the above terms of preferred shares in a supplement to this prospectus, we anticipate that the terms of such preferred shares will correspond to those set forth below.

Undesignated Shares

Under our Bye-Laws, we have authorized 64,800,000 shares, par value $1.00 per share, the rights and preferences of which are undesignated. On May 10, 2005, our annual general meeting of shareholders was held, in which shareholders voted to increase our authorized share capital from 150,000,000 shares to 200,000,000 shares by creating an additional 50,000,000 undesignated shares, par value $1.00 per share. Without further action of our shareholders, our board of directors may fix the relative rights, preferences and limitations of such shares. Such determination may include:

•	fixing the dividend rates and payment dates;

•	the extent of voting rights, if any,

•	the terms and prices of redemption;

•	the amount payable on the shares in the event of liquidation;

•	sinking fund provisions; and

•	the terms and conditions on which shares may be converted if the shares are to be issued with the privilege of conversion.

Transfer of Shares

Our Bye-Laws contain various provisions affecting the transferability of our capital shares. Under the Bye-Laws, our board of directors has absolute discretion to decline to register a transfer of shares:

•	unless the appropriate instrument of transfer is submitted along with such evidence as our board of directors may reasonably require showing the right of the transferor to make the transfer;

•	unless, where applicable, the consent of the Bermuda Monetary Authority has been obtained; or

•	if our board of directors determines that such transfer would result in a person controlling more than 9.9% of all of our outstanding shares.

One of the primary purposes of the restriction on a holder of our capital shares from controlling more than 9.9% of our outstanding shares is to reduce the likelihood that we will be deemed a foreign personal holding company within the meaning of the Internal Revenue Code of 1986, as amended. This limit may also have the effect of deterring purchases of large blocks of common shares or proposals to acquire us, even if some or a majority of the shareholders might deem these purchases or acquisition proposals to be in their best interests. With respect to this issue, also see the provisions discussed below under “Anti-Takeover Effects of Certain Bye-Laws Provisions.”

If our board of directors refuses to register any transfer of shares, it shall send notice of such refusal to the transferee within three months of the date on which the transfer was lodged with us.

Our Bermuda counsel has advised us that while the precise form of the restrictions on transfers contained in the Bye-Laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon.

Anti-Takeover Effects of Certain Bye-Laws Provisions

In addition to those provisions of the Bye-Laws discussed above under “Transfers of Shares,” our Bye-Laws contain certain provisions that make it more difficult to acquire control of us by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors. We believe that, as a general rule, the interests of our shareholders would be best served if any change in control results from negotiations with our board of directors. Our board of directors would negotiate based upon careful consideration of the proposed terms, such as the price to be paid to shareholders, the form of consideration to be paid and the anticipated tax effects of the transaction. However, these provisions could have the effect of discouraging a prospective acquiror from making a tender offer or otherwise attempting to obtain control of us. To the extent these provisions discourage takeover attempts, they could deprive shareholders of opportunities to realize takeover premiums for their shares or could depress the market price of the shares.

Board Provisions. Our Bye-laws provide for a classified board, to which approximately one-third of our board of directors is elected each year at our annual general meeting of shareholders. Accordingly, our directors serve three-year terms rather than one-year terms. Each class of directors is required to have a minimum of one director and a maximum of four directors.

The classification of directors will have the effect of making it more difficult for shareholders to change the composition of our board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Such a delay may help ensure that our directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be in our best interests, including the shareholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of our board of directors would be beneficial to PartnerRe and its shareholders and whether or not a majority of our shareholders believe that such a change would be desirable.

The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of PartnerRe, even though such an attempt might be beneficial to PartnerRe and its shareholders. The classification of our board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of our stock by purchasers whose objective is to take control of PartnerRe and remove a majority of our board of directors, the classification of our board of directors could tend to reduce the likelihood of fluctuations in the market price of the shares that might result from accumulations of large blocks for such a purpose. Accordingly, shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.

Voting Rights Limitations. Our Bye-Laws provide that the voting rights with respect to shares directly or indirectly beneficially or constructively owned by any person owning more than 9.9% of the voting power of the outstanding shares, including common shares and preferred shares, of the Company will be limited to voting power of 9.9%. The voting rights with respect to all shares held by such person in excess of the 9.9% limitation will be allocated to the other holders of shares pro rata based on the number of shares held by all such other holders of shares, subject only to the further limitation that no shareholder allocated any such voting rights may exceed the 9.9% limitation as a result of such allocation.

Availability of Shares for Future Issuances. We have available for issuance a large number of authorized but unissued common shares. Generally, these shares may be issued by action of our directors without further action by shareholders, except as may be required by applicable stock exchange requirements. The availability of these shares for issue could be viewed as enabling the directors to make more difficult a change in our control. For example, the directors could determine to issue warrants or rights to acquire shares. In addition, we have authorized a sufficient amount of our shares such that we could put in place a shareholder rights plan without further action by shareholders. A shareholder rights plan could serve to dilute or deter stock ownership of persons seeking to obtain control of us.

Our ability to take these actions makes it more difficult for a third party to acquire us without negotiating with our board of directors, even if some or a majority of the shareholders desired to pursue a proposed transaction. Moreover, these powers could discourage or defeat unsolicited stock accumulation programs and acquisition proposals.

DESCRIPTION OF THE DEPOSITARY SHARES

General

We may elect to offer depositary shares, each representing a fraction of a common share or a particular series of preferred shares as described below. The relevant fraction will be set forth in the prospectus supplement relating to our common shares or a particular series of preferred shares. If we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

We will deposit the common shares or a class or series of preferred shares represented by depositary shares under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a common share or preferred share represented by such depositary share, to all the rights and preferences of the common shares or preferred shares, including dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. We will distribute depositary receipts to those persons purchasing the fractional common shares or related class or series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement. If we issue depositary shares we will file copies of the forms of deposit agreement and depositary receipt as exhibits to the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits.

The following description of the depositary shares sets forth the material terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered securities, will be described in the prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other distributions received on the related common shares or class or series of preferred shares to the record holders of depositary shares relating to the common shares or class or series of preferred shares in proportion to the number of such depositary shares owned by the holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from such sale to the applicable holders.

Withdrawal of Shares

Upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, the holder of the depositary shares is entitled to delivery of the number of whole shares of the related common shares or preferred shares and any money or other property represented by the depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related common shares or preferred shares on the basis set forth in the prospectus supplement. However, holders of such whole common shares or preferred shares will not be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole common shares or preferred shares to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. We will not deliver fractional common shares or preferred shares upon surrender of depositary receipts to the depositary.

Redemption of Depositary Shares

If we redeem common shares or preferred shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the common shares or the related preferred shares redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such common shares or preferred shares. If we redeem less than all the depositary shares, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.

Voting the Common Shares or Preferred Shares

Upon receipt of notice of any meeting at which the holders of the common shares or preferred shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares underlying such shares. Each record holder of such depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred shares or common shares represented by such holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the applicable common shares or preferred shares. The depositary will try, as far as practicable, to vote the number of the common shares or preferred shares represented by such depositary shares in accordance with such instructions. We will agree to take all action which the depositary deems necessary in order to enable the depositary to do so.

Amendment of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary receipts will not be effective unless such amendment has been approved by the holders of depositary receipts representing at least a majority of the depositary shares then outstanding.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the related common shares or class or series of preferred shares and any redemption of such common shares or preferred shares. Holders of depositary receipts will pay all other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the common shares or preferred shares.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and the obligations of the depositary under the deposit agreement will be limited to performance in good faith of their duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or class or series of preferred shares unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

The depositary may resign at any time by delivering to us notice of its resignation, and we may at any time remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. We will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The deposit agreement may be terminated at our direction or by the depositary if 90 days have expired after the depositary has delivered to us written notice of its resignation and a successor depositary has not been appointed. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement. The depositary will continue to deliver common or preferred share certificates, together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary shall deliver all books, records, certificates evidencing common or preferred shares, depositary receipts and other documents relating to the subject matter of the depositary agreement to us.

DESCRIPTION OF THE DEBT SECURITIES

We or PartnerRe Finance may offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities would be issued under a senior indenture between us and JPMorgan Chase Bank, as trustee. This senior indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Our subordinated debt securities would be issued under a subordinated indenture between us and JPMorgan Chase Bank, as trustee. This subordinated indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

PartnerRe Finance’s senior debt securities would be issued under a senior indenture between PartnerRe Finance, us, as guarantor, and JPMorgan Chase Bank, as trustee. This senior indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. PartnerRe Finance’s subordinated debt securities would be issued under a subordinated indenture between PartnerRe Finance, us, as guarantor, and JPMorgan Chase Bank, as trustee. This subordinated indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. PartnerRe Finance may also issue junior subordinated debt securities to a Capital Trust in connection with the issuance of preferred securities and common securities by that Capital Trust. These junior subordinated debt securities would be issued under a junior subordinated indenture between PartnerRe Finance, us, as guarantor, and JPMorgan Chase Bank, as trustee. This junior subordinated indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

In this prospectus, we refer to our senior indenture, our subordinated indenture, the PartnerRe Finance senior indenture, the PartnerRe Finance subordinated indenture and the PartnerRe Finance junior subordinated indenture collectively as the “indentures” and each individually as an “indenture.” In this prospectus, we refer to our senior indenture and the PartnerRe Finance senior indenture collectively as the “senior indentures” and each individually as a “senior indenture.” In this prospectus, we refer to our subordinated indenture and the PartnerRe Finance subordinated indenture collectively as the “subordinated indentures” and each individually as a “subordinated indenture.” The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the prospectus supplement.

The following summaries of the material terms and provisions of the indentures and the related debt securities are not complete. You should read the indentures and the debt securities for complete information regarding the terms and provisions of the indentures, including the definitions of some of the terms used below, and the debt securities. Wherever we refer to particular articles, sections or defined terms of an indenture, those articles, sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. Whenever we refer to particular articles, sections or defined terms of an indenture, without specific reference to an indenture, those articles, sections or defined terms are contained in all indentures. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. Our senior indenture and our subordinated indenture are substantially identical to one another, except for certain covenants of ours relating to subordination contained in our subordinated indenture. Similarly, the PartnerRe Finance senior indenture and the PartnerRe Finance subordinated indenture are substantially identical to one another, except for certain covenants of PartnerRe Finance relating to subordination contained in the PartnerRe Finance subordinated indenture. The PartnerRe Finance subordinated indenture and the PartnerRe Finance junior subordinated indenture are substantially identical to one another, except for certain rights and covenants and provisions relating to the issuance of securities to the applicable Capital Trust.

General

The indentures do not limit the aggregate principal amount of the debt securities which we or PartnerRe Finance may issue. The indentures provide that we or PartnerRe Finance may issue the debt securities from time to time in one or more series. (Section 3.1) The indentures do not limit the amount of other indebtedness or the debt securities which the issuer or its subsidiaries may issue.

Unless otherwise provided in the related prospectus supplement, senior debt securities will be unsecured obligations of the issuer and will rank equally with all of the issuer’s other unsecured and unsubordinated indebtedness. The subordinated debt securities will be unsecured obligations of the issuer, subordinated in right of payment to the prior payment in full of all senior indebtedness of the issuer as described below under “Subordination of Subordinated Debt Securities Issued by PartnerRe,” “Subordination of Subordinated Debt Securities Issued by PartnerRe Finance” and in the applicable prospectus supplement. The junior subordinated debt securities will be unsecured obligations of PartnerRe Finance, subordinated in right of payment to the prior payment in full of all of PartnerRe Finance’s senior indebtedness, as described below under “Subordination of the Junior Subordinated Debt Securities”.

Because we are a holding company, our rights and the rights of our creditors (including the holders of our debt securities and the holders of PartnerRe Finance debt securities who are creditors of PartnerRe by virtue of our guarantee of the debt securities issued by PartnerRe Finance) and shareholders to participate in any distribution of assets of any of our subsidiaries upon that subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against that subsidiary. The rights of our creditors (including the holders of our debt securities and the holders of PartnerRe Finance debt securities who are creditors of PartnerRe by virtue of our guarantee of the debt securities issued by PartnerRe Finance) to participate in the distribution of stock owned by us in certain of our subsidiaries, including our insurance subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such subsidiaries.

If PartnerRe Finance issues junior subordinated debt securities to a Capital Trust in connection with the issuance of preferred securities and common securities by such Capital Trust, such junior subordinated debt securities may be distributed pro rata to the holders of such preferred securities and common securities in connection with the dissolution of such Capital Trust upon the occurrence of certain events. These events will be described in the prospectus supplement relating to such preferred securities and common securities. Only one series of junior subordinated debt securities will be issued by PartnerRe Finance to each Capital Trust in connection with the issuance of preferred securities and common securities by such Capital Trust.

The prospectus supplement relating to the particular debt securities being offered will describe the following terms of the offered debt securities:

•	the title and series of such debt securities, which may include medium-term notes;

•	the aggregate principal amount of such debt securities and any limit upon such principal amount;

•	the date or dates on which the principal of such debt securities will be payable;

•	the rate or rates at which such debt securities will bear interest, if any;

•	the date or dates from which such interest, if any, will accrue or the method by which such date or dates will be determined;

•	the date or dates on which interest, if any, on such debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

•	any right to extend or defer the interest payment period and the duration of the extension;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	the place or places where the principal of, any premium or interest on or any additional amounts with respect to such debt securities will be payable;

•	any optional or mandatory redemption terms or prepayment, conversion, sinking fund or remarketing provisions;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations in which debt securities to be issued in registered form (as defined below) will be issuable;

•	if other than a denomination of $5,000, the denominations in which debt securities to be issued in bearer form (as defined below) will be issuable;

•	any convertibility or exchangeability provisions;

•	any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts with respect to such debt securities;

•	whether such debt securities will be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities;

•	whether such debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

•	in the case of debt securities issued by PartnerRe Finance, the agreement relating to our guarantee of such debt securities;

•	in the case of junior subordinated debt securities issued by PartnerRe Finance to a Capital Trust, the form of restated trust agreement and the agreement relating to our guarantee of the preferred securities of such Capital Trust;

•	United States federal income tax considerations, if any;

•	the currency or currencies, if other than the U.S. dollar, in which payments of the principal of and interest on the debt securities will be payable;

•	in the case of junior subordinated debt securities issued by PartnerRe Finance to a Capital Trust, the terms and conditions of any obligation or right of PartnerRe Finance or such Capital Trust to convert or exchange such junior subordinated debt securities into or for preferred securities of such Capital Trust;

•	any deletions from, modifications of or additions to the Events of Default or covenants of the issuer with respect to such debt securities; and

•	any other material terms of such debt securities and any other deletions from or modifications or additions to the applicable indenture in respect of such debt securities. (Section 3.1)

The issuer will have the ability under the indentures to “reopen” a previously issued series of the debt securities and issue additional debt securities of that series or establish additional terms of that series. The issuer is also permitted to issue debt securities with the same terms as previously issued debt securities. (Section 3.1)

Unless otherwise provided in the related prospectus supplement, principal, premium, interest and additional amounts, if any, with respect to any debt securities will be payable at the office or agency maintained by the issuer for such purposes. The payment office will initially be the corporate trust office of the trustee. In the case of debt securities issued in registered form, interest may be paid by check mailed to the persons entitled to the payment at their addresses appearing on the security register or by wire transfer to an account maintained by the payee with a bank located in the United States. A security issued in “registered form” is a security for which the issuer or the paying agent keeps a record of all the current holders. Interest on debt securities issued in registered form will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the regular record date with respect to such interest payment date. Interest on such debt securities which have a redemption date after a regular record date, and on or before the following interest payment date, will also be payable to the persons in whose names the debt securities are registered. All paying agents initially designated by the issuer for the debt securities will be named in the related prospectus supplement. The issuer may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that the issuer will be required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable. (Sections 3.7, 10.2 and 11.6)

Unless otherwise provided in the related prospectus supplement, the debt securities may be presented for transfer or exchanged for other debt securities of the same series at the office or agency maintained by the issuer for such purposes. This office will initially be the corporate trust office of the trustee. If so required by the issuer or the security registrar, any debt security presented for transfer must be duly endorsed or accompanied by a written instrument of transfer. Debt securities received upon exchange will contain identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount. Such transfer or exchange will be made without service charge, but the issuer may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. The issuer will not be required to:

•	issue, register the transfer of, or exchange, the debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities and ending at the close of business on the day of such mailing,

•	register the transfer of or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part or

•	register the transfer of or exchange any debt security which, in accordance with its terms, has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid. (Section 3.5)

We and PartnerRe Finance have appointed the trustee as security registrar. Any transfer agent (in addition to the security registrar) initially designated by either issuer for any debt securities will be named in the related prospectus supplement. The issuer may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the issuer will be required to maintain a transfer agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable. (Section 10.2)

Unless otherwise provided in the related prospectus supplement, the debt securities will be issued only in fully registered form without coupons in denominations of $1,000 and any integral multiple thereof. The debt securities may be represented in whole or in part by one or more global debt securities (as defined below) registered in the name of a depositary or its nominee and, if so represented, interests in such global debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants as described below. Where the debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special United States federal income tax considerations, applicable to such debt securities and to payment on and transfer and exchange of such debt securities will be described in the related prospectus supplement. A security issued in “bearer form” is a security for which the issuer does not keep a record of the holder. The owner is deemed to be the person holding the security.

If the purchase price of any debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, or any premium or interest on, or any additional amounts with respect to, any debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain United States federal income tax considerations, specific terms and other information with respect to such debt securities and such foreign currency or currency units will be set forth in the related prospectus supplement.

The issuer will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of the issuer to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding any deletions from, modifications of or additions to the Events of Defaults described below or covenants contained in the indentures, including any addition of a covenant or other provisions providing event risk or similar protection.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for common shares, preferred shares or other securities, whether or not issued by PartnerRe or PartnerRe Finance, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of the issuer, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as described in the related prospectus supplement. Any such conversion or exchange will comply with applicable law, including securities laws, and the issuer’s organizational documents.

Global Securities

The debt securities of a series may be issued in whole or in part under a book entry system in the form of one or more global debt securities. Each global security will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series.

The depositary will be a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve

System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depositary’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own the depositary. Access to the depositary’s book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The specific terms of the depositary arrangement with respect to a series of the debt securities will be described in the prospectus supplement relating to such series. We and PartnerRe Finance anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security in registered form, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security to the participants’ accounts. Such accounts will be designated by the underwriters or agents with respect to such debt securities or by the issuer if such debt securities are offered and sold directly by the issuer. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership will be effected only through the participants’ records. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary, or its nominee, is the owner of record of a global security, we consider such depositary or its nominee the sole owner or holder of the debt securities represented by a global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by a global security registered in their names, and will not receive or be entitled to receive physical delivery of the debt securities of that series in definitive form and will not be considered the owners or holders thereof under the indenture under which these debt securities are issued. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary. Persons who are not participants must rely on the procedures of the participant through which they own their interest. We understand that under existing industry practices, if we request any action of holders or if any owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

Payments of principal of, any premium and interest on, and any additional amounts on, the debt securities represented by a global security registered in the name of a depositary or its nominee will be paid to the depositary or its nominee, as the case may be, as the registered owner. None of the trustee, any paying agent, the security registrar or the issuer will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We and PartnerRe Finance expect that the depositary for a series of the debt securities or its nominee, upon receipt of any payment with respect to such debt securities, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for such debt securities as shown on the records of such depositary or its nominee. We and PartnerRe Finance also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants.

The indentures provide that global securities will be exchanged for the debt securities of such series in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations, if:

•	the depositary for a series of the debt securities notifies the issuer that it is unwilling or unable to continue as depositary or if such depositary ceases to be eligible under the applicable indenture and a successor depositary is not appointed by the issuer within 90 days of written notice;

•	the issuer determines that the debt securities of a particular series will no longer be represented by global securities and execute and deliver to the trustee a company order to such effect; or

•	an Event of Default with respect to a series of the debt securities has occurred and is continuing.

Such definitive debt securities will be registered in such name or names as the depositary shall instruct the trustee. (Section 3.5) We expect that such instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global securities.

Payment of Additional Amounts

Unless otherwise provided in the related prospectus supplement, the issuer will make all payments of principal of and premium, if any, interest and any other amounts on, the debt securities of any series without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the jurisdiction in which the issuer is organized (a “taxing jurisdiction”) or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction by the issuer is required by the law of the jurisdiction in which the issuer is organized, the issuer will, subject to certain limitations and exceptions described below or in the applicable prospectus supplement, pay to the holder of any such debt security such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction, will not be less than the amount provided for in such debt security and the applicable indenture to be then due and payable.

Notwithstanding the foregoing, the issuer will not be required to pay any additional amounts under the applicable indenture for or on account of:

(1) any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such debt security, (b) presented such debt security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such debt security could not have been presented for payment elsewhere, or (c) presented such debt security for payment more than 30 days after the date on which the payment in respect of such debt security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such debt security for payment on any day within that 30-day period;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such debt security to comply with any reasonable request by us addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

(4) any combination of items (1), (2) and (3).

In addition, the issuer will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such debt security to the extent such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the debt security. (Section 10.4)

Consolidation, Amalgamation, Merger and Sale of Assets

Each indenture provides that the issuer may not (1) consolidate or amalgamate with or merge into any person or convey, transfer or lease the properties and assets of the issuer as an entirety or substantially as an entirety to any person, or (2) permit any person to consolidate or amalgamate with or merge into the issuer, or convey, transfer or lease such person’s properties and assets as an entirety or substantially as an entirety to the issuer, unless:

•	such person is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, Bermuda or any country which is, on the date of the indenture, a member of the Organization of Economic Cooperation and Development;

•	such person will expressly assume, by supplemental indenture, the due and punctual payment of the principal of, any premium and interest on and any additional amounts with respect to all of the debt securities issued under the applicable indenture, and the performance of the issuer’s obligations under such indenture and the debt securities issued under the applicable indenture, and provides for conversion or exchange rights in accordance with the provisions of the debt securities of any series that are convertible or exchangeable into common shares or other securities;

•	immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the issuer as a result of such transaction as having been incurred by the issuer or such subsidiary at the time of such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have happened and be continuing; and

•	certain other conditions are met. (Section 8.1)

The senior, subordinated and junior subordinated indentures of PartnerRe Finance include a like restriction on consolidation, amalgamation and merger involving PartnerRe, as guarantor of PartnerRe Finance’s obligations under PartnerRe Finance’s senior, subordinated and junior subordinated debt securities, respectively. (Section 8.3 of the senior, subordinated and junior subordinated indentures of PartnerRe Finance)

Events of Default

Unless the issuer provides other or substitute Events of Default in a prospectus supplement, the following events will constitute an Event of Default under the applicable indenture with respect to any debt securities issued under the applicable indenture:

(1) default in paying interest or any additional amounts on any debt security, when they become due and payable, and the default continues for a period of 30 days;

(2) default in paying principal, any premium or any additional amounts on any debt security, when such principal, additional amount or premium becomes due and payable;

(3) default in the performance, or breach, of any covenant or warranty in the applicable indenture for the benefit of such debt securities, and the continuance of such default or breach for a period of 60 days after written notice of default is given under the indenture;

(4) if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of the issuer for borrowed money (other than Indebtedness which is non-recourse to the issuer) happens and consists of default in the payment of more than $100,000,000 in principal amount of such Indebtedness when due (after giving effect to any applicable grace period) or shall result in such Indebtedness in principal amount in excess of $100,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such default is not cured or waived or such acceleration is not rescinded or annulled within a period of 30 days after there has been given written notice as provided in the applicable indenture;

(5) the issuer fails within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $100,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith; and

(6) certain events relating to bankruptcy, insolvency or reorganization of the issuer.

In the senior, subordinated and junior subordinated indentures of PartnerRe Finance, the Events of Default described in clauses (3) through (6) above also include references to PartnerRe, as guarantor under the applicable indenture.

If an Event of Default (other than an Event of Default described in (6) of the preceding paragraph) occurs with respect to the debt securities of any series and continues, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series may, by written notice as provided in the applicable indenture, declare the principal amount (or such lesser amount as may be provided for in the debt securities of such series) of all outstanding debt securities of such series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the applicable indenture, the holders of a majority in aggregate principal amount of the debt securities of such series may, under certain circumstances, rescind and annul such acceleration. An Event of Default described in (6) of the preceding paragraph will cause the principal amount and accrued interest (or such lesser amount as provided for in the debt securities of such series) to become immediately due and payable without any declaration or other act by the trustee or any holder. (Section 5.2)

Each indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the debt securities of any series (a “default”), the trustee will transmit, in the manner set forth in such indenture, notice of such default to the holders of the debt securities of such series unless such default has been cured or waived. However, except in the case of a default in the payment of principal, premium, interest or additional amounts or any sinking fund or purchase fund installment with respect to, any debt security of such series, the trustee may withhold such notice if and so long as the issuer’s board of directors, its executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of such notice is in the best interest of the holders of the debt securities of such series. In addition, in the case of any default of the character described in (4) of the second preceding paragraph, no such notice to holders will be given until at least 30 days after the default occurs. (Section 6.2)

If an Event of Default occurs and continues with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the debt securities of such series by all appropriate judicial proceedings. (Section 5.3) Each indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the debt securities, unless such holders shall have offered to the trustee reasonable indemnity. (Section 6.1) Subject to the provisions for the indemnification of the trustee, and applicable law and certain other provisions of the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to debt securities of such series. (Section 5.12)

Modification and Waiver

The issuer and the trustee may modify or amend any of the indentures with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification of amendments. However, each affected holder must consent to certain modifications or amendments, including:

•	changes to the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, any debt security; or

•	reductions of the principal amount of, or the rate (or modify the calculation of such principal amount or rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any debt security.

In addition, no supplemental indenture may directly or indirectly modify or eliminate the subordination provisions of the subordinated indentures in any manner which might terminate or impair the subordination of the subordinated debt securities to Senior Indebtedness (as defined under “—Subordination of Subordinated Debt Securities Issued by PartnerRe”) without the prior written consent of the holders of the Senior Indebtedness. (Section 9.7 of the subordinated indentures)

The issuer and the trustee may modify or amend any of the indentures and debt securities of any series without the consent of any holder in order to, among other things:

•	provide for the issuer’s successor pursuant to a consolidation, amalgamation, merger or sale of assets;

•	provide for a successor trustee with respect to debt securities of all or any series;

•	cure any ambiguity, defect or inconsistency;

•	make any other provisions with respect to matters or questions arising under any indenture which will not adversely affect the interests of the holders of debt securities of any series; or

•	make any other change that does not materially adversely affect the interests of the holders of any debt securities then outstanding under the applicable indenture. (Section 9.1)

The holders of at least a majority in principal amount of debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by the issuer with certain restrictive provisions of the applicable indenture. (Section 10.6) The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default and its consequences under the applicable indenture with respect to debt securities of that series, except a default:

•	in paying principal, premium, interest or any additional amounts with respect to debt securities of that series; or

•	in respect of a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of the holder of each debt security of any series. (Section 5.13)

Under each indenture, the issuer is required to furnish the trustee annually a statement as to its performance of certain of its obligations under that indenture and as to any default in such performance. The issuer is also required to deliver to the trustee, within five days after its occurrence, written notice of any Event of Default or any event which after notice or lapse of time or both would constitute an Event of Default. (Section 10.7)

Discharge, Defeasance and Covenant Defeasance

The issuer may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars or in the Foreign Currency in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities with respect to principal and any premium, interest and additional amounts to the date of such deposit (if such debt securities have become due and payable) or to the maturity thereof, as the case may be. (Section 4.1)

Each indenture provides that, unless the provisions of Section 4.2 thereof are made inapplicable to debt securities of or within any series pursuant to Section 3.1 thereof, the issuer may elect to either:

•	to defease and be discharged from any and all obligations with respect to such debt securities (except for, among other things, the obligation of the issuer to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such debt securities and other obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to such debt securities and to hold moneys for payment in trust) (“defeasance”); or

•	to be released from its obligations with respect to such debt securities under certain covenants as described in the related prospectus supplement, and any omission to comply with such obligations will not constitute a default or an Event of Default with respect to such debt securities (“covenant defeasance”).

Defeasance or covenant defeasance, as the case may be, will be conditioned upon the irrevocable deposit by the issuer with the trustee, in trust, of an amount in U.S. dollars or in the Foreign Currency in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, such debt securities on the scheduled due dates. (Section 4.2)

Such a trust may only be established if, among other things:

•	the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under or any material agreement or instrument to which the issuer is a party or by which it is bound;

•	no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust after giving effect to such establishment and, with respect to defeasance only, no bankruptcy proceeding will have occurred and be continuing at any time during the period ending on the 91st day after such date;

•

with respect to registered securities and any bearer securities for which the place of payment is within the United States, the issuer has delivered to the trustee an opinion of counsel (as specified in each indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by the issuer, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable indenture; and

•	with respect to defeasance, the issuer has delivered to the trustee an officers’ certificate as to solvency and the absence of intent of preferring holders over other creditors. (Section 4.2)

“Foreign Currency” means any currency, currency unit or composite currency, including, without limitation, the euro, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments. (Section 1.1)

“Government Obligations” means debt securities which are (1) direct obligations of the United States of America or the government or the governments which issued the Foreign Currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government or governments which issued the Foreign Currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, which, in the case of clauses (1) and (2), are not callable or redeemable at the option of the issuer or issuers thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt. (Section 1.1)

If after the issuer has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (1) the holder of a debt security of that series is entitled to, and does, elect pursuant to Section 3.1 of the applicable indenture or the terms of such debt security to receive payment in a currency other than that in which such deposit has been made in respect of such debt security, or (2) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, any premium and interest on, and any additional amounts with respect to, such debt security as such debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of such debt security into the currency in which such debt security becomes payable as a result of such election or such Conversion Event based on (a) in the case of payments made pursuant to clause (1) above, the applicable market exchange rate for such currency in effect on the second business day prior to such payment date, or (b) with respect to a Conversion Event, the applicable market exchange rate for such Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event. (Section 4.2)

“Conversion Event” means the cessation of use of (1) a Foreign Currency both by the government of the country or countries which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community or (2) any currency unit or composite currency for the purposes for which it was established. (Section 1.1)

If the issuer effects covenant defeasance with respect to any of its debt securities and such debt securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to any covenant as to which there has been covenant defeasance, the amount in such Foreign Currency in which such debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on such debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such Event of Default. However, the issuer would both remain liable to make payment of such amounts due at the time of acceleration.

Subordination of Subordinated Debt Securities Issued by PartnerRe

Our subordinated debt securities will, to the extent set forth in our subordinated indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness (as defined below in this section) of ours, whether outstanding at the date of our subordinated indenture or thereafter incurred. (Section 16.1 of our subordinated indenture) Holders of our Senior Indebtedness will first be entitled to receive payment in full of all amounts due on our Senior Indebtedness before the holders of our subordinated debt securities are entitled to receive payment on account of principal, premium, interest or any additional amounts on our subordinated debt securities, if certain events occur. These events include:

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or to our creditors, as such, or to our assets; or

•	any voluntary or involuntary liquidation, dissolution or other winding up of ours, whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of ours.

(Section 16.3 of our subordinated indenture)

If we are liquidated or become insolvent, holders of our Senior Indebtedness and holders of other obligations of ours that are not subordinated to our Senior Indebtedness may recover more, ratably, than the holders of our subordinated debt securities.

Subject to the payment in full of all Senior Indebtedness of ours, the rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of our Senior Indebtedness to receive payments or distributions of cash, property or securities of ours applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, our subordinated debt securities have been paid in full. (Section 16.4 of our subordinated indenture)

No payment of principal of or any premium or interest on or any additional amounts with respect to our subordinated debt securities, or payments to acquire such securities (other than pursuant to their conversion), may be made if:

•	any Senior Indebtedness of ours is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or

•	if the maturity of any Senior Indebtedness of ours has been accelerated because of a default.

(Section 16.2 of our subordinated indenture)

Our subordinated indenture does not limit or prohibit us from incurring additional Senior Indebtedness, which may include Indebtedness that is senior to our subordinated debt securities, but subordinate to our other obligations. The senior debt securities issued by us will constitute Senior Indebtedness under our subordinated indenture.

For purposes of this section, the term “Senior Indebtedness” means all Indebtedness of ours outstanding at any time, except:

•	our subordinated debt securities;

•	Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or ranks equally with our subordinated debt securities or any other Indebtedness ranking pari passu with our subordinated debt securities;

•	Indebtedness of ours to, or guaranteed on behalf of, a subsidiary of ours, or any officer, director or employee of ours or any subsidiary of ours;

•	interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws;

•	trade accounts payable;

•	liability for income, franchise, real estate or other taxes owed or owing; and

•	any Indebtedness, including all other debt securities and guarantees in respect of those debt securities, initially issued to (x) PartnerRe Capital Trust I by PartnerRe Finance I, (y) the Capital Trusts or (z) any other trust, partnership or other entity affiliated with us which is a financing vehicle of ours or any affiliate of ours in connection with an issuance by such entity of preferred securities or other securities which are similar to the preferred securities described under “Description of the Trust Preferred Securities” below.

Such Senior Indebtedness will continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Sections 1.1 and 16.8 of our subordinated indenture)

Our subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of our subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

Subordination of the Subordinated Debt Securities Issued by PartnerRe Finance

Subordinated debt securities issued by PartnerRe Finance will, to the extent set forth in the subordinated indenture of PartnerRe Finance, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness (as defined below in this section) of PartnerRe Finance, whether outstanding at the date of such subordinated indenture or thereafter incurred. (Section 16.1 of the PartnerRe Finance subordinated indenture) Holders of Senior Indebtedness of PartnerRe Finance will first be entitled to receive payment in full of all amounts due or to become due on or in respect of all such Senior Indebtedness, or provision will be made for such payment in cash, before the holders of the subordinated debt securities of PartnerRe Finance are entitled to receive or retain any payment on account of principal, premium, interest, or any additional amounts with respect to, such subordinated debt securities, if certain events occur. These events include:

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to PartnerRe Finance or to its creditors, as such, or to its assets; or

•	any voluntary or involuntary liquidation, dissolution or other winding up of PartnerRe Finance, whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of PartnerRe Finance.

(Section 16.3 of the PartnerRe Finance subordinated indenture)

If PartnerRe Finance is liquidated or becomes insolvent, holders of Senior Indebtedness of PartnerRe Finance and holders of other obligations of PartnerRe Finance that are not subordinated to such Senior Indebtedness may recover more, ratably, than the holders of subordinated debt securities of PartnerRe Finance.

Subject to the payment in full of all Senior Indebtedness of PartnerRe Finance, the rights of the holders of subordinated debt securities of PartnerRe Finance will be subrogated to the rights of the holders of such Senior

Indebtedness to receive payments or distributions of cash, property or securities of PartnerRe Finance applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, such subordinated debt securities have been paid in full. (Section 16.4 of the PartnerRe Finance subordinated indenture)

No payment of principal of or any premium or interest on or any additional amounts with respect to the subordinated debt securities of PartnerRe Finance, or payments to acquire such securities (other than pursuant to their conversion), may be made if:

•	any Senior Indebtedness of PartnerRe Finance is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or

•	if the maturity of any Senior Indebtedness of PartnerRe Finance has been accelerated because of a default.

(Section 16.2 of the PartnerRe Finance subordinated indenture)

The PartnerRe Finance subordinated indenture does not limit or prohibit PartnerRe Finance from incurring additional Senior Indebtedness, which may include Indebtedness that is senior to its subordinated debt securities, but subordinate to PartnerRe Finance other obligations. The senior debt securities issued by PartnerRe Finance will constitute Senior Indebtedness under the PartnerRe Finance subordinated indenture.

For purposes of this section, the term “Senior Indebtedness” means all Indebtedness of PartnerRe Finance outstanding at any time, except:

•	the subordinated debt securities issued by PartnerRe Finance;

•	Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or ranks equally with such subordinated debt securities or any other Indebtedness ranking pari passu with such subordinated debt securities;

•	Indebtedness of PartnerRe Finance to, or guaranteed on behalf of, a subsidiary of PartnerRe Finance, or any officer, director or employee of PartnerRe Finance or any of its subsidiaries;

•	interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against PartnerRe Finance in a proceeding under federal or state bankruptcy laws;

•	trade accounts payable;

•	liability for income, franchise, real estate or other taxes owed or owing; and

•	any Indebtedness, including all other debt securities and guarantees in respect of those debt securities, initially issued to (a) the Capital Trusts or (b) any other trust, partnership or other entity affiliated with PartnerRe Finance which is a financing vehicle of PartnerRe Finance or any of its affiliates in connection with an issuance by such entity of preferred securities or other securities which are similar to the preferred securities described under “Description of the Trust Preferred Securities” below.

Such Senior Indebtedness will continue to be Senior Indebtedness of PartnerRe Finance and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Section 1.1 and 16.8 of the PartnerRe Finance subordinated indenture)

The PartnerRe Finance subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of subordinated debt securities by PartnerRe Finance, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

Subordination of the Junior Subordinated Debt Securities

The junior subordinated debt securities issued by PartnerRe Finance will, to the extent set forth in the applicable junior subordinated indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness (as defined below in this section) of PartnerRe Finance, whether outstanding at the date of the applicable junior subordinated indenture or thereafter incurred. (Section 16.1 of the junior subordinated indenture) Holders of Senior Indebtedness of PartnerRe Finance will first be entitled to receive payment in full of all amounts due or to become due on or in respect of all such Senior Indebtedness, or provision will be made for such payment in cash, before the holders of the junior subordinated debt securities are entitled to receive or retain any payment on account of principal, premium, interest or any additional amounts with respect to, junior subordinated debt securities if certain events occur. These events include:

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to PartnerRe Finance or to its creditors, as such, or to its assets; or

•	any voluntary or involuntary liquidation, dissolution or other winding up of PartnerRe Finance, whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of PartnerRe Finance.

(Section 16.3 of the junior subordinated indenture)

If PartnerRe Finance is liquidated or becomes insolvent, holders of Senior Indebtedness of PartnerRe Finance and holders of other obligations of PartnerRe Finance that are not subordinated to such Senior Indebtedness may recover more, ratably, than the holders of junior subordinated debt securities.

Subject to the payment in full of all Senior Indebtedness of PartnerRe Finance, the rights of the holders of junior subordinated debt securities will be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of cash, property or securities of PartnerRe Finance applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, junior subordinated debt securities have been paid in full. (Section 16.4 of the junior subordinated indenture)

No payment of principal (including redemption and sinking fund payments) or any premium or interest on or any additional amounts with respect to the junior subordinated debt securities, or payments to acquire such securities (other than pursuant to their conversion), may be made if:

•	any Senior Indebtedness of PartnerRe Finance is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or

•	if the maturity of any Senior Indebtedness of PartnerRe Finance has been accelerated because of a default.

(Section 16.2 of the junior subordinated indenture)

The junior subordinated indenture does not limit or prohibit PartnerRe Finance from incurring additional Senior Indebtedness, which may include Indebtedness that is senior to the junior subordinated debt securities, but subordinate to other obligations of PartnerRe Finance.

For purposes of this section, the term “Senior Indebtedness” means all Indebtedness of PartnerRe Finance outstanding at any time, except:

•	the junior subordinated debt securities;

•	Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or ranks equally with the junior subordinated debt securities or any other Indebtedness ranking pari passu with the junior subordinated debt securities;

•	Indebtedness of PartnerRe Finance to, or guaranteed on behalf of, a subsidiary of PartnerRe Finance or any officer, director or employee of PartnerRe Finance or any subsidiary of PartnerRe Finance;

•	interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against PartnerRe Finance in a proceeding under federal or state bankruptcy laws;

•	trade accounts payable;

•	liability for income, franchise, real estate or other taxes owed or owing; and

•	any Indebtedness, including all other debt securities and guarantees in respect of those debt securities, initially issued to a Capital Trust.

Such Senior Indebtedness will continue to be Senior Indebtedness of PartnerRe Finance and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Section 1.1 and 16.8 of the junior subordinated indenture)

The junior subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of junior subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

New York Law to Govern

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state. (Section 1.13 of the senior indentures and the subordinated indentures and 1.14 of the junior subordinated indenture)

Information Concerning the Trustee

Either PartnerRe or PartnerRe Finance may from time to time borrow from, maintain deposit accounts with and conduct other banking transactions with JPMorgan Chase Bank and its affiliates in the ordinary course of business. JPMorgan Chase Bank is also acting as administrative agent under our credit facilities.

Under each indenture, JPMorgan Chase Bank is required to transmit annual reports to all holders regarding its eligibility and qualifications as trustee under the applicable indenture and related matters. (Section 7.3)

CERTAIN PROVISIONS OF THE JUNIOR SUBORDINATED DEBT SECURITIES ISSUED TO THE CAPITAL TRUSTS

Option to Extend Interest Payment Date

Unless provided otherwise in the related prospectus supplement, PartnerRe Finance will have the right at any time and from time to time during the term of any series of junior subordinated debt securities issued to a Capital Trust to defer payment of interest for such number of consecutive interest payment periods as may be specified in the related prospectus supplement. This right to extend is subject to the terms, conditions and covenants, if any, specified in this prospectus and such prospectus supplement. However, PartnerRe Finance may not defer such interest payments beyond the stated maturity of the junior subordinated debt securities.

Option to Extend Maturity Date

Unless provided otherwise in the related prospectus supplement, PartnerRe Finance will have the right to change the stated maturity of the principal of the junior subordinated debt securities issued to a Capital Trust upon the liquidation of such Capital Trust and the exchange of the junior subordinated debt securities for the preferred securities of such Capital Trust. PartnerRe Finance may also extend the stated maturity of the principal of the junior subordinated debt securities. However, at the time such election to change or extend the stated maturity is made and at the time such election commences:

•	no event of default on the junior subordinated debt securities has occurred and is continuing;

•	such Capital Trust is not in arrears on payments of distributions on its preferred securities and no deferred distributions have accumulated;

•	the junior subordinated debt securities are, and immediately after such extension will be, rated at least investment grade by either Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc. or another nationally recognized statistical rating organization; and

•	the extended stated maturity is no later than the 49th anniversary of the initial issuance of the preferred securities of such Capital Trust.

If PartnerRe Finance exercises its right to liquidate such Capital Trust and exchange the junior subordinated debt securities for the preferred securities of such Capital Trust as described above, any changed stated maturity of the principal of the junior subordinated debt securities shall be no earlier than the date that is 15 years after the initial issue date of the preferred securities and no later than the date 30 years (plus an extended term of up to an additional 19 years if the conditions described above are satisfied) after the initial issue date of the preferred securities of such Capital Trust. (Section 3.13 of the junior subordinated indenture)

Redemption

Except as otherwise provided in the related prospectus supplement, if an Investment Company Event or a Tax Event (each, a “Special Event”) shall occur and be continuing, PartnerRe Finance may, at its option, redeem such junior subordinated debt securities, in whole but not in part, at any time within 90 days of the occurrence of the Special Event, at a redemption price equal to 100% of the principal amount of such junior subordinated debt securities then outstanding plus accrued and unpaid interest to the date fixed for redemption. (Section 11.8 of the junior subordinated indenture)

For purposes of the junior subordinated indenture, “Investment Company Event” means, in respect of a Capital Trust, the receipt by such Capital Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change in the interpretation or application of law or regulation by any legislative body, court or governmental agency or regulatory authority, there is more than an insubstantial risk that such Capital Trust is or will be considered an investment company, or a company controlled by an investment company, that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of original issuance of the preferred securities of such Capital Trust. (Section 1.1 of the junior subordinated indenture) “Tax Event” means, in respect of a Capital Trust, the receipt by such Capital Trust or PartnerRe Finance of an opinion of counsel, rendered by an independent law firm experienced in such matters, to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulation thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations (including any change in interpretation or application of law or regulation by any applicable taxing authority), which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the preferred securities of such Capital Trust, there is more than an insubstantial risk that:

•	such Capital Trust is or will be, within 90 days of delivery of such opinion of counsel, subject to United States federal income tax with respect to income received or accrued on the corresponding series of junior subordinated debt securities;

•	interest payable by PartnerRe Finance on such junior subordinated debt securities is not or will not be, within 90 days of delivery of such opinion of counsel, deductible by PartnerRe Finance, in whole or in part, for United States federal income tax purposes; or

•	such Capital Trust is or will be, within 90 days of delivery of such opinion of counsel, subject to more than a de minimis amount of other taxes, duties or other governmental charges. (Section 1.1 of the junior subordinated indenture)

Certain Covenants

PartnerRe and PartnerRe Finance will each covenant, as to the junior subordinated debt securities issued to a Capital Trust in connection with the issuance of preferred securities and common securities by such Capital Trust, that if:

(1) any event occurs, of which PartnerRe Finance has actual knowledge that (A) with the giving of notice or lapse of time or both, would constitute an Event of Default under the junior subordinated indenture and (B) in respect of which PartnerRe Finance shall not have taken reasonable steps to cure;

(2) PartnerRe shall be in default with respect to its payment of obligations under the preferred securities guarantee relating to such preferred securities; or

(3) PartnerRe Finance shall have given notice of its election to defer interest payments on the junior subordinated debt securities as provided in the junior subordinated indenture and shall not have rescinded such notice, or such election, shall be continuing, it will not, and will not permit any of its subsidiaries to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its outstanding capital stock; or

•	make any payment of principal, interest, premium, if any, on or repay, repurchase or redeem any debt security of PartnerRe or PartnerRe Finance, as the case may be, that ranks equal to or junior in interest to the junior subordinated debt securities or the related guarantee, as the case may be, or make any guarantee payments with respect to any guarantee by PartnerRe or PartnerRe Finance, as the case may be, of the debt securities of any subsidiary of PartnerRe or PartnerRe Finance, as the case may be, if such guarantee ranks equal to or junior in interest to the junior subordinated debt securities or the guarantee in respect thereof, as the case may be, except in each case for the transactions described in the immediately following sentence.

Notwithstanding the preceding sentence and regardless of whether any event described in clauses (1)-(3) above shall have occurred or be continuing, PartnerRe shall not be restricted from making or effecting the following dividends, distributions, redemptions, purchases, declarations, payments, exchanges and conversions:

•	dividends or distributions in the common shares or options or other rights to acquire the common shares of PartnerRe;

•	redemptions or purchases of any rights outstanding under a shareholder rights plan of PartnerRe, or the declaration of a dividend of such rights or the issuance of shares under such plan in the future;

•	payments under any preferred securities guarantee of PartnerRe;

•	purchases of common shares related to the issuance of common shares under any of PartnerRe’s benefit plans for its directors, officers or employees;

•	the purchase of fractional shares resulting from a reclassification of the capital stock of PartnerRe;

•	the exchange or conversion of any class or series of the capital stock of PartnerRe (or any of its subsidiary’s) for another class or series of the capital stock of PartnerRe (or any of its subsidiary’s) or of any class or series of its (or any of its subsidiary’s) indebtedness pursuant to the terms of the capital stock or indebtedness as originally issued; and

•	the purchase of fractional interests in shares of the capital of PartnerRe (or any of its subsidiary’s) stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged. (Section 10.9 of the junior subordinated indenture)

If PartnerRe Finance issues the junior subordinated debt securities to a Capital Trust in connection with the issuance of preferred securities and common securities of such Capital Trust, for so long as such junior subordinated debt securities remain outstanding, PartnerRe Finance will also covenant:

•	to maintain directly or indirectly 100% ownership of the common securities of such Capital Trust; provided, however, that any permitted successor of PartnerRe Finance under the junior subordinated indenture may succeed to its ownership of such common securities;

•	not to voluntarily dissolve, wind-up or liquidate such trust, except in connection with the distribution of its junior subordinated debt securities to the holders of preferred securities and common securities in liquidation of such Capital Trust, the redemption of all of the preferred securities and common securities of such Capital Trust, or certain mergers, consolidations or amalgamations, each as permitted by the restated trust agreement of such Capital Trust; and

•	to cause such Capital Trust to remain classified as a grantor trust for United States federal income tax purposes.

(Section 10.11 of the junior subordinated indenture)

Direct Action Right Upon Certain Events of Default

If an Event of Default with respect to junior subordinated debt securities issued to a Capital Trust has occurred and is continuing and such event is attributable to a default in the payment of interest or principal on the related junior subordinated debt securities on the date such interest or principal is otherwise payable, a holder of preferred securities of such Capital Trust may institute a legal proceeding directly against PartnerRe Finance and/or against PartnerRe, as guarantor, which is referred to in this prospectus as a “Direct Action,” for enforcement of payment to such holder of the principal of or interest on such related junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the related preferred securities of such holder. PartnerRe Finance and PartnerRe may not amend the applicable junior subordinated indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the preferred securities of such trust. In addition, so long as PartnerRe is a guarantor of the obligations of PartnerRe Finance and the Capital Trusts and a Direct Action may be brought directly against PartnerRe, PartnerRe Finance and the Capital Trusts are not subject to the information reporting requirements of the Exchange Act. If the right to bring a Direct Action is removed, PartnerRe Finance and each Capital Trust may become subject to the reporting obligations under the Exchange Act. PartnerRe Finance will have the right under the applicable junior subordinated indenture to set-off any payment made to such holder of preferred securities by it, in connection with a Direct Action. (Section 1.12 of the junior subordinated indenture) The holders of preferred securities will not be able to exercise directly any other remedy available to the holders of the related junior subordinated debt securities. For more information on the reporting obligations of PartnerRe, PartnerRe Finance and the Capital Trusts, see “Where You Can Find More Information”.

The holders of the preferred securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the junior subordinated debt securities unless there shall have been an event of default under the applicable restated trust agreement. See “Description of the Trust Preferred Securities—Events of Default; Notice.” (Section 5.8 of the junior subordinated indenture)

DESCRIPTION OF THE DEBT SECURITIES GUARANTEES

Concurrently with any issuance by PartnerRe Finance of its senior debt securities, we will execute and deliver a senior debt securities guarantee for the benefit of the holders from time to time of such senior debt securities. JPMorgan Chase Bank will act as indenture trustee under the senior debt securities guarantee for the purposes of compliance with the Trust Indenture Act. The senior debt securities guarantee will be qualified as an indenture under the Trust Indenture Act. Similarly, concurrently with any issuance by PartnerRe Finance of its subordinated debt securities, we will execute and deliver a subordinated debt securities guarantee for the benefit of the holders from time to time of such subordinated debt securities. JPMorgan Chase Bank will act as indenture trustee under the subordinated debt securities guarantee for the purposes of compliance with the Trust Indenture Act. The subordinated debt securities guarantee will be qualified as an indenture under the Trust Indenture Act. Concurrently with any issuance by PartnerRe Finance of its junior subordinated debt securities to any of the Capital Trusts, we will execute and deliver a junior subordinated debt securities guarantee for the benefit of the holders from time to time of such junior subordinated debt securities. JPMorgan Chase Bank will act as indenture trustee under the junior subordinated debt securities guarantees for the purposes of compliance with the Trust Indenture Act. The junior subordinated debt securities guarantees will be qualified as indentures under the Trust Indenture Act.

The following summary sets forth the material terms and provisions of our guarantee of PartnerRe Finance’s senior debt securities, subordinated debt securities and junior subordinated debt securities. The following summary of certain provisions of the guarantees is not complete. You should read the forms of guarantee and the Trust Indenture Act for more complete information regarding the provisions of the guarantees, including the definitions of some of the terms used below. The forms of guarantee have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part and are incorporated by reference in this summary. Whenever we refer to particular sections or defined terms of the guarantees, such sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. The indenture trustee, as guarantee trustee under each guarantee, will hold the applicable guarantee for the benefit of the holders of the related debt securities.

General

We will fully and unconditionally guarantee all obligations of PartnerRe Finance under the applicable indenture and the related debt securities. Unless otherwise provided in a prospectus supplement, each guarantee will be an unsecured obligation of PartnerRe, and the guarantees of PartnerRe Finance’s subordinated and junior subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our Senior Indebtedness.

Since PartnerRe is a holding company, its rights and the rights of its creditors, including the holders of PartnerRe Finance debt securities who are creditors of PartnerRe by virtue of the guarantees and shareholders to participate in any distribution of the assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise would be subject to prior claims of the subsidiary’s creditors, except to the extent that PartnerRe may itself be a creditor with recognized claims against the subsidiary. The right of creditors of PartnerRe, including the holders of PartnerRe Finance debt securities who are creditors of PartnerRe by virtue of the guarantees to participate in the distribution of the stock owned by PartnerRe in certain of its subsidiaries, including PartnerRe’s insurance subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such subsidiaries.

PartnerRe will make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, PartnerRe Finance’s debt securities without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments, or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or such other jurisdiction in which any of our successors under the applicable guarantee may be organized (a “taxing jurisdiction”) or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, PartnerRe will, subject to certain limitations and exceptions described below, pay to the holder of any such debt security any such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction, will not be less than the amount provided for in such debt security and the applicable indenture to be then due and payable.

PartnerRe will not be required to pay any additional amounts for or on account of:

(1) any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such debt security, (b) presented such debt security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such debt security could not have been presented for payment elsewhere, or (c) presented such debt security for payment more than 30 days after the date on which the payment in respect of such debt security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such debt security for payment on any day within that 30-day period;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such debt security to comply with any reasonable request by PartnerRe Finance addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

(4) any combination of items (1), (2) and (3).

In addition, PartnerRe will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such debt security but only to the extent such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the debt security. (Section 10.4 of the PartnerRe Finance indentures)

Waiver of Events of Default

The holders of not less than a majority of the outstanding principal amount of PartnerRe Finance’s senior debt securities or subordinated debt securities, as the case may be, may, by vote, on behalf of all such holders, waive any past event of default of PartnerRe and its consequences on any of its payment or other obligations under the senior or subordinated debt securities guarantee agreement, as applicable.

The holders of a majority in liquidation preference of the preferred securities issued by a Capital Trust may, by vote, on behalf of all holders, waive any past event of default of PartnerRe and its consequences on any of its payment or other obligations under the junior subordinated debt securities guarantee agreement.

Amendments

The senior debt securities guarantee and the subordinated debt securities guarantee may only be amended in writing with the prior approval of the holders of not less than a majority of the outstanding principal amount of the applicable debt securities. In addition, certain amendments affecting the obligations of PartnerRe may only be made in writing with the prior approval of each holder.

The junior subordinated debt securities guarantees may only be amended in writing with the prior approval of the holders of at least a majority in liquidation preference of the then outstanding preferred securities issued by the applicable Capital Trust. In addition, certain amendments affecting the obligations of PartnerRe may only be made in writing with the prior approval of each holder of the then outstanding preferred securities issued by the applicable Capital Trust.

No consent of the holders of PartnerRe Finance’s senior, subordinated or junior subordinated debt securities, as the case may be, is required to amend the applicable guarantee in a way that does not adversely affect in any material respect the rights of such holders.

DESCRIPTION OF THE WARRANTS TO PURCHASE COMMON SHARES OR PREFERRED SHARES

PartnerRe Ltd. may offer warrants to purchase common shares or preferred shares from time to time. The following statements with respect to the common share warrants and preferred share warrants are summaries of, and subject to, the detailed provisions of a share warrant agreement to be entered into by us and a share warrant agent to be selected at the time of issue. The particular terms of any warrants offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered securities, will be described in the prospectus supplement.

General

The share warrants, evidenced by share warrant certificates, may be issued under the share warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If share warrants are offered, the related prospectus supplement will describe the designation and terms of the share warrants, including without limitation the following:

•	the offering price, if any;

•	the designation and terms of the common shares or preferred shares purchasable upon exercise of the share warrants;

•	if applicable, the date on and after which the share warrants and the related offered securities will be separately transferable;

•	the number of common shares or preferred shares purchasable upon exercise of one share warrant and the initial price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise the share warrants shall commence and the date on which such right shall expire;

•	a discussion of certain United States federal income tax considerations;

•	the call provisions, if any;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the antidilution provisions of the share warrants; and

•	any other material terms of the share warrants.

The common shares or preferred shares issuable upon exercise of the share warrants will, when issued in accordance with the share warrant agreement, be fully paid and nonassessable.

Exercise of Share Warrants

Share warrants may be exercised by surrendering to the share warrant agent the share warrant certificate with the form of election to purchase on the reverse thereof duly completed and signed by the warrantholder, or its duly authorized agent, indicating the warrantholder’s election to exercise all or a portion of the share warrants evidenced by the certificate. The signature to be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. Surrendered share warrant certificates shall be accompanied by payment of the aggregate exercise price of the share warrants to be exercised, as set forth in the related prospectus supplement, in lawful money of the United States, unless otherwise provided in the related prospectus supplement. Upon receipt by the share warrant agent, the share warrant agent will requisition from the transfer agent for the common shares or the preferred shares, as the case may be, for issuance and delivery to or upon the written order of the exercising warrantholder, a certificate representing the number of common shares or preferred shares purchased. If less than all of the share warrants evidenced by any share warrant certificate are exercised, the share warrant agent shall deliver to the exercising warrantholder a new share warrant certificate representing the unexercised share warrants.

Antidilution and Other Provisions

The exercise price payable and the number of common shares or preferred shares purchasable upon the exercise of each share warrant and the number of share warrants outstanding may be subject to adjustment in certain events. The adjustment events may include the issuance of a stock dividend to holders of common shares or preferred shares or a combination, subdivision or reclassification of common shares or preferred shares. In lieu of adjusting the number of common shares or preferred shares purchasable upon exercise of each share warrant, we may elect to adjust the number of share warrants. We may, at our option, reduce the exercise price at any time. We may pay the cash value of any fractional shares otherwise issuable upon exercise of any share warrants. Notwithstanding the foregoing, in case of our consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, if provided for in the relevant share warrant agreement, the holder of each outstanding share warrant shall have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of common shares or preferred shares into which such share warrants were exercisable immediately prior thereto.

No Rights as Shareholders

Holders of share warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our shareholders.

DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

PartnerRe Ltd. may offer warrants to purchase debt securities from time to time. The following statements with respect to the debt warrants are summaries of, and subject to, the detailed provisions of a debt warrant agreement to be entered into by us and a debt warrant agent to be selected at the time of issue. The particular terms of any warrants offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered securities, will be described in the prospectus supplement.

General

The debt warrants, evidenced by debt warrant certificates, may be issued under the debt warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If debt warrants are offered, the related prospectus supplement will describe the designation and terms of the debt warrants, including without limitation the following:

•	the offering price, if any;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	if applicable, the date on and after which the debt warrants and the related offered securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants shall commence and the date on which such right shall expire;

•	a discussion of certain United States federal income tax considerations;

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the antidilution provisions of the debt warrants; and

•	any other material terms of the debt warrants.

Warrantholders will not have the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities. Warrantholders will not have the right to enforce any of the covenants of the debt securities or the applicable indenture except as otherwise provided in the applicable indenture.

Exercise of Debt Warrants

Debt warrants may be exercised by surrendering the debt warrant certificate at the office of the debt warrant agent, with payment in full of the exercise price, as set forth in the related prospectus supplement. Warrantholders must also complete and execute the form of election to purchase on the reverse side of the debt warrant certificate. The signature(s) must be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with the instructions of the exercising warrantholder. If less than all of the debt warrants evidenced by the debt warrant certificate are exercised, we will issue a new debt warrant certificate for the remaining number of debt warrants.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

Each Capital Trust will be governed by the terms of the applicable restated trust agreement. Under each such trust agreement, a Capital Trust may issue, from time to time, only one series of preferred securities. The preferred securities will have the terms set forth in the applicable restated trust agreement or made a part of such restated trust agreement by the Trust Indenture Act, and described in the related prospectus supplement. These terms will mirror the terms of the junior subordinated debt securities issued by PartnerRe Finance and purchased by such Capital Trust using the proceeds from the sale of its preferred securities and its common securities. The junior subordinated debt securities issued by PartnerRe Finance to each Capital Trust will be guaranteed by PartnerRe on a subordinated basis and are referred to as the “corresponding junior subordinated debt securities” relating to such Capital Trust.

The following summary sets forth the material terms and provisions of the restated trust agreements and the preferred securities to which any prospectus supplement relates. This summary is not complete. You should read the forms of restated trust agreement and the Trust Indenture Act for complete information regarding the terms and provisions of restated trust agreements and of the preferred securities, including the definitions of some of the terms used below. The forms of restated trust agreement are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. Whenever we refer to particular sections or defined terms of a restated trust agreement, such sections or defined terms are incorporated herein by reference, and the statements in connection with which such reference is made is qualified in its entirety by such reference.

Issuance, Status and Guarantee of Preferred Securities

Under the terms of the restated trust agreement for each Capital Trust, the Administrative Trustees will issue the preferred securities on behalf of such Capital Trust. The preferred securities will represent preferred beneficial interests in the Capital Trust. The holders of the preferred securities will be entitled to a preference in certain circumstances to distributions and amounts payable on redemption or liquidation over the common securities of such Capital Trust. Holders of preferred securities will also be entitled to other benefits under the corresponding restated trust agreement. The preferred securities of a Capital Trust will rank equally, and payments will be made on the preferred securities pro rata, with the common securities of such Capital Trust except as described under “—Subordination of Common Securities.” The Property Trustee will hold legal title to the corresponding junior subordinated debt securities in trust for the benefit of the holders of the related preferred securities and common securities. In this prospectus we refer to the common securities and the preferred securities of each Capital Trust as the “trust securities” of such Capital Trust.

PartnerRe will issue a guarantee agreement for the benefit of the holders of each Capital Trust’s preferred securities. Under each preferred securities guarantee, we will guarantee on a subordinated basis payment of distributions on the related preferred securities and amounts payable on redemption or liquidation of such preferred securities. Our guarantee will be only to the extent that the related Capital Trust has funds on hand to make such payments. See “Description of the Trust Preferred Securities Guarantees.”

Distributions

Distributions on the preferred securities will be cumulative, will accumulate from the original issue date and will be payable on the dates and at the rates specified in the related prospectus supplement. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the related prospectus supplement. Distributions to which holders of preferred securities are entitled will accumulate additional distributions at the rate per annum if and as specified in the related prospectus supplement. (Section 4.1) References to “distributions” include any such additional distributions unless otherwise stated.

PartnerRe Finance has the right under the applicable junior subordinated indenture to defer the payment of interest at any time or from time to time on any series of corresponding junior subordinated debt securities for a period which will be specified in the related prospectus supplement. This right is subject to the terms, conditions and covenants specified in this prospectus and such prospectus supplement. The deferral of interest payments may not extend beyond the stated maturity of the corresponding junior subordinated debt securities. See “Certain Provisions of the Junior Subordinated Debt Securities Issued to the Capital Trusts.” If PartnerRe Finance extends the payment of interest on the junior subordinated debt securities, the Capital Trust which issued such preferred securities would defer distributions on the corresponding preferred securities during any such extension period. Any deferred preferred securities would continue to accumulate additional distributions at the rate per annum set forth in the prospectus supplement. (Section 4.1)

The funds of each Capital Trust available for distribution to holders of its preferred securities will be limited to payments under the corresponding junior subordinated debt securities in which the Capital Trust will invest the proceeds from the issuance and sale of its trust securities. If neither PartnerRe Finance nor PartnerRe, as guarantor, makes interest payments on those corresponding junior subordinated debt securities, the Property Trustee will not have funds available to pay distributions on the related preferred securities. The payment of distributions is guaranteed by us on a limited basis as set forth herein under “Description of the Trust Preferred Securities Guarantees.”

The Capital Trust will pay distributions to the holders of the preferred securities as they appear on the register of such Capital Trust on the relevant record dates. Subject to any applicable laws and regulations and the provisions of the applicable restated trust agreement, as long as the preferred securities remain in book-entry form, the record dates will be one day prior to the relevant distribution dates and each distribution payment will be made as described under “Global Preferred Securities.” If any preferred securities are not in book-entry form, the relevant record date for such preferred securities will be the date 15 days prior to the relevant distribution date, as specified in the related prospectus supplement. (Section 4.1)

Redemption or Exchange

Mandatory Redemption. When PartnerRe Finance repays or redeems any corresponding junior subordinated debt securities, whether at stated maturity or upon earlier redemption, the Property Trustee will apply the proceeds from such repayment or redemption to redeem, on a pro rata basis, preferred securities and common securities having an aggregate stated liquidation amount equal to the aggregate principal amount of the corresponding junior subordinated debt securities so repaid or redeemed. The Property Trustee must apply the proceeds upon not less than 30 nor more than 60 days notice to holders of trust securities. The redemption price per trust security will be equal to the stated liquidation amount plus accumulated and unpaid distributions to the date of redemption, plus the related amount of premium, if any, and any additional amounts paid by PartnerRe Finance or by us upon the concurrent repayment or redemption of the corresponding junior subordinated debt securities. (Section 4.2)

If less than all of any series of corresponding junior subordinated debt securities are to be repaid or redeemed on a redemption date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the related preferred securities and the common securities. (Section 4.2)

PartnerRe Finance will have the right to redeem any series of corresponding junior subordinated debt securities:

•	at any time, in whole but not in part as described under “Certain Provisions of the Junior Subordinated Debt Securities Issued to the Capital Trusts—Redemption” above, or

•	as may be otherwise specified in the applicable prospectus supplement.

Special Event Redemption or Distribution of Corresponding Junior Subordinated Debt Securities. If a Special Event relating to the preferred securities and common securities of a Capital Trust shall occur and be continuing, PartnerRe Finance has the right to redeem the corresponding junior subordinated debt securities, in whole but not in part, and thereby cause a mandatory redemption of such preferred securities and common securities, in whole but not in part, at the redemption price within 90 days following the occurrence of the Special Event. At any time, PartnerRe Finance has the right to dissolve such Capital Trust and after satisfaction of the liabilities of creditors of such Capital Trust as provided by applicable law, cause such corresponding junior subordinated debt securities to be distributed to the holders of such preferred securities and common securities in liquidation of the Capital Trust. If PartnerRe Finance does not elect to redeem the corresponding junior subordinated debt securities upon the occurrence of a Special Event, the applicable preferred securities will remain outstanding. If a Tax Event has occurred and is continuing, Additional Sums may be payable on the corresponding junior subordinated debt securities. “Additional Sums” means the additional amounts necessary so that the amount of distributions then due and payable by a Capital Trust on the outstanding preferred securities and common securities of the Capital Trust is not reduced as a result of any additional taxes, duties and other governmental charges to which such Capital Trust has become subject as a result of a Tax Event. (Section 1.1)

Except with respect to certain other circumstances, on and after the date on which junior subordinated debt securities are distributed to holders of preferred securities and common securities in connection with the dissolution and liquidation of a Capital Trust as a result of an early termination event:

•	the trust securities will no longer be deemed to be outstanding;

•	certificates representing a like amount of junior subordinated debt securities will be issued to the holders of trust securities certificates, upon surrender of such certificates to the administrative trustees or their agent for exchange;

•	PartnerRe Finance will use its reasonable efforts to have the junior subordinated debt securities listed or traded on such stock exchange, interdealer quotation system and/or other self-regulatory organization as the preferred securities are then listed or traded;

•	any trust securities certificates not so surrendered for exchange will be deemed to represent a like amount of junior subordinated debt securities, accruing interest at the rate provided for in the applicable junior subordinated indenture from the last distribution date on which a distribution was made on such trust securities certificates until such certificates are so surrendered (and until such certificates are so surrendered, no payments of interest or principal will be made to holders of trust securities certificates with respect to such junior subordinated debt securities); and

•	all rights of securityholders holding trust securities will cease, except the right of such securityholders to receive junior subordinated debt securities upon surrender of trust securities certificates. (Section 9.4(d))

An early termination event, within the meaning of this section, means:

•	certain events relating to the dissolution or bankruptcy of PartnerRe Finance or PartnerRe, as guarantor;

•	the written direction of the property trustee to dissolve a Capital Trust and exchange its trust securities for junior subordinated debt securities;

•	the redemption of the trust securities in connection with the redemption of all junior subordinated debt securities; or

•	a court order to dissolve a Capital Trust.

There can be no assurance as to the market prices for the preferred securities or the corresponding junior subordinated debt securities that may be distributed in exchange for preferred securities if a dissolution and liquidation of a Capital Trust were to occur. Accordingly, the preferred securities that you may purchase, or the corresponding junior subordinated debt securities that you may receive on dissolution and liquidation of a Capital Trust, may trade at a discount to the price that you paid to purchase the preferred securities.

Redemption Procedures

The applicable Capital Trust may redeem preferred securities on each redemption date at the redemption price with the applicable proceeds from the contemporaneous redemption of the corresponding junior subordinated debt securities. The applicable Capital Trust may redeem preferred securities and the redemption price shall be payable on each redemption date only to the extent that the related Capital Trust has funds on hand available for the payment of such redemption price. See also “—Subordination of Common Securities.”

When notice of redemption is given and funds deposited as required, all rights of the holders of such preferred securities so called for redemption will cease and such preferred securities will cease to be outstanding. However, the holders of such preferred securities will continue to have the right to receive the redemption price as well as any cash distributions and any accumulated or additional distributions, if any, that are payable under the applicable restated trust agreement, but without interest. If payment of the redemption price for preferred securities called for redemption is improperly withheld or refused and not paid either by a Capital Trust or by us pursuant to the preferred securities guarantee as described under “Description of the Trust Preferred Securities Guarantees,” distributions on such preferred securities will continue to accrue. The distributions will accrue at the then applicable rate, from the redemption date originally established by such Capital Trust for such preferred securities to the date such redemption price is actually paid. In this case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

Subject to applicable law (including, without limitation, United States federal securities law), we or our subsidiaries (including PartnerRe Finance) may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement.

The relevant Capital Trust will pay the redemption price on the preferred securities to the applicable recordholders as they appear on the register for such preferred securities on the relevant record date. Subject to any applicable laws and regulations and the provisions of the applicable restated trust agreement, as long as the preferred securities remain in book-entry form, the record date shall be one day prior to the relevant redemption date. If any preferred securities are not in book-entry form, the record date for such preferred securities shall be the date 15 days prior to the relevant redemption date. If a Capital Trust redeems less than all of the preferred securities and common securities issued by it on a redemption date, then the aggregate liquidation amount of such preferred securities and common securities to be redeemed shall be allocated pro rata to the preferred securities and the common securities based upon the relative liquidation amounts of such classes.

Unless the Capital Trust, PartnerRe Finance or us each defaults in payment of the redemption price on the corresponding junior subordinated debt securities, on and after the redemption date, interest will cease to accrue on such subordinated debt securities called for redemption. Distributions will also cease to accrue on the related preferred securities called for redemption. (Section 4.2)

Subordination of Common Securities

Payment of distributions on, and the redemption price of, each Capital Trust’s preferred securities and common securities, as applicable, shall be made pro rata based on the liquidation amount of such preferred securities and common securities. However, if on any distribution date or redemption date an event of default under the corresponding junior subordinated debt securities occurs and continues, no payment of any distribution on, or redemption price of, any of such Capital Trust’s common securities, and no other payment on account of the redemption, liquidation or other acquisition of such common securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all of such Capital Trust’s outstanding preferred securities for all distribution periods terminating on or prior to the liquidation date, or in the case of payment of the redemption price the full amount of such redemption price on all of such Capital Trust’s outstanding preferred securities then called for redemption, shall have been made or provided for, and all funds immediately available to the Property Trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, such Capital Trust’s preferred securities then due and payable. Distributions include additional amounts such as accrued interest and amounts to be paid by PartnerRe Finance or us in respect of certain taxes, assessments or other governmental charges imposed on holders.

If any Event of Default under a restated trust agreement resulting from an event of default under the corresponding junior subordinated debt securities occurs, the holder of the applicable Capital Trust’s common securities will be deemed to have waived any right to act with respect to any such Event of Default under the applicable restated trust agreement until the effect of all such Events of Default with respect to such preferred securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the applicable restated trust agreement with respect to the preferred securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of such preferred securities and not on behalf of the holder of the Capital Trust’s common securities, and only the holders of such preferred securities will have the right to direct the Property Trustee to act on their behalf. (Section 4.3)

Liquidation Distribution Upon Dissolution of a Capital Trust

Each restated trust agreement states that each Capital Trust shall automatically dissolve upon expiration of its term and shall dissolve automatically on the first to occur of:

•	the bankruptcy, dissolution or liquidation of PartnerRe or PartnerRe Finance;

•	PartnerRe Finance gives written direction to the Property Trustee to dissolve such Capital Trust and distribute to the holders of its trust securities corresponding junior subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the trust securities;

•	the redemption of all of the Capital Trust’s trust securities in connection with the redemption of all the junior subordinated debt securities; or

•	the entry of an order for the dissolution of the Capital Trust by a court of competent jurisdiction.

(Section 9.2)

If an early dissolution occurs as described in first, second and fourth clauses above or upon the date designated for automatic dissolution of a Capital Trust, the Capital Trustees of the Capital Trust shall liquidate the Capital Trust by distributing to the holders of such trust securities corresponding junior subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the trust securities. This distribution will be made after satisfaction of liabilities to creditors of such Capital Trust as provided by applicable law. However, if the Property Trustee determines that such distribution is impractical, such holders will be entitled to receive out of the assets of the Capital Trust available for distribution to holders, after satisfaction of liabilities to creditors of such Capital Trust as provided by applicable law, an amount equal to, in the case of holders of preferred securities, the aggregate of the liquidation amount plus accumulated and unpaid distributions thereon to the date of payment (such amount being the “Liquidation Distribution”). If such Liquidation Distribution can be paid only in part because such Capital Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then, subject to the next succeeding sentence, the amounts payable directly by such Capital Trust on its preferred securities shall be paid on a pro rata basis. Holders of such Capital Trust’s common securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of its preferred securities, except that if an event of default under the corresponding junior subordinated debt securities has occurred and is continuing, the preferred securities shall have a priority over the common securities. (Section 9.4)

Events of Default; Notice

The occurrence of an event of default relating to the corresponding junior subordinated debt securities described under “Description of the Debt Securities—Events of Default”) above, shall constitute a “Debenture Event of Default” under each restated trust agreement with respect to the applicable preferred securities.

Within five business days after the occurrence of any Debenture Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Debenture Event of Default to the holders of the applicable Capital Trust’s preferred securities, the Administrative Trustees and to PartnerRe Finance, as depositor, unless such Debenture Event of Default shall have been cured or waived. PartnerRe Finance, as depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under each restated trust agreement. (Sections 8.15 and 8.16)

If a Debenture Event of Default has occurred and is continuing, the preferred securities shall have a preference over the common securities upon dissolution of such Capital Trust as described above under “—Liquidation Distribution Upon Dissolution of a Capital Trust.” The existence of a Debenture Event of Default under the restated trust agreements does not entitle the holders of preferred securities to accelerate the maturity of the preferred securities.

Removal of Capital Trustees

Unless a Debenture Event of Default has occurred and is continuing, any Capital Trustee of either Capital Trust may be removed at any time by the holder of the common securities of such Capital Trust. If a Debenture Event of Default under the corresponding junior subordinated debt securities has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding preferred securities. The holders of the preferred securities of such Capital Trust will not have the right to vote to appoint, remove or replace the Administrative Trustees. The voting rights to appoint, remove or replace the Administrative Trustees are vested exclusively in the holder of the common securities. No resignation or removal of a Capital Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable restated trust agreement. (Section 8.10)

Co-Trustees and Separate Property Trustee

Unless a Debenture Event of Default has occurred and is continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the property of either Capital Trust may at the time be located, the holder of the common securities of such Capital Trust and the Administrative Trustees shall have power to appoint one or more persons approved by the Property Trustee either to act as a co-trustee, jointly with the Property Trustee, of all or any part of the property of such Capital Trust, or, to the extent required by law, to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable restated trust agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment. (Section 8.9)

Mergers, Consolidations, Amalgamations or Replacements of the Capital Trusts

A Capital Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other entity, except as described below or as described in “Liquidation Distribution Upon Dissolution of a Capital Trust.” A Capital Trust may, at the request of PartnerRe Finance, with the consent of only the Administrative Trustees of such Capital Trust and without the consent of the holders of its preferred securities, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state, provided, that:

•	such successor entity either expressly assumes all of the obligations of such Capital Trust with respect to the preferred securities or substitutes for the preferred securities other securities having substantially the same terms as the preferred securities so long as such successor securities rank the same as the preferred securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	PartnerRe Finance expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the corresponding junior subordinated debt securities;

•	the successor securities are listed or traded, or any successor securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the preferred securities are then listed or traded, if any;

•	such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities (including any successor securities) to be downgraded by any nationally recognized statistical rating organization;

•	such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect;

•	such successor entity has a purpose substantially identical to that of the Capital Trust;

•	prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, PartnerRe Finance has received an opinion from independent counsel experienced in such matters to the effect that (a) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect, and (b) following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Capital Trust nor any successor entity will be required to register as an “investment company” under the Investment Company Act; and

•	PartnerRe Finance or any permitted successor or assignee owns all of the common securities of such successor entity and PartnerRe guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the preferred securities guarantee.

However, a Capital Trust may not, except with the consent of holders of 100% in liquidation amount of its preferred securities, consolidate, amalgamate, merge with or into, convert into or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if it would cause such Capital Trust or the successor entity to be classified as other than a grantor trust for federal income tax purposes or cause any other material adverse tax consequences to the holders of the preferred securities.

Voting and Preemptive Rights

Except as provided below and under “Description of the Trust Preferred Securities Guarantees—Amendments and Assignment” and as otherwise required by law and the applicable restated trust agreement, the holders of the preferred securities will have no voting rights. Holders of the preferred securities have no preemptive or similar rights. (Section 6.1)

Amendment of Restated Trust Agreements

Each restated trust agreement may be amended from time to time by PartnerRe Finance and the Capital Trustees, without the consent of the holders of the trust securities to:

•	cure any ambiguity;

•	correct or supplement any provisions in such restated trust agreement that may be inconsistent with any other provision;

•	make any other provisions with respect to matters or questions arising under such restated trust agreement, which shall not be inconsistent with the other provisions of such restated trust agreement; or

•	modify, eliminate or add to any provisions of such restated trust agreement to such extent as shall be necessary to ensure that the Capital Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the Capital Trust will not be required to register as an “investment company” under the Investment Company Act,

However, in the case of the first three clauses above such action shall not adversely affect in any material respect the interests of any holder of trust securities. Any amendments of a restated trust agreement shall become effective when notice of the amendment is given to the holders of trust securities of the applicable Capital Trust.

Each restated trust agreement may be amended by PartnerRe Finance and the Capital Trustees with the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding trust securities, and receipt by the Capital Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Capital Trustees in accordance with such amendment will not affect the Capital Trust’s status as a grantor trust for United States federal income tax purposes or the Capital Trust’s exemption from status of an “investment company” under the Investment Company Act. However, without the consent of each holder of trust securities of such Capital Trust, such restated trust agreement may not be amended to:

•	change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date; or

•	restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date. (Section 10.2)

So long as any corresponding junior subordinated debt securities are held by the Property Trustee, the Capital Trustees shall not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the Property Trustee with respect to such corresponding junior subordinated debt securities;

•	waive any past default that is waivable under Section 5.13 of the applicable junior subordinated indenture (as described in “Description of the Debt Securities—Modification and Waiver”);

•	exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debt securities shall be due and payable; or

•	consent to any amendment, modification or termination of the junior subordinated indenture or such corresponding junior subordinated debt securities, where consent shall be required,

without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities.

Global Preferred Securities

The preferred securities of a Capital Trust may be issued in whole or in part in the form of one or more global preferred securities that will be deposited with, or on behalf of, the depositary identified in the prospectus supplement.

The specific terms of the depositary arrangement with respect to the preferred securities of a Capital Trust will be described in the related prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, the restated trust agreement of each Capital Trust will provide that the global preferred securities will be exchanged for preferred securities in definitive form in accordance with the instructions of the depositary, if:

•	PartnerRe Finance advises the Capital Trustees in writing that the depositary is no longer willing or able to act as depositary and PartnerRe Finance fails to appoint a qualified successor within 90 days;

•	PartnerRe Finance at its option advises the Capital Trustees in writing that it elects to terminate the book-entry system through the depositary; or

•	after the occurrence of a Debenture Event of Default under the corresponding junior subordinated debt securities, owners of preferred securities representing at least a majority of liquidation amount of such preferred securities advise the Property Trustee in writing that the continuation of a book-entry system through the depositary is no longer in their best interests.

Payment and Paying Agency

Payments on the preferred securities will be made to the depositary, which will credit the relevant accounts at the depositary on the applicable distribution dates. If any Capital Trust’s preferred securities are not held by the depositary, payments will be made by check mailed to the address of the holder entitled to such payments as such address shall appear on the register of such Capital Trust. Unless otherwise specified in the applicable prospectus supplement, the paying agent shall initially be the Property Trustee. The paying agent shall be permitted to resign as paying agent upon 30 days’ written notice to PartnerRe Finance, the Administrative Trustees and the Property Trustee. If the Property Trustee shall no longer be the paying agent, the Administrative Trustees shall appoint a successor to act as paying agent. Any successor shall be a bank or trust company acceptable to the Property Trustee and PartnerRe Finance. (Section 5.9)

Registrar and Transfer Agent

The initial registrar and transfer agent for the preferred securities will be designated by PartnerRe Finance and specified in the applicable prospectus supplement. PartnerRe Finance has the right to change the registrar and transfer agent for the preferred securities at any time in its sole discretion.

Registration of transfers of preferred securities will be effected without charge by or on behalf of each Capital Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Capital Trusts will not be required to register or cause to be registered the transfer of their preferred securities after such preferred securities have been called for redemption. (Section 5.4)

Administrative Trustees

The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the respective Capital Trusts in such a way that such Capital Trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the corresponding junior subordinated debt securities will be treated as PartnerRe Finance’s indebtedness for United States federal income tax purposes. In this connection, PartnerRe Finance and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of each Capital Trust or each restated trust agreement, that PartnerRe Finance and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related preferred securities.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

Concurrently with any issuance by a Capital Trust of its preferred securities, we will execute and deliver a preferred securities guarantee for the benefit of the holders from time to time of such preferred securities. JPMorgan Chase Bank will act as indenture trustee under the preferred securities guarantees for the purposes of compliance with the Trust Indenture Act. The preferred securities guarantees will be qualified as indentures under the Trust Indenture Act.

The following summary sets forth the material terms and provisions of the preferred securities guarantees. The following summary of certain provisions of the preferred securities guarantees is not complete. You should read the preferred securities guarantees and the Trust Indenture Act for more complete information regarding the provisions of the preferred securities guarantees, including the definitions of some of the terms used below. The preferred securities guarantees have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. Whenever we refer to particular sections or defined terms of a preferred securities guarantee, such sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. Reference in this summary to preferred securities means such Capital Trust’s preferred securities to which a preferred securities guarantee relates. The Guarantee Trustee will hold each preferred securities guarantee for the benefit of the holders of the related Capital Trust’s preferred securities.

General

We will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent described in this prospectus, to the holders of the preferred securities of such Capital Trust, the Guarantee Payments (as defined below) (without duplication of amounts paid by or on behalf of the applicable Capital Trust) regardless of any defense, right of setoff or counterclaim that such Capital Trust may have or assert other than the defense of payment. The following payments with respect to preferred securities, to the extent not paid by or on behalf of the applicable Capital Trust (the “Guarantee Payments”), will be subject to the related preferred securities guarantee:

•	any accrued and unpaid distributions required to be paid on such preferred securities, to the extent that such Capital Trust has funds on hand available for payment at such time;

•	the redemption price, including all accrued and unpaid distributions to the redemption date, with respect to any preferred securities called for redemption, to the extent that such Capital Trust has funds on hand available for payment at such time; and

•	upon a voluntary or involuntary dissolution, winding up or liquidation of such Capital Trust (unless the corresponding junior subordinated debt securities are distributed to holders of such preferred securities), the lesser of (a) the Liquidation Distribution, to the extent such Capital Trust has funds available for payment at such time and (b) the amount of assets of such Capital Trust remaining available for distribution to holders of preferred securities.

Our obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by us to the holders of the applicable preferred securities or by causing the related Capital Trust to pay such amounts to such holders. (Section 5.1)

Each preferred securities guarantee will be an irrevocable and unconditional guarantee on a subordinated basis of the applicable Capital Trust’s payment obligations under its preferred securities, but will apply only to the extent that such Capital Trust has funds sufficient to make such payments. (Sections 1.1, 5.1) Each preferred securities guarantee is, to that extent, a guarantee of payment and not a guarantee of collection. (Section 5.5)

If PartnerRe Finance does not make interest payments on the corresponding junior subordinated debt securities held by a Capital Trust, and if we do not make such payments under the junior subordinated debt securities guarantee, the Capital Trust will not be able to pay distributions on the preferred securities and will not have funds legally available for payment. Each preferred securities guarantee will rank subordinate and junior in right of payment to all Senior Indebtedness of ours (including all debt securities). See “—Status of the Preferred Securities Guarantees.”

Because we are a holding company, our rights and the rights of our creditors (including the holders of preferred securities who are creditors of ours by virtue of the preferred securities guarantee) and shareholders, to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. The right of creditors of ours (including the holders of preferred securities who are creditors of ours by virtue of the preferred securities guarantee) to participate in the distribution of stock owned by us in certain of our subsidiaries may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such subsidiaries. Except as otherwise provided in the applicable prospectus supplement, the preferred securities guarantees do not limit our ability to incur or issue other secured or unsecured debt, whether under an indenture or otherwise.

PartnerRe will make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the junior subordinated debt securities without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments, or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or such other jurisdiction in which any of our successors under the preferred securities guarantees may be organized (a “taxing jurisdiction”) or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, PartnerRe will, subject to certain limitations and exceptions described below, pay to the holder of any such junior subordinated debt security any such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction, will not be less than the amount provided for in such junior subordinated debt security and the junior subordinated indenture to be then due and payable.

PartnerRe will not be required to pay any additional amounts for or on account of:

(1) any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such junior subordinated debt security, (b) presented such junior subordinated debt security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such junior subordinated debt security could not have been presented for payment elsewhere, or (c) presented such junior subordinated debt security for payment more than 30 days after the date on which the payment in respect of such junior subordinated debt security first became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such junior subordinated debt security for payment on any day within that 30-day period;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such junior subordinated debt security to comply with any reasonable request by PartnerRe Finance addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

(4) any combination of items (1), (2) and (3).

In addition, PartnerRe will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such junior subordinated debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such junior subordinated debt security but only to the extent such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the junior subordinated debt security.

Our obligations described herein and in any accompanying prospectus supplement, through the applicable preferred securities guarantee, the applicable restated trust agreement, the applicable junior subordinated indenture and any supplemental indentures thereto and the applicable junior subordinated debt securities guarantee agreement, taken together, constitute a full, irrevocable and unconditional guarantee by us of payments due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the applicable Capital Trust’s obligations under its preferred securities. See “The Capital Trusts,” “Description of the Trust Preferred Securities,” and “Description of the Debt Securities.”

Status of the Preferred Securities Guarantees

Each preferred securities guarantee will constitute an unsecured obligation of ours and will rank subordinate and junior in right of payment to all of our Senior Indebtedness (as defined above in “Description of Debt Securities—Subordination of Subordinated Debt Securities Issued by PartnerRe”). (Section 6.2)

Each preferred securities guarantee will rank equally with all other similar preferred securities guarantees issued by us on behalf of holders of preferred securities of any trust, partnership or other entity affiliated with us which is a financing vehicle of ours. Each preferred securities guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against any other person or entity. Each preferred securities guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the applicable Capital Trust or upon distribution to the holders of the preferred securities of the corresponding junior subordinated debt securities. None of the preferred securities guarantees places a limitation on the amount of additional Indebtedness that may be incurred by us. We expect from time to time to incur additional Indebtedness that will rank senior to the preferred securities guarantees.

Amendments and Assignment

Except with respect to any changes which do not materially adversely affect the rights of holders of the related preferred securities (in which case no vote will be required), and any changes to the terms of our guarantee under each preferred securities guarantee and certain of our covenants described under “Certain Provisions of the Junior Subordinated Debt Securities Issued to the Capital Trusts—Certain Covenants” (which may only be amended in writing with the prior approval of each holder of such preferred securities then outstanding), no preferred securities guarantee may be amended without the prior approval of the holders of not less than a majority in liquidation preference of all such then outstanding preferred securities. (Section 8.2) All guarantees and agreements contained in each preferred securities guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the related preferred securities then outstanding.

Events of Default

An event of default under a preferred securities guarantee will occur upon our failure to perform any of our payment obligations under the preferred securities guarantee. The holders of not less than a majority in aggregate liquidation amount of the related preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee in respect of such preferred securities guarantee or to direct the exercise of any trust or power conferred upon the indenture trustee under such preferred securities guarantee. (Section 5.4)

If the indenture trustee fails to enforce a preferred securities guarantee, any holder of the related preferred securities may institute a legal proceeding directly against us to enforce its rights under such preferred securities guarantee without first instituting a legal proceeding against the applicable Capital Trust, the indenture trustee or any other person or entity. (Section 5.4)

We, as guarantor, are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the applicable preferred securities guarantee. (Section 2.4)

Termination of the Preferred Securities Guarantees

Each preferred securities guarantee will terminate and be of no further force and effect upon:

•	full payment of the redemption price of all the related preferred securities,

•	the distribution of the corresponding junior subordinated debt securities to the holders of such preferred securities or

•	upon full payment of the amounts payable upon liquidation of the related Capital Trust. Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related preferred securities must restore payment of any sums paid with respect to such preferred securities or such preferred securities guarantee. (Section 7.1)

New York Law to Govern

Each preferred securities guarantee will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and performed in that state. (Section 8.6)

DESCRIPTION OF THE SHARE PURCHASE CONTRACTS AND THE SHARE PURCHASE UNITS

We may issue share purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of common shares at a future date or dates. We may fix the price per share and the number of common shares at the time we issue the share purchase contracts or we may also fix the price per share and the number of common shares by reference to a specific formula set forth in the share purchase contracts. We may issue the share purchase contracts separately or as a part of share purchase units. If issued as a part of share purchase units, such share purchase contract may be combined with, as security for the holder’s obligations to purchase the shares under the share purchase contracts, either:

•	senior debt securities or subordinated debt securities of ours or PartnerRe Finance;

•	preferred shares;

•	debt obligations of third parties, including U.S. Treasury securities; or

•	preferred securities of a Capital Trust.

The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The share purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued share purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original share purchase contract.

The applicable prospectus supplement will describe the terms of any share purchase contracts or share purchase units. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to:

•	the share purchase contracts; and

•	the collateral arrangements and depositary arrangements, if applicable, relating to such share purchase contracts or share purchase units.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, purchase units, warrants, debt securities, preferred shares, common shares, preferred securities or any combination of such securities, including guarantees of any of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We, PartnerRe Finance and/or each of the Capital Trusts may sell offered securities in any one or more of the following ways from time to time:

•	through agents;

•	through underwriters or dealers; or;

•	directly to a limited number of purchasers or a single purchaser, including our affiliates.

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

•	the name or names of any underwriters, dealers or agents and the respective amount of the offered securities underwritten or purchased by each of them;

•	the purchase price of the offered securities and the proceeds to us, PartnerRe Finance and/or a Capital Trust from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any delayed delivery arrangements;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which such offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Offered securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us, PartnerRe Finance and/or a Capital Trust to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered and sold.

If offered securities are sold by means of an underwritten offering, we, PartnerRe Finance and/or a Capital Trust will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters in connection with sales of the offered securities. The offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent. The underwriters will be obligated to purchase all of the offered securities of a series if they purchase any of such offered securities.

We, PartnerRe Finance and/or a Capital Trust may grant to the underwriters options to purchase additional offered securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the prospectus supplement relating thereto. If we, PartnerRe Finance and/or a Capital Trust grants any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such offered securities.

In connection with an offering, the underwriters or other agents may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by an agent of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The agents may also impose a penalty bid. This occurs when a particular agent repays to the agents a portion of the discount received by it because the agents have repurchased securities sold by or for the account of that agent in stabilizing or short-covering transactions.

These activities by the agents may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the agents at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If a dealer is utilized in the sales of offered securities, we, PartnerRe Finance and/or a Capital Trust will sell such offered securities to the dealer as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter as such term is defined in the Securities Act, of the offered Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us, PartnerRe Finance and/or a Capital Trust. Any remarketing firm will be identified and the terms of its agreements, if any, with us, PartnerRe Finance and/or a Capital Trust and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the offered securities remarketed thereby.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us, PartnerRe Finance and/or a Capital Trust to indemnification by us, PartnerRe Finance and/or a Capital Trust against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

We, PartnerRe Finance and/or a Capital Trust may authorize underwriters or other persons acting as agents to solicit offers by certain institutions to purchase offered securities from us, PartnerRe Finance and/or such Capital Trust, pursuant to contracts providing for payments and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us, PartnerRe Finance and/or such Capital Trust. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

Disclosure in the prospectus supplement of the use by us, PartnerRe Finance and/or a Capital Trust of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that are described in the prospectus supplement.

Each series of offered securities will be a new issue and, other than the common shares, the Series C Preferred Shares and the Series D Preferred Shares, each of which are listed on the New York Stock Exchange, will have no established trading market. We, PartnerRe Finance and/or a Capital Trust may elect to list any series of offered securities on an exchange, and in the case of the common shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, neither we, PartnerRe Finance and/or such Capital Trust shall be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the offered securities.

Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries (including PartnerRe Finance) in the ordinary course of business.

LEGAL OPINIONS

Certain legal matters with respect to United States and New York law with respect to the validity of certain of the offered securities will be passed upon for us by Davis Polk & Wardwell, New York, New York. Certain legal matters with respect to Delaware law with respect to the validity of certain of the offered securities will be passed upon for us by Richards, Layton & Finger, Wilmington, Delaware. Certain legal matters with respect to Bermuda law will be passed upon for us by corporate counsel for PartnerRe. Additional legal matters may be passed on for PartnerRe, any underwriters, dealers or agents by counsel which we will name in the applicable prospectus supplement.

EXPERTS

The financial statements, the related financial statement schedules and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche, an independent registered public accounting firm, as stated in their reports, (such reports (1) express and unqualified opinion on the financial statements and financial statement schedules and include an explanatory paragraph referring to the Company’s change in method of accounting for mandatorily redeemable preferred securities and trust preferred securities, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting) which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

General

We have filed with the Securities and Exchange Commission or, the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the common shares, preferred shares, debt securities, debt securities guarantees, depositary shares, warrants, share purchase contracts, share purchase units, trust preferred securities and preferred securities guarantees described in this prospectus. This prospectus is a part of the registration statement, but the registration statement also contains additional information and exhibits.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we file annual, quarterly and special reports and other information with the Commission. You may read and copy any document that we file at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the Commission subsequent to June 2001 are also available to you free of charge at the Commission’s website at http://www.sec.gov.

Additionally, our common shares, the 7.90% Preferred Securities of PartnerRe Capital Trust I, a Delaware trust of which we own all of the common securities, our 6.75% Series C Cumulative Redeemable Preferred Shares and our 6.50% Series D Cumulative Redeemable Preferred Shares are each listed on the New York Stock Exchange, so our reports can also be inspected at the offices of the New York Stock Exchange located at 20 Broad Street, 17th Floor, New York, New York 10005.

PartnerRe Finance II or PartnerRe Finance

There are no separate financial statements of PartnerRe Finance in this prospectus. We do not believe the financial statements would be helpful to the holders of the debt securities of PartnerRe Finance because:

•	we, a reporting company under the Exchange Act, own indirectly all of the outstanding capital stock of PartnerRe Finance;

•	PartnerRe Finance has no independent operations or proposals to engage in any activity other than issuing debt securities and applying the proceeds as described in “Use of Proceeds;” and

•	the obligations of PartnerRe Finance under the senior, subordinated or junior subordinated debt securities issued by it will be fully and unconditionally guaranteed by us. See “Description of the Debt Securities Guarantees.”

PartnerRe Finance is not currently subject to the information reporting requirements of the Exchange Act and will not become subject to the requirements upon the effectiveness of the registration statement that contains this prospectus.

Capital Trust II and Capital Trust III or, the Capital Trusts

There are no separate financial statements of the Capital Trusts in this prospectus. We do not believe the financial statements would be helpful to the holders of the preferred securities of either of the Capital Trusts because:

•	we, a reporting company under the Exchange Act, will directly or indirectly own all of the voting securities of each Capital Trust;

•	each Capital Trust has no independent operations or proposals to engage in any activity other than issuing securities representing undivided beneficial interests in the assets of such Capital Trust and investing the proceeds in junior subordinated debt securities issued by PartnerRe Finance which will be guaranteed by us; and

•	the obligations of each Capital Trust under the preferred securities issued by it will be guaranteed by us. See “Description of the Trust Preferred Securities Guarantees.”

Neither Capital Trust II nor Capital Trust III is currently subject to the information reporting requirements of the Exchange Act and neither of them will become subject to the requirements upon the effectiveness of the registration statement that contains this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the Commission. The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the Commission, modifies or replaces this information. All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of an offering (including any documents filed after the date of this prospectus and prior to the effectiveness of the Registration Statement) shall be deemed to be incorporated by reference into this prospectus.

We incorporate by reference the following previously filed documents:

(1) our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Commission on March 2, 2006 (file no. 001-14536);

(2) our Current Report on Form 8-K filed on February 16, 2006;

(3) the description of our common shares set forth in our registration statements filed under the Exchange Act on Form 8-A on October 4, 1993 (file no. 000-22530) and October 24, 1996 (file no. 001-14536), including any amendment or report for the purpose of updating such description;

(4) the description of our 6.75% Series C Cumulative Redeemable Preferred Shares set forth in our registration statement filed under the Exchange Act on Form 8-A on May 2, 2003 (file no. 001-14536), including any amendment or report for the purpose of updating such description; and

(5) the description of our 6.50% Series D Cumulative Redeemable Preferred Shares set forth in our registration statement filed under the Exchange Act on Form 8-A on November 12, 2004 (file no. 001-14536), including any amendment or report for the purpose of updating such description.

You may request free copies of these filings (other than the exhibits) by writing or telephoning us at the following address:

96 Pitts Bay Road

Pembroke HM 08

Bermuda Attention: Legal and Corporate Compliance

Telephone: (441) 292-0888

Fax: (441) 292-6080

ENFORCEMENT OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS

We are a Bermuda company. In addition, certain of our directors and officers as well as certain of the experts named in this prospectus, reside outside the United States, and all or a substantial portion of our assets and their assets are located outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon those persons or to recover against us or those persons on judgments of courts in the United States, including judgments based on civil liabilities provisions of the United States federal securities laws.

The United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Also, there is doubt as to whether the courts of Bermuda would enforce (1) judgments of United States courts based on the civil liability provisions of the United States federal securities laws obtained in actions against us or our directors and officers, and (2) original actions brought in Bermuda against us or our officers and directors based solely upon the United States federal securities laws. A Bermuda court may, however, impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of Bermuda provided that the facts alleged constitute or give rise to a cause of action under Bermuda law. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under the U.S. federal securities laws, would not be allowed in Bermuda courts to the extent that they are contrary to public policy.

$250,000,000

PartnerRe Finance II Inc.

6.440% Fixed-to-Floating Rate Junior Subordinated Capital Efficient Notes (“CENts”) due 2066

The CENts Will Be Fully and Unconditionally Guaranteed

on a Subordinated Basis by

PartnerRe Ltd.

PROSPECTUS SUPPLEMENT

November 2, 2006

Joint Bookrunners

JPMorgan	Lehman Brothers
Sole Structuring Advisor

Deutsche Bank Securities

UBS Investment Bank

Wachovia Securities

Bank of America Securities LLC

Credit Suisse